As filed with the Securities and Exchange Commission on December 27, 2004
No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISKASE COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3089	95-2677354
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

625 Willowbrook Centre Parkway

Willowbrook, Illinois 60527
(630) 789-4900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gordon S. Donovan

Vice President and Chief Financial Officer
Viskase Companies, Inc.
625 Willowbrook Centre Parkway
Willowbrook, Illinois 60527
(630) 789-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Thomas A. Monson

Jenner & Block LLP
One IBM Plaza
Chicago, Illinois 60611
(312) 222-9350

     Approximate date of commencement of proposed sale to the public: From time to time in the discretion of the selling shareholders after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☑

     If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering Price	Aggregate	Amount of
Securities to be Registered	to be Registered	Per Unit (1)	Offering Price (1)	Registration Fee

Common Stock, par value $0.01 per share	3,673,235 shares (2)	$2.94	$10,799,310.90	$1,271.08

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. In accordance with Rule 457(c), the estimates for the proposed maximum offering prices were based on the average of the bid and asked prices as reported by the National Quotation Bureau on the Pink Sheets for December 23, 2004.

(2)	Also registered hereunder are an indeterminate number of additional shares as may be issued under anti-dilution provisions contained in the warrant agreement relating to certain of the shares registered hereby.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY DRAFT DATED DECEMBER 27, 2004, SUBJECT TO COMPLETION

3,673,235 Shares of Common Stock

       This prospectus relates to resales of 3,673,235 shares of common stock, $0.01 par value per share (“Common Stock”), held by the shareholders identified under the “Selling Shareholders” section of this prospectus. These shareholders may offer and sell from time to time all of the Common Stock being registered. Selling shareholders are offering for resale:

•	805,230 shares of Common Stock issuable upon exercise of warrants sold as part of 90,000 units (the “Units”) consisting of $1,000 principal amount of our 11.5% senior secured notes due 2011 (the “11.5% Notes”) and a warrant to purchase 8.947 shares of Common Stock (collectively, the “Warrants”); and

•	2,868,005 shares of Common Stock issued in April 2003 in connection with the cancellation of the Company’s 10.25% Notes due 2001 (the “Old Senior Notes”).

      We are also registering additional shares of Common Stock that may be issued under anti-dilution provisions of the warrant agreement pursuant to which the Warrants were issued.

      We will not receive any proceeds from the sale of Common Stock by the selling shareholders. Holders of our Common Stock are entitled to one vote for each share of Common Stock held.

      The Common Stock is not listed on any national securities exchange. Currently, the Common Stock is quoted through the National Quotation Bureau “pink sheet” service under the symbol “VKSC.”

Investing in our Common Stock involves risks.

You should carefully consider the “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus.
Any representation to the contrary is a criminal offense.

The date of this prospectus is        ●                     , 2004.

i

ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement (“Registration Statement”) on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Common Stock. This prospectus, which is a part of the Registration Statement, omits certain information included in the Registration Statement and in its exhibits. For further information relating to us and our Common Stock, we refer you to the Registration Statement and its exhibits, from which this prospectus incorporates important business and financial information about the Company that is not included in or delivered herewith. You may read and copy the Registration Statement, including its exhibits, at the SEC’s Public Reading Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains a Web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the SEC. You can obtain a copy of any of our filings, without charge, by contacting us at the following address:

Corporate Secretary

Viskase Companies, Inc.
625 Willowbrook Centre Parkway
Willowbrook, Illinois 60527
(630) 789-4900

      We are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following effectiveness of the registration statement of which this prospectus is a part, we will file annual, quarterly and current reports and other information with the SEC in accordance with the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s address set forth above.

      You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell our Common Stock in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

ii

PROSPECTUS SUMMARY

      This summary highlights certain information that we believe is especially important concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. You should carefully read the entire prospectus and should consider, among other things, the matters set forth in the section entitled “Risk Factors” before deciding to participate in the offering. In this prospectus, unless indicated otherwise, “Viskase” or the “Company” refers to Viskase Companies, Inc., the issuer of the Common Stock, and “we,” “us,” and “our” refer to Viskase and its subsidiaries.

Our Company

      We are a leading worldwide producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat products. We provide value-added support services relating to these products to our customers, which include some of the world’s largest global consumer products companies. In 1925, one of our predecessors invented the basic process for producing casings from regenerated cellulose for commercial production, and we and/or our predecessors have been in the processed meat flexible packaging business for over 79 years. We believe we are one of the two largest worldwide producers of non-edible cellulosic casings for small-diameter processed meats, such as hot dogs. In addition, we believe we are one of the leading producers of non-edible fibrous casings for large-diameter sausages, salami, hams and other processed meat products. We also produce plastic casings for a wide range of processed meat and poultry applications. Our high-quality product offering and superior customer service have resulted in strong and longstanding relationships with our blue-chip customer base that includes Kraft, Smithfield Foods and ConAgra. The average length of our relationships with our top 15 customers is greater than ten years. We operate seven manufacturing facilities and eight distribution centers in North America, Europe and Latin America, and, as a result, we are able to sell our products in most countries throughout the world.

      The Company is a Delaware corporation. Our principal executive offices are located at 625 Willowbrook Centre Parkway, Willowbrook, Illinois 60527, and our telephone number is (630) 789-4900. Our website is www.viskase.com. Our website and the information included therein are not part of this prospectus.

The Industry

      The flexible packaging market in the United States is comprised of paper, plastic film or foil products and laminations of these materials. According to industry sources, domestic demand for flexible packaging was 6.0 billion pounds in 2003, and has grown from 5.5 billion pounds in 1998, reflecting a compound annual growth rate of 1.9%. Industry analysts expect the flexible packaging market as a whole to continue to expand at a steady rate due to technological advances and manufacturers’ needs for higher performance packaging. According to industry sources, domestic demand for flexible packaging is expected to reach 6.8 billion pounds by 2008, which would reflect a compound annual growth rate of 2.4% from 2003. Furthermore, domestic demand for flexible packaging for meat, poultry and seafood, the subsection of the flexible packaging market in which we operate, has been growing. Industry sources report that domestic demand for flexible packaging used for meat, poultry and seafood increased to 540 million pounds in 2003 from 515 million pounds in 1998, reflecting a compound annual growth rate of 1.0%. Domestic demand for flexible packaging for meat, poultry and seafood is expected to reach 594 million pounds by 2008, which would reflect a compound annual growth rate of 1.9% from 2003. We believe that we will continue to benefit from these stable United States industry fundamentals in both the general and the meat, poultry and seafood flexible packaging markets. We also believe that growth in demand for flexible meat, poultry and seafood packaging will occur in international markets. We expect modest growth in developed countries and, due to increasing wealth and availability of quality nutrition, more expansive growth in developing countries.

      We participate in the small-diameter cellulosic, fibrous and plastic casings segments of the general flexible packaging market. Casings are used in the production of processed meat and poultry products, such as hot dogs, sausages, salami, ham and bologna. In the manufacturing of these products, a meat preparation is stuffed into a casing and then cooked, smoked or dried. The casing utilized determines the size, consistency of shape, and overall appearance and quality of the final product. Small-diameter cellulosic, fibrous and plastic casings also permit high-speed stuffing and processing of products on commercially available, automated equipment, which provides a meat processor with consistent product quality, high production output rates and lower manufacturing costs.

SUMMARY OF THE OFFERING

Issuer	Viskase Companies, Inc.

Common Stock Being Offered by the Selling Shareholders	3,673,235 shares of Common Stock, consisting of 805,230 shares of Common Stock issuable upon exercise of the Warrants and 2,868,005 shares of Common Stock issued in connection with the cancellation of the Old Senior Notes.

Use of Proceeds	All of the Common Stock offered hereby will be sold by the selling shareholders. We will not receive any proceeds from the sale of these shares. See “Use of Proceeds.”

Registration Rights	We entered into separate registration rights agreements in respect of the Common Stock registered hereby.

Voting Rights	Holders of Common Stock are entitled to one vote for each share of Common Stock held.

Dividend Policy	Holders of Common Stock have the right to receive dividends when and as dividends are declared by the Board of Directors of the Company. We have not paid dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. In addition, the terms of our revolving credit facility and the indenture governing our 11.5% Notes restrict our ability to pay dividends on our Common Stock.

Liquidation Rights	Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, any assets remaining after satisfaction of the rights of creditors and the rights of any holders of preferred stock will be distributed to the holders of Common Stock. See “Description of Capital Stock.”

Absence of Public Market	The Common Stock is quoted through the National Quotation Bureau “pink sheet” service under the symbol “VKSC” and traded in small amounts on a limited and sporadic basis. The Common Stock is not listed on any securities exchange and we do not intend to apply for the Common Stock to be listed on any securities exchange or to arrange for quotation of the Common Stock on any automated dealer quotation system in the foreseeable future.

      For more information about the Common Stock, see “Description of the Capital Stock.”

Risk Factors

      You should carefully consider all of the information set forth in this prospectus and, in particular, you should refer to the section captioned “Risk Factors” for an explanation of certain risks related to investing in the Common Stock.

SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

      The following table sets forth our summary historical, unaudited interim and unaudited pro forma consolidated financial data for the periods ended and the dates indicated. We have derived the summary historical consolidated financial data for the years ended December 31, 2001, 2002 and 2003 from our audited consolidated financial statements and related notes for such years included elsewhere in this prospectus. We have derived the summary historical consolidated financial data as of September 30, 2004 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. We have derived the summary historical consolidated financial data for the period April 3, 2003 through December 31, 2003 from our audited consolidated financial statements and related notes for the year ended December 31, 2003. We have derived the summary historical consolidated financial data for the periods January 1 through April 2, 2003 and April 3, 2003 through September 30, 2003 from our unaudited interim consolidated financial statements and related notes for the periods January 1 through April 2, 2003 and April 3, 2003 through September 30, 2003 included elsewhere in this prospectus. In the opinion of our management, our unaudited interim consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, the results of our operations and cash flows. The results of operations for the nine-month period ended September 30, 2004 are not necessarily indicative of the operating results to be expected for a full fiscal year.

      Moreover, as a result of our emergence from Chapter 11 bankruptcy and the application of fresh-start accounting, our unaudited historical and pro forma consolidated financial data for the periods subsequent to April 2, 2003, following the effective date of our plan of reorganization in the bankruptcy proceedings, are referred to as the “Reorganized Company” and are not comparable to those for the periods prior to April 3, 2003, which are referred to as the “Predecessor Company.”

      The pro forma data for the nine-month period ended September 30, 2004 gives effect to the original offering of the 11.5% Notes, the repayment of certain capital lease obligations and the purchase of $55.5 million of our 8% Senior Subordinated Notes due December 1, 2008 (“8% Senior Notes”), which are now unsecured and subordinated to our obligations under certain of our indebtedness, at a purchase price of 90% of the aggregate principal amount thereof, together with accrued and unpaid interest to the purchase date therefor, as if they occurred on October 1, 2003, while the pro forma balance sheet data give effect to these transactions as if they occurred as of September 30, 2004. The summary historical and unaudited interim consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor Company			Reorganized Company

			January 1	April 3	April 3	Nine Months
	Year Ended December 31,		Through	Through	Through	Ended
			April 2,	December 31,	September 30,	September 30,
	2001	2002	2003	2003	2003	2004

	(Dollars in thousands)
Income Statement Data:
Net sales	$189,315	$183,577	$45,402	$152,408	$101,094	$154,366
Gross margin	33,057	36,736	7,371	32,419	22,446	32,676
Selling, general and administrative expenses	40,027	38,526	8,890	24,664	16,645	22,779
Operating (loss) income	(13,736)	2,342	(2,019)	(40,813)	4,100	8,421
Net (loss) income	(25,526)	(19,330)	151,873	(46,627)	(465)	(15,103)
Other Financial Data:
Depreciation and amortization	23,125	22,959	5,338	10,067	6,722	8,819
Capital expenditures	5,882	3,824	527	3,764	1,349 (1)	3,898 (1)

Pro Forma Data:
Total interest expense(2)(3)	$13,503
Cash interest expense(4)	10,977
Domestic collateral(5)	83,302
Net debt(6)	67,470
Domestic collateral/ Net debt(7)	1.2	x

	As of September 30, 2004

	Actual	Pro Forma(8)

Balance Sheet Data:
Cash and cash equivalents(9)	$33,249	$33,249
Property, plant and equipment, net	86,260	86,260
Total assets	203,545	203,545
Total debt	100,719	100,719
Total stockholders’ (deficit) equity	(55,826)	(55,826)

(1)	Capital expenditures total does not include $9,500 for reacquisition of leased assets.

(2)	Pro forma total interest expense includes $183 of amortization of deferred financing costs.

(3)	The effect of the 11.5% Notes issuance, repayment of the GECC lease and repurchase of the 8% Senior Notes on pro forma interest expense was $7,812, $(5,304) and $(2,148), respectively.

(4)	Pro forma cash interest expense is calculated as total interest expense less non-cash interest on 8% Senior Notes of $2,200, effective interest of $143 on the 11.5% Notes and non-cash charges of $183 related to the amortization of deferred financing costs.

(5)	Domestic collateral is defined as the sum of domestic receivables, domestic inventories and domestic property, plant and equipment, net as of September 30, 2004. Domestic collateral does not include the value of the stock of foreign subsidiaries.

(6)	Net debt is defined as total debt less cash and cash equivalents as of September 30, 2004.

(7)	Calculated as the pro forma domestic collateral divided by the pro forma net debt at September 30, 2004.

(8)	Pro forma numbers assume $55.5 million of our 8% Senior Notes were repurchased by the Company concurrently with completion of the June 29, 2004 offering of the 11.5% Notes, at a price equal to 90% of the aggregate principal amount as of December 31, 2003.

(9)	Includes $2.7 million of restricted cash primarily securing letters of credit.

RISK FACTORS

      You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in our Common Stock. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Investing in our Common Stock

There may be dilution of the value of our shares of Common Stock when warrants become exercised.

      On June 29, 2004, we issued the Warrants for the purchase of Common Stock representing approximately 7.34% of our outstanding Common Stock on a fully diluted basis as of such date (assuming exercise of all such Warrants) as part of an issuance of the Units, each of which consisted of $1,000 principal amount of our 11.5% Notes and one warrant for 8.947 shares of Common Stock exercisable for $0.01 per share. There may be a dilutive effect on the value of our Common Stock as additional shares of Common Stock are issued upon the exercise of the Warrants.

There is no established trading market for the Common Stock and any market for the Common Stock may be illiquid.

      There is no established public market for the Common Stock. Our Common Stock is not listed on any exchange and we do not intend to apply for any listing. Our Common Stock has been traded in an “over-the-counter” market on the “pink sheets” under the symbol “VKSC.” Trading on such market is highly illiquid and volatile. There can be no certainty as to:

•	whether any public market will develop for the Common Stock;

•	the liquidity of any such market that may develop;

•	your ability to sell your Common Stock; or

•	the price at which you would be able to sell your Common Stock.

We do not intend to pay dividends on the Common Stock in the foreseeable future.

      Historically, we have not paid dividends on the Common Stock, and we do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Furthermore, the terms of the indenture relating to the 11.5% Notes and our revolving line of credit facility each restrict our ability to pay dividends on our Common Stock.

Our substantial level of indebtedness could adversely affect our results of operations, cash flows and ability to compete in our industry.

      We have substantial indebtedness. As of September 30, 2004, we had approximately $100.7 million ($106.1 million aggregate principal) of total debt, not including the availability of additional indebtedness, of up to $20.0 million, that we may borrow under our revolving credit facility. Of the total debt, $89.0 million ($90 million aggregate principal) relates to the 11.5% Notes we issued on June 29, 2004. We also have $11.2 million ($15.7 million aggregate principal) of our 8% Senior Notes outstanding.

      Our high level of indebtedness has important implications, including the following:

•	it may make it more difficult for us to satisfy our obligations under the 11.5% Notes, the 8% Senior Notes (collectively, the “outstanding notes”) and our other indebtedness, including our revolving credit facility and our other contractual and commercial commitments;

•	if we fail to satisfy our obligations under the outstanding notes or our other indebtedness, including our revolving credit facility, or fail to comply with the restrictive covenants contained in the indenture relating to the 11.5% Notes or our revolving credit facility, it may result in an event of default, all of our indebtedness could become immediately due and payable, and the collateral agent for the 11.5% Notes and our revolving credit facility could foreclose on our assets securing such indebtedness following the occurrence and during the continuance of an event of default;

•	it may require us to dedicate a substantial portion of our cash flow from our business operations to pay our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, development projects, general operational requirements and other purposes;

•	it may reduce our ability to obtain additional financing for working capital, capital expenditures and other activities;

•	it may place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt and greater financial resources; and

•	it may limit our flexibility in reacting to changes in the industry and make us more vulnerable to adverse changes in our business or economic conditions in general.

      We expect to obtain the money to pay our expenses and to pay the amounts due under the outstanding notes and our other debt primarily from our operations. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the outstanding notes, or to fund other liquidity needs. If we do not have enough money, we may be required to refinance all or part of our then existing debt (including the then outstanding notes), sell assets or borrow more money, which we may not be able to accomplish on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements, including the indenture relating to the 11.5% Notes and our revolving credit facility, may restrict us from adopting any of these alternatives. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the Common Stock.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

      We may be able to incur substantial additional indebtedness in the future. Although the indenture relating to the 11.5% Notes and our revolving credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, we have the ability to borrow up to $20.0 million under our revolving credit facility, which is secured by liens on all of our personal and real property assets, with certain exceptions. Under certain circumstances, we are permitted to incur in excess of $20.0 million under our revolving credit facility. See “Capitalization,” “Selected Consolidated Historical Financial Data” and “Description of Certain Indebtedness.”

We may not be able to generate the significant amount of cash needed to pay interest and principal amounts on our debt, including any outstanding notes.

      Our earnings, excluding gains on the early extinguishment of debt, were insufficient to cover our fixed charges for the nine-month period ended September 30, 2004. If our cash flow and capital resources are insufficient to pay interest and principal under our revolving credit facility, the outstanding notes, and our other debt, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or attempt to restructure our debt. If any of those alternative measures do not permit us to meet our scheduled debt service obligations, we could face substantial liquidity problems and the possibility of a default under our revolving credit facility and the 11.5% Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

      Unless we were to obtain an appropriate waiver, an event of default would give our lender under our revolving credit facility or the holders of the 11.5% Notes, as applicable, the right to demand immediate repayment, a demand we might not be able to meet. We urge you to consider the information under “Capitalization,” “Prospectus Summary — Summary Consolidated Historical and Pro Forma Financial Data,” “Selected Consolidated Historical Financial Data” and “Description of Certain Indebtedness” for more information.

A substantial portion of our business is conducted through foreign subsidiaries, and our failure to generate sufficient cash flow from these subsidiaries, or otherwise repatriate or receive cash from the subsidiaries, could adversely affect our cashflow.

      Our sales to customers located outside the United States are conducted primarily through subsidiaries organized under the laws of jurisdictions outside of the United States. For the nine-month period ended September 30, 2004, our foreign restricted subsidiaries contributed approximately 41% of our consolidated revenues. As of September 30, 2004, 45% of our consolidated assets, based on book value, were held by foreign subsidiaries. Dividend and interest payments to us from our foreign subsidiaries may be subject to foreign withholding taxes, which would reduce the amount of funds we receive from such foreign subsidiaries. Dividends and other distributions from our foreign subsidiaries may also be subject to fluctuations in currency exchange rates and restrictions on repatriation, which could further reduce the amount of funds we receive from such foreign subsidiaries.

The indenture relating to the 11.5% Notes and the terms of our other indebtedness impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and may hamper our operations.

      The indenture relating to the 11.5% Notes and the credit agreement governing our revolving credit facility impose significant operating and financial restrictions on us. These restrictions restrict our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. More specifically, they restrict our ability to, among other things:

•	pay dividends, redeem subordinated debt or make other restricted payments;

•	make certain investments or acquisitions;

•	merge, consolidate or transfer substantially all of our assets; and

•	transfer, sell or acquire assets, including capital stock of our subsidiaries.

      The 11.5% Notes and credit agreement governing our revolving credit facility also require us to meet a number of financial ratios and tests. Compliance with these financial ratios and tests may adversely affect our ability to adequately finance our operations or capital needs in the future or to pursue attractive business opportunities that may arise in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Board of Directors has the ability to issue preferred shares without the further vote or action of our stockholders, which may adversely affect the rights of the holders of Common Stock.

      Our Board of Directors has the authority to issue up to 50,000,000 shares of our preferred stock, $0.01 par value per share (“Preferred Stock”), and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. You will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

The interests of our significant stockholder may not be aligned with your interests, and his actions may conflict with your interests.

      To our knowledge, Carl C. Icahn is the beneficial owner of approximately 29.1% of our outstanding Common Stock. Two employees of companies affiliated with Mr. Icahn are members of our Board of Directors, which is comprised of five directors. When we emerged from bankruptcy, a third individual was designated as a member of our Board of Directors by a company affiliated with Mr. Icahn. As the beneficial owner of 29.1% of our Common Stock, Mr. Icahn has significant influence regarding the election of our Board of Directors and stockholder voting on decisions relating to fundamental corporate actions. It is possible that the interests of Mr. Icahn could conflict in certain circumstances with your interest as a stockholder.

Risks Related to our Business

We have recently emerged from bankruptcy, have a history of losses and may not become profitable.

      We have recently emerged from bankruptcy and have a history of losses. We may not grow or achieve and maintain profitability in the near future, or at all. On November 13, 2002, we filed a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. On April 3, 2003, we consummated our prepackaged plan of reorganization, as modified by the bankruptcy court, and emerged from bankruptcy. If we cannot achieve and maintain profitability, the value of an investment in the Common Stock may decline. Should we file for bankruptcy again in the future, the Common Stock could lose some or all of its value.

Our results of operations and financial condition for the periods subsequent to our emergence from bankruptcy may vary significantly from any projections that were prepared in connection with our plan of reorganization and you may be unable to make meaningful comparisons to our historical financial statements for the period prior to our bankruptcy.

      In connection with our plan of reorganization, we were required to prepare projected financial information to demonstrate to the United States Bankruptcy Court the feasibility of our plan of reorganization and ability to continue operations upon our emergence from bankruptcy. Also in connection with our emergence from bankruptcy, we have applied the “fresh-start” accounting method. This method requires us to revalue all our assets and liabilities based on our estimate of our enterprise value and the fair value of each of our assets and liabilities. These projections and enterprise valuation were prepared solely for the purpose of the bankruptcy and should not be relied upon for any other purpose. The determination of these values was subject to significant estimates, and the fair values recorded based on these estimates may not be fully realized in periods subsequent to our emergence from bankruptcy. The recorded amounts of our assets and liabilities and the results of our operations reflected in the financial statements for periods subsequent to our emergence from bankruptcy are not comparable to the financial statements for the period prior to the emergence from bankruptcy. You may not be able to make meaningful comparisons of certain information reflecting our results of operations and financial condition to the previous periods.

We face competitors that are better capitalized, and the continuous-flow nature of the casings manufacturing process forces competitors to compete based on volume, which could adversely affect our revenues and operating results.

      We face competition in the United States and internationally from competitors that may have substantially greater financial resources than us. The cellulosic casings industry includes several competitors that are larger and better capitalized than us. Currently, our primary competitors include Teepak LLC, Viscofan, S.A. and Kalle Nalo GmbH, although new competitors could enter the market or competing products could be introduced. Since 1995, there have been steady declines in the prices of cellulosic casing products; nevertheless, we believe prices have stabilized recently. Also, although we believe that the current output in our industry is in balance with global demand, the continuous-flow nature of the casings manufacturing process requires competitors in our industry to compete based on volume. Recently, some of our competitors have announced plans to expand extrusion capacity at their existing facilities, which we anticipate will increase global capacity by approximately 5%. Upon completion of these projects, the industry may return to a condition of overcapacity, likely leading the industry to compete more aggressively based on volume. We attempt to differentiate our products on the basis of product quality and performance, product development, service, sales and distribution, but competitors in our industry may use price as a competitive factor in an attempt to obtain greater volumes. If prices decline further, we may not be able to achieve profitability whereas certain of our competitors who are better capitalized may be positioned to absorb such price declines. Any of these factors could result in a material reduction of our revenue, gross profit margins and operating results.

We receive our raw materials from a limited number of suppliers, and problems with their supply could impair our ability to meet our customer’s product demands.

      Our principal raw materials, paper and pulp, constitute an important aspect and cost factor of our operations. We generally purchase our paper and pulp from a single source or a small number of suppliers. Any inability of our suppliers to timely deliver raw materials or any unanticipated adverse change in our suppliers could be disruptive and costly to us. Our inability to obtain raw materials from our suppliers would require us to seek alternative sources. These alternative sources may not be adequate for all of our raw material needs, nor may adequate raw material substitutes exist in a form that our processes could be modified to use. These risks could materially and adversely impact our sales volume, revenues, costs of goods sold and, ultimately, profit margins.

Our failure to efficiently respond to industry changes in casings technology could jeopardize our ability to retain our customers and maintain our market share.

      We and other participants in our industry have considered alternatives to cellulosic casings for many years. As resin technology improves, alternative casings may be developed that threaten the long-term sustainability and profitability of our cellulosic casings, our core product, and our fibrous casings. Our failure to anticipate, develop or efficiently and timely integrate new technologies that provide viable alternatives to cellulosic casings, including plastics and film alternatives, may cause us to lose customers and market share to competitors integrating such technologies, which, in turn, would negatively impact our revenues and operating results.

Sales of our products could be negatively affected by problems or concerns with the safety and quality of food products.

      We could be adversely affected if consumers in the food markets were to lose confidence in the safety and quality of meat products, particularly with respect to processed meat products for which casings are used, such as hot dogs and sausages. Outbreaks of, or even adverse publicity about the possibility of, diseases such as “mad cow disease” and “foot and mouth disease,” food-borne pathogens such as E. coli and listeria, and any other food safety problems or concerns relating to meat products, may discourage consumers from buying meat products. These risks could also result in additional governmental regulations, and/or cause production and delivery disruptions or product recalls. Each of these risks could adversely affect the demand for our products, and consequently, our revenues and liquidity.

Changing dietary trends and consumer preferences could weaken the demand for our products.

      Various medical studies detailing the health-related attributes of particular foods, including meat products, affect the purchase patterns, dietary trends and consumption preferences of consumers. These patterns, trends and preferences are routinely changing. For example, general dietary concerns about meat products, such as the cholesterol, calorie, sodium and fat content of such products, could result in reduced demand for such products, which would, in turn, cause a reduction in the demand for our products and a decrease in our sales volume and revenue.

Our facilities are capital intensive and we may not be able to obtain financing to fund necessary capital expenditures.

      Our business is capital intensive. We operate seven manufacturing facilities and eight distribution centers as part of our business. We are required to make substantial capital expenditures and substantial repair and maintenance expenditures to maintain, repair, upgrade and expand existing equipment and facilities to keep pace with competitive developments. In addition, we are required to invest in technological advances to maintain compliance with safety standards and environmental laws or regulations. For example, we have already expended $2.9 million, and expect to expend another $7.4 million over the next 12 months, on maximum achievable control technology (“MACT”) to meet certain air emissions standards related to carbon disulfide under the Clean Air Act Amendments of 1990. Historically, we have spent approximately $5.0 million each year on capital expenditures. We currently estimate that we will need to spend approximately $9.9 million for capital expenditures in 2004, $8.0 million in 2005 and approximately $6.5 million annually thereafter. At some point in the future, we may be required to obtain additional financing to fund capital expenditures. If we need to obtain additional funds, we may not be able to do so on terms favorable to us, or at all, which would ultimately negatively affect our production and operating results.

Business interruptions at any of our production facilities could increase our operating costs, decrease our sales or cause us to lose customers.

      The reliability of our production facilities is critical to the success of our business. In recent years, we have streamlined our productive capacity to be better aligned with our sales. At current operating levels, we have little or no excess production capacity for certain products. Additionally, our collective bargaining agreement covering union employees at our Loudon, Tennessee facility expires on September 30, 2005. When the current agreement expires, we do not know whether we will be able to negotiate a replacement agreement on similar or more favorable terms as the current agreement or at all or whether we will be able to do so without production interruptions or labor stoppages. If the operations of any of our manufacturing facilities were interrupted or significantly delayed for any reason, we may be unable to shift production to another facility without incurring a significant drop in production. Such a drop in production would negatively affect our sales and our relationships with our customers.

We are subject to significant minimum contribution requirements with respect to our pension plan, and we are subject to market exposure with respect to our defined benefit plan, both of which could adversely affect our cash flow.

      We maintain a pension plan for our domestic employees, through which monthly benefits are paid to our retired employees. We are subject to substantial minimum contribution requirements with respect to our pension plan. Although the amount fluctuates, our aggregate minimum funding contribution requirement from September 30, 2004 through 2008 is approximately $36.1 million. This amount could increase or decrease due to market factors, including expected returns on plan assets and the discount rate used to measure accounting liabilities, among other factors.

      Our unfunded pension plan liabilities with respect to our North American employees were projected to be $47.1 million as of September 30, 2004. The funds in our defined benefit plan are subject to market risks, including fluctuating discount rates, interest rates and asset returns. As of April 1, 2004 for all employees not covered by a collective bargaining agreement, we eliminated the unreduced early retirement benefit within our defined benefit plan and, in addition, we replaced the current defined benefit plan for all employees who were not defined benefit plan participants as of March 31, 2003 with a new defined contribution plan. Plan documents governing our pension plan reserve our right to terminate, amend or change the pension plan.

Underfunding with respect to our postretirement medical and life insurance benefits provided to our eligible North American retirees could adversely affect our cash position.

      We have historically provided postretirement medical and life insurance benefits to eligible North American retirees. The retirees contribute between 50% and 80% of the “premium costs” depending on their credited years of service with us. We fund the postretirement employee benefits (“PREB”) on a “pay-as-you-go” basis. The actuarially computed unfunded PREB liability with respect to our North American employees was approximately $55.8 million as of September 30, 2004. Plan documents governing our postretirement medical and life insurance benefits reserve our right to terminate, amend or change the plans under which such benefits are offered.

      The Company will terminate postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the U.S. who are not covered by a collective bargaining agreement. It is estimated that said termination will result in a projected $35 million reduction in the Company’s unfunded postretirement liability.

Our international operations expose us to political and economic risks in foreign countries, as well as to risks related to currency fluctuations, all of which could impair our ability to do business at the international level.

      We currently have manufacturing or sales and distribution centers in six foreign countries, including Brazil, Canada, France, Germany, Italy and Poland. Our international sales and operations may be subject to various political and economic risks including, but not limited to:

•	possible unfavorable exchange rate fluctuations or hyperinflation;

•	changes in a country’s or region’s political or economic conditions;

•	governmental regulations, including import and export controls; and

•	tariffs.

      Our sales to customers located outside the United States generally are subject to taxes on the repatriation of funds. In addition, international operations in certain parts of the world may be subject to international balance of payments difficulties that may raise the possibility of delay or loss in the collection of accounts receivable from sales to customers in those countries. Net sales to customers located outside the United States represented approximately 59% and 59% of total net sales in 2003 and the nine-month period ended September 30, 2004, respectively.

      Should any of these risks occur, it could impair our ability to export our products or conduct sales to customers located outside of the United States and result in a loss of sales and profits from our international operations.

Continued consolidation of our customers and increasing competition for those customers may put pressures on our operating margins.

      In recent years, the trend among our customers has been towards consolidation within the meat processing industry. These consolidations have enhanced the purchasing power of our customers who, not being contractually obligated to purchase our products, tend to exert increased pressure with respect to pricing terms, product quality and new products. As our customer base continues to consolidate, the already high level of competition for the business of fewer customers is expected to intensify. If we do not continue to enhance the value of our product offering in a way that provides greater benefit to our customers, our sales volume and revenues could decrease.

We may engage in strategic transactions, which could require significant attention and resources.

      In connection with our business strategies and goals of growth of our operations and market share, we may seek to acquire, merge with, enter into partnerships with or enter into other similar transactions with, other companies, including companies that complement our existing products, technologies or distribution, or lower our costs, and we regularly engage in discussions with other companies or their representatives with respect to such transactions. Nonetheless, we may be unable to identify and/or successfully acquire, merge with, partner with or enter into other similar transactions with suitable companies under terms advantageous to our business. If we do enter into such transactions, we may be unable to efficiently and effectively integrate our business and achieve the anticipated synergies. The integration of the businesses may also result in unforeseen difficulties that require a disproportionate amount of management’s attention and other resources, which, in turn, may negatively affect our profitability.

Continued compliance with environmental regulations may result in significant costs, which could negatively affect our financial condition.

      Our operations are subject to extensive and increasingly stringent environmental, health and safety laws and regulations pertaining to the discharge of material into the environment, the handling and disposition of wastes and land reclamation and remediation of hazardous substance releases. We are also subject to differing environmental regulations and standards due to the fact we operate in many different countries. These laws and regulations are complex and subject to change at any time. Failure to comply with environmental laws and regulations can have serious consequences for us, including criminal as well as civil and administrative penalties and negative publicity. Liability under these laws and regulations involves inherent uncertainties. In addition, continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and results of operations.

      We have incurred, and will continue to incur, significant capital and operating expenditures to comply with various environmental laws and regulations. For example, we have already expended $2.9 million, and expect to expend another $7.4 million over the next 12 months, on “maximum achievable control technology” to meet certain air emissions standards related to carbon disulfide under the Clean Air Act Amendments of 1990. Although we expect to implement the technology necessary to meet these emissions standards at our two U.S. extrusion facilities, our failure to do so could result in substantial penalties, including civil fines of approximately $50,000 per facility per day or a shutdown of our U.S. extrusion operations. Additional environmental requirements imposed in the future could require currently unanticipated investigations, assessments or expenditures, and may require us to incur significant additional costs. As the nature of these potential future charges is unknown, management is not able to estimate the magnitude of any future costs, and we have not accrued any reserve for any potential future costs.

      Some of our facilities have been in operation for many years. During that time, we and previous owners of these facilities may have generated and disposed of wastes that are or may be considered hazardous or may have polluted the soil or groundwater at our facilities, including adjacent properties. Some environmental regulations impose liability on certain categories of persons who are deemed to be responsible for the release of “hazardous substances” or other pollutants into the environment, without regard to fault or to the legality of such person’s conduct. Under certain circumstances, a party may be required to bear more than its proportional share of cleanup costs at a contaminated site for which it has liability if payments sufficient to remediate the site cannot be obtained from other responsible parties.

      For example, our Canadian subsidiary, Viskase Canada Inc. (“Viskase Canada”), among others, has been identified, and is currently being investigated by the Ontario Ministry of the Environment (the “MOE”), as a potentially responsible party for polychlorinated biphenyl (“PCB”) contamination at its facility in Lindsay, Ontario, Canada. While Viskase Canada did not engage in the activities that deposited the PCB contamination at the Lindsay facility, it is possible that it could ultimately be held responsible for costs associated with the clean-up of the site.

      These costs could be substantial. Moreover, the MOE could seek to hold the Company liable for a portion of these costs, although we believe that risk is low. See “Business — Legal Matters.”

Our Canadian subsidiary is a subject of an investigation by Canadian provincial governmental authorities in connection with contamination at its Lindsay, Ontario facility, and we could be held responsible for costs associated with the clean-up of such facility.

      We are currently involved in both litigation and ongoing governmental proceedings arising out of environmental contamination at a facility owned by Viskase Canada in Lindsay, Ontario, Canada. Viskase Canada acquired the facility from Union Carbide Corporation and its affiliates, including Union Carbide Canada Limited (together, “Union Carbide”), as part of the purchase of Union Carbide’s cellulosic casings and plastic barrier films businesses by several of our former subsidiaries. Shortly after the acquisition, Viskase Canada commenced a lawsuit in Canada against Union Carbide seeking damages resulting from the discovery of ammonium sulphate contamination at the Lindsay facility and Union Carbide’s breach of contractual representations and warranties relating to the environmental condition of the facility. In the meantime, the MOE notified Viskase Canada that it had evidence suggesting that the Lindsay facility was also a source of PCB contamination. The Dow Chemical Company (the corporate successor to Union Carbide) and its relevant affiliates (collectively, “Dow”) have replaced or soon will replace Union Carbide as the defendant in the ongoing litigation, which is still pending and is expected to proceed to trial sometime during 2005. Dow has consented to an amendment to the lawsuit that adds a claim against Union Carbide relating to the PCB contamination, which amendment Viskase Canada intends to file with the court as soon as the claim can be adequately quantified.

      Viskase Canada was recently advised by the MOE that it expects to issue certain orders against the Company, Viskase Canada, Dow and others in the next few months requiring remediation under applicable Canadian provincial environmental laws and regulations. Canadian provincial environmental law provides for joint and several liability among responsible parties for remediation of contaminated sites. It further extends responsibility for environmental contamination, under certain circumstances, not only to parties who actively release substances into the environment, but also to those who at any time had “management or control” of the contaminated property. Consequently, the MOE has further indicated that it will seek to require such parties (including the Company and Viskase Canada) to post a bond preliminarily set in an aggregate amount of $20.0 million (Canadian) in connection with anticipated remediation of the site. The bond, if required, would impose joint and several obligations on the parties. We have vigorously opposed any such obligation on the grounds that neither Viskase Canada nor the Company engaged in any of the operations or conduct producing the contamination found at the Lindsay facility, and on the grounds that the Company, as a high-level parent company, has had no significant connection to the property or control of operations there. Nevertheless, Viskase Canada, and possibly the Company, may be deemed a responsible party with respect to remediation of PCB contamination at the Lindsay facility, or limited portions or aspects thereof. While no definitive clean-up cost estimates have been arrived at concerning the PCB contamination, remediation costs could be substantial. We have reserved $0.75 million (U.S.) for remediation of the Lindsay facility, and our present estimate of the cost of remediating the PCB contamination at the Lindsay facility is $2.0 million (Canadian).

We may be subject to significant tax assessments, which could affect our financial condition.

      In 1993, the Illinois Department of Revenue submitted a proof of claim against Envirodyne Industries, Inc. (our former corporate name) and its subsidiaries in the United States Bankruptcy Court, for liability with respect to our allegedly incorrect utilization of certain loss carry-forwards of certain of our subsidiaries. We believe the potential tax liability, interest and penalties totaled approximately $2.5 million as of September 30, 2004. Our liability could be materially greater than or less than our current estimates and could materially affect our financial condition. See “Business — Legal Matters” for more information.

      In August 2001, the Department of Revenue of the Province of Quebec, Canada, issued an assessment against Viskase Canada in the amount of $2.7 million (Canadian), plus additional interest and possible penalties to accrue after August 31, 2001. This assessment is based upon Viskase Canada’s failure to collect and remit sales tax during the period July 1, 1997 to May 31, 2001. During this period, Viskase Canada did not collect and remit sales tax in Quebec in reliance on the written advice of its outside accounting firm. We have provided for a reserve of $0.3 million for interest and penalties, if any, but have not provided for a reserve for the underlying sales tax. Although the ultimate liability for the Quebec sales tax lies with the customers of Viskase Canada during the relevant period, Viskase Canada could be required to pay the amount of the underlying sales tax prior to receiving reimbursement for such tax from its customers, and there is no guarantee that customers will fully reimburse Viskase Canada for such tax. See “Business — Legal Matters” for more information.

Our intellectual property rights may be inadequate or violated, or we may be subject to claims of infringement.

      We rely on a combination of trademarks, patents, trade secret rights and other rights to protect our intellectual property. Our trademark or patent applications may not be approved and our trademarks or patents may be challenged by third parties. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our rights as fully as the laws of the United States. From time to time, it has been necessary for us to enforce our intellectual property rights against infringements by third parties, and we expect to continue to do so in the ordinary course of our business. We also may be subjected to claims by others that we have violated their intellectual property rights. Even if we prevail, third party-initiated or Company-initiated claims may be time consuming and expensive to resolve, and may result in a diversion of our time and resources. The occurrence of any of these factors could diminish the value of our trademark, patent and intellectual property portfolio, increase competition within our industry and negatively impact our sales volume and revenues.

USE OF PROCEEDS

      All of the Common Stock referred to in this offering will be offered by the selling shareholders. We will not receive any proceeds from the resales of the Common Stock by those selling shareholders. We will receive proceeds in the amount of $0.01 per share when the selling shareholders exercise the 90,000 Warrants entitling them to purchase 805,230 shares of Common Stock that they may sell from time to time. If all warrants are exercised, we will receive $8,052.30, which will be used for general corporate purposes.

DIVIDEND POLICY

      We have not paid dividends on our Common Stock, and we do not anticipate paying dividends on our Common Stock in the foreseeable future. In addition, the terms of our revolving credit facility and the indenture governing the 11.5% Notes restrict our ability to pay dividends on the Common Stock.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents, debt and total capitalization as of September 30, 2004. This table should be read in conjunction with “Use of Proceeds,” “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of September 30, 2004

	(Dollars in millions)
Cash and Cash Equivalents	$33.2	(1)

Debt:
Revolving Credit Facility	0.0	(2)
11 1/2% Senior Secured Notes due 2011	90.0	(3)
8% Senior Notes due 2008	15.7	(4)
Other Debt	0.5

Total Debt	106.2
Stockholder’s (Deficit)	(55.8)

Total Capitalization	$50.4

(1)	Includes $2.7 million of restricted cash primarily securing letters of credit.

(2)	We currently have a $20 million revolving credit facility in place with Wells Fargo Foothill.

(3)	Represents aggregate principal amount of 11.5% Notes as of September 30, 2004. The carrying value of the 11.5% Notes as of September 30, 2004 was $89.0 million.

(4)	Represents aggregate principal amount of the 8% Senior Notes as of September 30, 2004. The carrying value of the 8% Senior Notes as of September 30, 2004 was $11.2 million.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

      The following table contains our selected consolidated financial data for the years ended December 31, 1999, 2000, 2001 and 2002, the periods from January 1, 2003 to April 2, 2003 and from April 3, 2003 to December 31, 2003 and the nine months ended September 30, 2004, which have been derived from audited consolidated financial statements for 1999, 2000, 2001, 2002 and 2003 and unaudited interim consolidated financial statements for the periods from January 1, 2003 to April 2, 2003, April 3, 2003 to September 30, 2003 and for the nine months ended September 30, 2004. The selected consolidated balance sheet data as of September 30, 2004 have been derived from our unaudited interim consolidated financial statements and, in our opinion, reflects all adjustments, consisting of normal accruals, necessary for a fair presentation of the data. Our unaudited interim consolidated results of operations for the nine months ended September 30, 2004 may not be indicative of the results that may be expected for 2004. You should read the information set forth below in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

      As a result of our emergence from Chapter 11 bankruptcy and the application of fresh-start accounting, our consolidated financial statements for the periods subsequent to April 2, 2003, following the effective date of our plan of reorganization in the bankruptcy proceedings, are referred to as the “Reorganized Company” and are not comparable to those for the periods prior to April 3, 2003, which are referred to as the “Predecessor Company.” A black line has been drawn in the data presented below to distinguish, for accounting purposes, the periods associated with the Reorganized Company and the Predecessor Company. Aside from the effects of fresh-start accounting and new accounting pronouncements adopted as of the effective date of the plan of reorganization, the Reorganized Company follows the same accounting policies as the Predecessor Company.

	Predecessor Company					Reorganized Company

					January 1	April 3	April 3	Nine Months
	Year Ended December 31,				Through	Through	Through	Ended
					April 2,	December 31,	September 30,	September 30,
	1999	2000	2001	2002	2003	2003	2003	2004

	(Dollars in thousands, except for number of shares and per share amounts)
Statements of Operations Data:
Net sales	$225,767	$200,142	$189,315	$183,577	$45,402	$152,408	$101,094	$154,366
Cost of sales	166,079	157,560	156,258	146,841	38,031	119,989	78,648	121,690

Gross margin	59,688	42,582	33,057	36,736	7,371	32,419	22,446	32,676
Other expenses:
Selling, general and administrative	41,854	39,374	40,027	38,526	8,890	24,664	16,645	22,779
Amortization of intangibles	2,000	2,000	2,000	2,000	500	809	539	808
Restructuring expense (income)	—	94,910	4,766	(6,132)	—	954	1,162	668
Asset writedown	—	—	—	—	—	46,805	—	—

Operating (loss) income	15,834	(93,702)	(13,736)	2,342	(2,019)	(40,813)	4,100	8,421
Interest income	375	2,299	2,479	1,161	323	517	354	349
Interest expense	44,403	45,406	25,520	22,222	1,204	10,362	6,821	9,747
(Loss) gain on early extinguishment of debt	—	6,511	8,137	—	153,946	—	—	(13,083)
Other (income) expense, net	3,923	5,330	3,445	(1,493)	(1,505)	(3,844)	(2,292)	1,436
Patent infringement settlement income	—	46,900	—	—	—	—	—	—

(Loss) income from continuing operations before taxes and reorganization expense	(32,117)	(88,728)	(32,085)	(17,226)	152,551	(46,814)	(75)	(15,496)
Reorganization expense	—	—	—	3,401	399	403	403	—
Income tax (benefit) provision	(2,190)	728	(3,370)	(1,297)	279	(590)	(13)	(393)

(Loss) income from continuing operations	(29,927)	(89,456)	(28,715)	(19,330)	151,873	(46,627)	(465)	(15,103)
Income (loss) from discontinued operations net of income taxes	(1,831)	3,435	—	—	—	—	—	—
Gain on sale of discontinued operations net of income tax provision of $0 in 2001 and $6,633 in 2000	—	68,185	3,189	—	—	—	—	—

Net (loss) income	$(31,758)	$(17,836)	$(25,526)	$(19,330)	$151,873	$(46,627)	$(465)	$(15,103)

Net (loss) income from continuing operations per common share	$(2.00)	$(5.91)	$(1.88)	$(1.26)	$9.91	$(4.37)	$(0.04)	$(1.45)
Net (loss) income per common share	$(2.12)	$(1.18)	$(1.67)	$(1.26)	$9.91	$(4.37)	$(0.04)	$(1.45)
Cash dividends declared per common share	—	—	—	—	—	—	—	—

	Predecessor Company					Reorganized Company

					January 1	April 3	April 3	Nine Months
	Year Ended December 31,				Through	Through	Through	Ended
					April 2,	December 31,	September 30,	September 30,
	1999	2000	2001	2002	2003	2003	2003	2004

	(Dollars in thousands, except for ratios)
Balance Sheet Data:
Total assets	$493,818	$322,364	$234,028	$218,681	$200,301	$212,093	$250,250	$203,545
Total long-term debt	404,151	73,183	194	85	34,235	69,850	67,563	100,368
Total debt	427,246	273,859	236,253	64,368	49,129	91,153	88,766	100,719
Stockholders’ (deficit) equity	(89,442)	(107,397)	(138,053)	(175,146)	(178,041)	(41,100)	1,750	(55,826)
Other Data:
Capital expenditures	27,943	13,735	5,882	3,824	527	3,764	1,349	2,504 (2)
Depreciation and amortization	43,672	34,427	23,125	22,959	5,338	10,067	6,722	5,868
Ratio of earnings to fixed charges(1)	NM	NM	NM	NM	118.96	NM	NM	NM
Shortfall of earnings to fixed charges	35,323	89,171	32,375	17,307	—	46,912	16,328	17,498

(1)	Ratio of earnings to fixed charges includes gain (loss) from continuing operations before taxes and reorganization expense and gain on debt extinguishment, plus fixed charges, less capitalized interest net of amortization of capitalized interest, divided by fixed charges. Fixed charges include interest costs expensed and capitalized, including amortization of the discount associated with the 8% Senior Notes and estimated interest within rental expense. Where “NM” is indicated, the ratio is not meaningful since earnings (as defined herein) were negative.

(2)	Capital expenditures total does not include $9,500 for reacquisition of leased assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Results of Operations

Company Overview

      We are a worldwide leader in the manufacture and sale of cellulosic, fibrous and plastic casings for the processed meat industry. We currently operate seven manufacturing facilities and eight distribution centers throughout North America, Europe and South America, and we derive approximately 60% of our total net sales from customers located outside the United States. We believe we are one of the two largest manufacturers of non-edible cellulosic casings for small-diameter processed meats and one of the three largest manufacturers of non-edible fibrous casings. Our management believes that the factors most critical to the success of our business are:

•	maintaining and building upon our reputation for providing a high level of customer and technical services;

•	maintaining and building upon our long-standing customer relationships, many of which have continued for decades;

•	developing additional sources of revenue through new products and services; and

•	continuing to streamline our cost structure.

      Our net sales are primarily driven by consumer demand for meat products, but are also driven by demand for casings by processed meat manufacturers and by the prices of our casings relative to the market. More specifically, demand for our casings is dependent on overall consumption of processed meats and the types of meat products purchased by consumers. Demand for meat products is driven by general economic conditions, population growth, changing consumer preferences and dietary trends, and expansion into developing world markets. Average selling prices are dependent on overall supply and demand for processed meat casings and on our product mix.

      Our industry is capital-intensive and is characterized by high fixed costs. The industry’s operating results have historically been sensitive to the global balance of capacity and demand. We believe that the industry’s current output is in balance with global demand and that the downward trend in casing prices during recent years has stabilized. Recently, some of our competitors announced plans to expand extrusion capacity at their existing facilities. The projected increase in global capacity from these expansion projects is approximately 5%.

      Our contribution margin varies with changes in selling price, input material costs, labor costs and manufacturing efficiencies. Subject to the limits of our capacity discussed below, our total contribution margin increases as demand for our casings increases. Our financial results benefit from increased volume because we do not have to increase our fixed cost structure in proportion to increases in demand. For certain products, we operate at near-capacity in our existing facilities. We continue to seek ways to increase our throughput at these facilities; however, should demand for those products increase substantially, we would not be able to meet such increased demand in the short-term. We regularly evaluate our capacity limitations and compare those limitations to projected market demand.

      We operate in a competitive environment. During the mid-1990’s, we experienced significant pricing pressure and volume loss as a consequence of the entrance of a foreign competitor into the U.S. market. The market for cellulosic casings experienced declines in selling price over the last ten years, which we believe only recently has stabilized. While the overall market volume has expanded during this period, the industry continued to experience pressure on pricing. Our financial performance moves in direct relation to our average selling price.

      We have continued to reduce our fixed cost structure in response to market and economic conditions. Since 1998, we have reduced annual fixed costs by approximately $35 million by:

•	closing our Chicago, Illinois plant and selling the facility;

•	reconfiguring our Loudon, Tennessee and Beauvais, France plants;

•	closing our Thâon-les-Vosges, France extrusion operations;

•	discontinuing our Nucel® operations;

•	ceasing operations at our Lindsay, Ontario, Canada facility; and

•	reducing the number of employees at our headquarters and most of our facilities by approximately 30%.

      Despite these restructuring efforts, the significance of our debt load caused us to be unable to continue meeting our debt service obligations in 2002. As a result, we filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on November 13, 2002. The bankruptcy court confirmed our plan of reorganization and we emerged from bankruptcy on April 3, 2003. We adopted fresh-start accounting in accordance with SOP 90-7, and reflected the effects of the adoption in the consolidated financial statements in 2003.

      As a result of our adoption of fresh-start accounting, the results of operations for periods ended after April 2, 2003 are prepared on a different basis of accounting. Therefore, the results of operations prior to April 3, 2003 are not comparable to the periods after April 2, 2003.

Comparison of Results of Operations for the Three Months Ended September 30, 2003 and the Three Months Ended September 30, 2004

	Reorganized Company

	3 Months Ended	3 Months Ended	%
	September 30, 2004	September 30, 2003	Change

NET SALES	$52,954	$51,458	2.9%
COSTS AND EXPENSES
Cost of sales	42,048	39,774	5.7%
Selling, general and administrative	7,373	8,313	-11.3%
Amortization of intangibles	269	269	0.0%
Restructuring (income)	—	1,500	NM

OPERATING INCOME	3,264	1,602	103.7%
Interest income	131	145	-9.7%
Interest expense	3,409	3,496	-2.5%
Other expense (income), net	(1,860)	(335)	455.2%
Loss on early extinguishment of debt, net of income tax provisions of $0 in 2004	—	—	NM

(LOSS) INCOME BEFORE REORGANIZATION EXPENSES AND INCOME TAXES	1,846	(1,414)	NM
Reorganization expense	—	17	NM

(LOSS) INCOME BEFORE INCOME TAXES	1,846	(1,431)	NM
Income tax (benefit) provision	$(154)	$(136)	13.2

	Reorganized Company

	3 Months Ended	3 Months Ended	%
	September 30, 2004	September 30, 2003	Change

NET INCOME (LOSS)	$2,000	$(1,295)	NM
Other comprehensive income (loss)	—
Foreign currency translation adjustments	(659)	(1,596)	-58.7%

COMPREHENSIVE INCOME (LOSS)	$1,341	$(2,891)	NM

NM = Not meaningful when comparing positive to negative numbers or to zero.

Third Quarter 2004 Versus Third Quarter 2003

      Net Sales. Our net sales for the third quarter of 2004 were $53.0 million, which represents an increase of $1.5 million or 2.9% from the prior year period. Sales benefited from strong volume in the fibrous casing market in the U.S. Additionally, U.S. sales pricing in the small diameter cellulosic casings market was slightly favorable. Offsetting these benefits was pressure on selling prices in the worldwide market. Increased European sales dollars primarily reflect the strengthened Euro against the U.S. dollar, which benefited net sales by $1.4 million; increased volume of $0.7 million and decreased price and or mix of $1.2 million.

      Cost of Sales. The cost of sales increased 5.7% from the prior year; and increased as a percent of sales from 77.3% in third quarter 2003 to 79.4% in third quarter 2004. The increase in cost of sales as a percent of sales can be attributed to higher plant costs in our European facilities and 0.4% of additional depreciation related to the repurchase of the GECC leased equipment.

      Selling, General and Administrative Expenses. We were able to reduce selling, general and administrative expenses from 16.2% of sales in third quarter 2003 to 13.9% of sales in third quarter 2004. This can be attributed to reductions in overall spending and internal cost savings measures implemented during the third and fourth quarters of 2003 and the first quarter of 2004, which reduced employee costs.

      Operating Income. The operating income for the third quarter of 2004 was $3.3 million, representing an improvement of $1.7 million from the prior year period. The improvement in the operating income resulted primarily from reduced selling, general and administrative expenses, the absence of restructuring expenses during 2004 offset by higher cost of goods due to higher European plant costs.

      Interest Expense. Interest expense, net of interest income, for the third quarter of 2004 and 2003 both totaled $3.3 million. The principal components of the third quarter 2004 interest expense were approximately $0.5 million on the 8% Senior Notes and $2.7 million on the 11.5% Notes. The principal components of the third quarter 2003 interest expense were approximately $1.0 million on the GECC lease and $2.3 million on the 8% Senior Notes.

      Other Income. Other income of approximately $1.9 million and $0.3 million for the third quarter of 2004 and the prior year quarter, respectively, consists principally of foreign exchange losses and gains.

      Income Tax Benefit. In the third quarter of 2004, a tax benefit of $0.2 million was recognized on the income before income taxes of $1.8 million resulting from the tax benefit related to operations of foreign subsidiaries.

      The net income for the quarter ended September 30, 2004 was $2.0 million compared to net (loss) of $1.3 million for the comparable period of 2003.

Comparison of Results of Operations for the Periods January 1 through April 2, 2003 and April 3 through September 30, 2003 and the Nine Months Ended September 30, 2004

			Predecessor
	Reorganized Company		Company
			January 1
	Nine Months		Through
	Ended	April 3 Through	April 2,	%
	September 30, 2004	September 30, 2003	2003	Change(1)

NET SALES	$154,366	$101,094	$45,402	5.4%
COSTS AND EXPENSES
Cost of sales	121,690	78,648	38,031	4.3%
Selling, general and administrative	22,779	16,645	8,890	-10.8%
Amortization of intangibles	808	539	500	-22.2%
Restructuring expense (income)	668	1,162	0	-42.5%

OPERATING INCOME (LOSS)	8,421	4,100	(2,019)	304.7%
Interest income	349	354	323	-48.4%
Interest expense	9,747	6,821	1,204	21.5%
Other expense (income), net	1,436	(2,292)	(1,505)	NM
Loss (gain) on early extinguishment of debt, net of income tax provisions of $0 in 2004 and 2003	13,083	—	(153,946)	NM

(LOSS) INCOME BEFORE REORGANIZATION EXPENSES AND INCOME TAXES	(15,496)	(75)	152,551	NM
Reorganization expense	—	403	399	NM

(LOSS) INCOME BEFORE INCOME TAXES	(15,496)	(478)	152,152	NM
Income tax (benefit) provision	(393)	(13)	279	NM

NET (LOSS) INCOME	(15,103)	(465)	151,873	NM
Other comprehensive (loss)
Foreign currency translation adjustments	(332)	1,239	(845)	NM

COMPREHENSIVE (LOSS) INCOME	$(15,435)	$774	$151,028	NM

NM = Not meaningful when comparing positive to negative numbers or to zero.

(1)	- % Change is computed as the percentage difference between the column entitled “Nine Months Ended September 30, 2004 and the sum of the columns entitled “Predecessor Company January 1 through April 2, 2003” plus “April 3 through September 30, 2003.”

First Nine Months 2004 Versus First Nine Months 2003

      Net Sales. Our net sales for the first nine months of 2004 were $154.4 million, which represents an increase of $7.9 million or 5.4% from the predecessor period January 1 through April 2, 2003 and reorganized period April 3, 2003 through September 30, 2003. Sales benefited from strong volumes in the small diameter cellulosic casings market in the U.S. domestic and export markets. Additionally, sales benefited from stronger volumes in the fibrous casing market in the U.S., which more than offset the pressure selling prices had on our U.S. sales. Increased European sales dollars primarily reflect the strengthened Euro against the U.S. dollar, which benefited net sales by $6.7 million; increased volume of $2.7 million and decreased price and or mix of $2.2 million.

      Cost of Sales. The cost of sales increased 4.3% over the prior year due to the increased sales level for the same period, and increased as a percent of sales from 78.8% in first nine months of 2003 to 79.6% in first nine months 2004. The increase in cost of sales as a percent of sales can be attributed to higher plant costs in Europe and 0.3% of additional depreciation related to the repurchase of the GECC leased equipment.

      Selling, General and Administrative Expenses. We were able to reduce selling, general and administrative expenses from 17.4% of sales in first nine months of 2003 to 14.8% in first nine months of 2004. This can be attributed to reductions in overall spending and internal reorganizations that occurred in July 2003 and March 2004, which reduced employee costs. Additionally, in the first quarter of 2004 there was an unusual income charge of $0.4 million consisting of a reversal of a legal liability recorded in fresh-start accounting that has been settled.

      Operating Income. The operating income for the first nine months of 2004 was $8.4 million, representing an improvement of $6.3 million from the prior year period. The improvement in the operating income resulted primarily from lower employee costs, reduced selling, general and administrative expenses and a $3.0 million decrease in depreciation during the first nine months of 2004 versus the same period of 2003. Operating income in 2004 includes a restructuring charge of $0.8 million, offset by a reversal of $.1 million for the 2003 restructuring, in keeping with the Company’s strategy to streamline its cost structure. Also included in the 2004 operating income is an unusual income charge of $0.4 million consisting of a reversal of a legal liability recorded in fresh-start accounting that has been settled.

      Interest Expense. Interest expense, net of interest income, for the first nine months of 2004 totaled $9.4 million, which represented an increase of $2.1 million from the $7.3 million for the comparable period of the prior year predecessor and reorganized periods. The principal components of the first nine months of 2004 interest expense were approximately $1.1 million on the GECC lease; $5.2 million on the 8% Senior Notes and $2.7 million on the Notes. The principal components of the first nine months of 2003 interest expense were approximately $3.1 million on the GECC lease and $4.3 million on the 8% Senior Notes issued upon the emergence from bankruptcy in April 2003.

      Other Expense (Income). Other expense of approximately $1.4 million for the first nine months of 2004 and other income of $3.8 million for the prior year predecessor and reorganized periods, respectively, consists principally of foreign exchange losses and gains, the loss on disposal of an asset in 2004, and the gain associated with the disposal of property held for sale in 2003.

      Debt Extinguishment. The loss on debt extinguishment for the first nine months of 2004 of $13.1 million consists of the losses from the early retirement of $55.5 million of the 8% Senior Notes and of the early termination of the General Electric Capital Corporation (“GECC”) capital lease. The 8% Senior Notes were purchased at a discount to the principal amount, however, the purchase price exceeded the carrying value of the 8% Senior Notes as established in fresh-start accounting. The gain on debt extinguishment for the period from January 1 through April 2, 2003 of $153.9 million consisted of the elimination of the old senior debt of $163.1 million, a gain on the elimination of the accrued interest on the debt of $25.1 million, a loss on the establishment at fair market value of the 8% Senior Notes of $33.2 million and a loss on the fair market value of the new equity at $1.0 million.

      Reorganization Expense. The 2003 reorganization expenses of $0.8 million consist principally of fees for legal, financial advisory and professional services incurred due to the Chapter 11 proceeding.

      Income Tax Benefit. In the first nine months of 2004, a tax benefit of $.2 million was recognized on the (loss) before income taxes of $(17.3) million, resulting from the tax benefit related to operations of foreign subsidiaries.

      Primarily as a result of factors discussed above, net (loss) for the nine months ended September 30, 2004 was $(15.1) million compared to net income of $151.8 million for the predecessor and reorganized periods of 2003.

Comparison of Results of Operations for Fiscal Years Ended December 31, 2001, 2002 and 2003

      The following discussion compares the results of operations for the fiscal year ended December 31, 2001 to the results of operations for the fiscal year ended December 31, 2002, and compares the results of operations for the fiscal year ended December 31, 2002 to the results of operations for the fiscal year ended December 31, 2003. We have provided the table below in order to facilitate an understanding of this discussion. The table shows our results of operations for the 2001, 2002 and 2003 fiscal years. Results of operations for 2003 include the combined income statement activity of the Predecessor Company and the Reorganized Company, and are not intended to be a presentation in accordance with accounting principles generally accepted in the United States. The table (dollars in thousands) is as follows:

		%		%
		Change		Change
		over		over
	2001	2001	2002	2002	2003

NET SALES	$189,315	(3.0)%	$183,577	7.8%	$197,810
COST AND EXPENSES
Cost of sales	156,258	(6.0)%	146,841	7.6%	158,020
Selling, general and administrative	40,027	(3.7)%	38,526	(12.9)%	33,554
Amortization of intangibles	2,000	0.0%	2,000	(34.6)%	1,309
Restructuring expense (income)	4,766	—	(6,132)	NM	954
Asset writedown	—	NM	—	NM	46,805

OPERATING (LOSS) INCOME	(13,736)	NM	2,342	NM	(42,832)
Interest income	2,479	(53.2)%	1,161	(27.6)%	840
Interest expense	25,520	(12.9)%	22,222	(48.0)%	11,566
Gain on early extinguishment of debt	8,137	NM	—	NM	153,946
Other (income) expense, net	3,445	NM	(1,493)	258.3%	(5,349)
Reorganization expense	—	NM	3,401	(76.4)%	802
Income tax benefit	(3,370)	(61.5)%	(1,297)	(76.0)%	(311)
Gain on sale of discontinued operations	3,189	NM	—	NM	—

NET INCOME (LOSS)	$(25,526)	24.3%	$(19,330)	NM	$105,246

2003 Versus 2002

      Net Sales. Our 2003 net sales were $197.8 million, which represented an increase of 14.2 million from 2002. The increase in sales reflected slightly higher volumes and the strengthening of the Euro against the U.S. dollar, which positively benefited net sales by approximately $13.8 million. This benefit was partially offset by the continuing effect of reduced selling prices in the worldwide casings industry.

      Cost of Sales. Our cost of sales increased proportionately with net sales in 2003 (from 80.0% of net sales in 2002 to 79.9% of net sales in 2003), with the benefit of various cost reduction programs and lower depreciation due to fresh-start accounting being offset, for the most part, by increases in the costs of labor and materials.

      Selling, General and Administration Expense. We were able to reduce our selling, general and administrative expenses in 2003 by $5.0 million compared to 2002, and from 21.0% to 17.0% of net sales in the same period. This reduction reflected decreases in depreciation of certain assets that reached the end of their depreciable lives, employee expenses and other costs associated with our headquarters facility.

      Operating Income (Loss). Our operating loss during 2003 was $42.8 million. This operating loss included net restructuring expense of $1.0 million and an asset write-down of $46.8 million. The asset write-down occurred during our annual impairment review in the fourth quarter of the year and resulted in a complete write-off of the goodwill created under fresh-start accounting after consummation of our bankruptcy reorganization plan. The restructuring expense was the result of a year 2003 charge of $2.6 million to reduce employees and employee-related costs to offset the effects of the industry’s competitive environment. This expense was offset by a reversal of $1.2 million from our year 2002 restructuring accrual due to a revised estimate of employee costs, and by a reversal of $0.3 million from our year 2000 restructuring accrual due to the renegotiated Nucel® license fee.

      Debt Extinguishment. We recognized a gain on the early extinguishment of debt in the amount of $153.9 million in the period January 1 through April 2, 2003. We did not recognize income tax expense on that gain. Internal Revenue Code Section 108 prescribes that we will not recognize any taxable income for calendar year 2003 but that we must reduce tax attributes up to the extent of the cancellation of debt income (COD). In 2003, the tax benefit recognized of $0.3 million resulted from the benefit related to sales to customers outside the U.S.

      Interest Expense. Interest expense during 2003 totaled $11.6 million, which represented a decrease of $10.7 million from 2002. The decrease was due to the emergence from bankruptcy and the establishment of 8% Senior Notes with a fair market value of $33.3 million, which replaced $163.1 million of 10.25% Senior Notes. The principal components of the 2003 interest expense were approximately $4.2 million on the GECC lease and $6.6 million on the 8% Senior Notes issued upon emergence from bankruptcy in April 2003. The principal components of the 2002 interest expense were approximately $15.2 million on the 10.25% Senior Notes that were cancelled upon emergence bankruptcy in April 2003 and $6.0 million on the GECC lease. Cash interest paid was $4.4 million in 2003, which compared to $3.2 million in 2002. This increase was primarily associated with the timing of payments under the GECC capital lease.

      Other Income (Expense). Other income (expense) of approximately $5.3 million and $1.5 million in 2003 and 2002, respectively, consisted principally of foreign exchange gains.

      Reorganization Expense. The reorganization expenses in 2003 of $0.8 million consisted principally of fees for legal, financial advisory and professional services incurred due to the Chapter 11 proceeding, which compared to $3.4 million in 2002.

      Income Tax Benefit. Net domestic cash income taxes paid (refunded) in 2003 and 2002 were $0.0 and $(2.1) million, respectively. In 2002, we received a refund of a 2001 alternative minimum tax payment, resulting from passage of the 2002 Job Creation Act which retroactively changed the law under which we made the 2001 payment. Net foreign cash income taxes paid during the same periods were $3.0 million and $0.9 million respectively. The increase in 2003 compared to 2002 was due to improved profits reported for tax purposes in our foreign subsidiaries.

2002 Versus 2001

      Net Sales. Our 2002 net sales were $183.6 million, which represented a decrease of $5.7 million from 2001. The decline in sales reflected the continuing effect of reduced selling prices in the casings industry and slightly lower sales volumes, offset by the strengthening Euro against the U.S. dollar that positively benefited net sales by approximately $3.2 million.

      Cost of Sales. Cost of sales decreased from 82.5% of net sales in 2001 to 80.0% of net sales in 2002 primarily as a result of a reduction in raw materials costs, but also as a result of our continuing cost-reduction initiatives.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $1.5 million, but remained at 21.0% as a percentage of sales as a result of the 2002 restructuring, which reduced headcount throughout our organization.

      Operating Income (Loss). Our operating income during 2002 was $2.3 million. Operating income included net restructuring income of $6.1 million recognized in the second quarter of 2002. This restructuring income was the result of a reversal of $9.3 million of excess reserves that were originally recorded in 2000 due to the negotiation of reduced Nucel® technology third party license fees, offset by a year 2002 restructuring charge of $3.2 million. During the second quarter of 2002, we committed to a restructuring plan to address the industry’s competitive environment. This loss compared favorably to Operating (Loss) from the comparable prior year period of $(13.7) million. The improvement in this amount, excluding the effects of $4.8 million of restructuring items, resulted primarily from operating efficiencies from previous cost saving measures and reduced raw material costs.

      Interest Expense. Interest expense during 2002 totaled $22.2 million, which represented a decrease of $3.3 million from 2001. The decrease was due primarily to the lower amount of interest expense related to the GECC lease payment for 2002 compared to 2001. Cash interest paid decreased from $11.7 million in 2001 to $3.2 million in 2002, primarily as a result of ceasing interest payments on the 10.25% Senior Notes due 2001.

      Other Income (Expense). Other income (expense) for 2002 increased by $4.9 million compared to 2001, and consisted primarily of foreign exchange gains.

      Reorganization Expense. The reorganization expenses of $3.4 million consisted principally of professional fees for services incurred due to our Chapter 11 proceeding.

      Income Tax Benefit. In 2002, the tax benefit of $1.3 million resulted from the benefit of a U.S. income tax refund resulting from the Job Creation Act enacted in March 2002, offset by the tax provision related to operations of foreign subsidiaries. Net domestic cash income taxes paid (refunded) in 2002 and 2001 were $(2.1) million and $2.2 million, respectively. The 2001 payment was due to alternative minimum tax rules which were superseded in 2002 with passage of the Job Creation Act and under which we received a 2002 refund. Net foreign cash income taxes paid during the same periods were $0.9 million and $2.5 million respectively. The decrease in 2002 compared to 2001 was due to lower profits reported for tax purposes in our foreign subsidiaries.

Effect of Changes in Exchange Rates

      In general, our financial results are affected by changes in foreign exchange rates. Subject to market conditions, we price most of our products in our foreign operations in local currencies, with the exception of the Brazilian export market and the U.S. export markets, which are priced in U.S. dollars. As a result, a decline in the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a favorable effect on our profitability, and an increase in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on our profitability. Exchange rate fluctuations improved the comprehensive loss by $3.7 million in both 2003 and 2002. Exchange rate fluctuations decreased comprehensive income by $0.3 million for the nine months ended September 30, 2004 and increased comprehensive income by $0.3 million for the comparable predecessor and reorganized periods of 2003.

Discontinued Operations

      During 2001, we recognized a net gain of $3.2 million, which was a residual amount left over from the sale of our plastic barrier and non-barrier shrink films business in 2000. The business sold included production facilities in the United States, United Kingdom, and Brazil. In conjunction with the sale of the films business, we shut down our oriented polypropylene films business located in Newton Aycliffe, England and our films operation in Canada. The costs of shutting down these operations are included in the business discontinuance.

Liquidity and Capital Resources

      Cash and cash equivalents increased by $7.4 million during the first nine months of 2004. Cash flows provided by operating activities were $14.3 million, provided by investing activities were $11.2 million, and used in financing activities were $17.9 million. Cash flows provided by operating activities were principally attributable to depreciation, amortization, the loss on debt extinguishment and the non-cash accrued interest on the debt offset by the net loss and increase in working capital usage. Cash flows provided by investing activities were principally attributable to the release of restricted cash, which was used to pay the GECC capital lease obligation, capital expenditures, and the reacquisition of the leased assets. Cash flows used in financing activities principally consisted of the proceeds from the issuance of 11.5% Notes offset by the repurchase of $55.5 million of 8% Senior Notes at a discount, the payment of the renegotiated GECC lease and the incurrence of financing fees associated with the issuance of 11.5% Notes.

      Cash and cash equivalents increased by $13.3 million during the period from April 3 through December 31, 2003. Cash flows provided by operating activities were $16.6 million, used for reorganization items were $0.4 million, provided by investing activities were $0.7 million, and used in financing activities were $4.5 million. Cash flows provided by operating activities were principally attributable to the effect of depreciation and amortization, and a decrease in working capital usage. Cash flows used for reorganization items consist principally of fees for legal, financial advisory and professional services incurred due to our Chapter 11 proceeding. Cash flows provided by investing activities were principally attributable to a decrease in restrictions on cash and the proceeds on disposition of assets, offset by capital expenditures for property, plant and equipment. Cash flows used in financing activities principally consisted of the payment of the scheduled GECC capital lease obligation.

      On June 29, 2004, the Company issued $90 million of 11.5% Notes and 90,000 Warrants to purchase an aggregate of 805,230 shares of common stock of the Company. The proceeds of the 11.5% Notes and the 90,000 Warrants totaled $90 million. The 11.5% Notes have a maturity date of, and the Warrants expire on, June 15, 2011. The $90 million of proceeds were used for the (i) repurchase $55.5 million principal amount of the 8% Senior Notes at a price of 90% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon; (ii) early termination of the GECC capital lease and repurchase of the operating assets subject thereto for a purchase price of $33.0 million; and (iii) payment of fees and expenses associated with the refinancing and repurchase of existing debt. In addition, the Company entered into a $20.0 million revolving credit facility. The revolving credit facility is a five-year facility with a June 29, 2009 maturity date.

      The 11.5% Notes require that the Company maintain a minimum annual level of EBITDA calculated at the end of each fiscal quarter as follows:

Fiscal Quarter Ending	Amount

September 30, 2004 through September 30, 2006	$16,000
December 31, 2006 through September 30, 2008	$18,000
December 31, 2008 and thereafter	$20,000

unless the sum of (i) unrestricted cash of the Company and its restricted subsidiaries as of such day and (ii) the aggregate amount of advances that the Company is actually able to borrow under the revolving credit facility on such day (after giving effect to any borrowings thereunder on such day) is at least $15 million. The minimum annual level of EBITDA covenant is not currently in effect as the Company’s unrestricted cash and the amount of available credit under the revolving credit facility exceeds $15 million.

      The 11.5% Notes limit our ability to (i) incur additional indebtedness; (ii) pay dividends, redeem subordinated debt, or make other restricted payments, (iii) make certain investments or acquisitions; (iv) issue stock of subsidiaries; (v) grant or permit to exist certain liens; (vi) enter into certain transactions with affiliates; (vii) merge, consolidate, or transfer substantially all of our assets; (viii) incur dividend or other payment restrictions affecting certain subsidiaries; (ix) transfer or sell assets, including capital stock of subsidiaries; and, (x) change the nature of our business.

      The revolving credit facility contains various covenants that restrict the Company’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, prepay any of the 8% Senior Notes at a purchase price in excess of 90% of the aggregate principal amount thereof (together with accrued and unpaid interest to the date of such prepayment), create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The revolving credit facility also requires that we comply with various financial covenants, including meeting a minimum four-quarter EBITDA (calculated each calendar quarter) of $19,400 through September 30, 2006 and $21,000 thereafter and an annual limitation on capital expenditures of $9,700 in 2004, $5,500 in 2005 and $6,000 in 2006 and thereafter (with any unused amount being carried over to the immediately following fiscal year), as well as certain other covenants, if our usage of the revolving credit facility exceeds 30%. The minimum level of EBITDA and annual limitations on capital expenditures are not currently in effect because the Company has no borrowings outstanding, and as such, its usage is below the 30% threshold applicable to the covenant. The revolving credit facility also requires payment of a prepayment premium in the event that it is terminated prior to maturity. The prepayment premium, as a percentage of the $20.0 million facility amount, is 3% through June 29, 2005, 2% through June 29, 2006, and 1% through June 29, 2007.

      In April 2004, the Company renegotiated and amended its lease arrangement with GECC. Under terms of the amended lease, six payments of approximately $6.1 million were due semi-annually on February 28 and August 28 beginning in February 2005. The Company and GECC mutually agreed to a $9.5 million fair market sales value for the leased equipment, which amount was used to value the equipment in fresh-start accounting. The Company had the option to terminate the lease early upon payment of $33.0 million through February 28, 2005, thereafter the amount of the early termination payment would decrease upon payment of each semi-annual capital lease payment. The equipment would have transferred to the Company free and clear of all liens on the earlier of (i) the payment of the early termination amount, plus any accrued interest due and payable at 6% per annum or (ii) the payment of the final installment due August  28, 2007. On June 29, 2004, the Company exercised its $33.0 million early termination payment option, terminated the lease and acquired title to the leased equipment. The leased equipment was transferred to the Company free and clear of all liens.

      Capital expenditures (excluding the repurchase of the leased equipment under the GECC capital lease) for the nine months ended September 30, 2004 and 2003 totaled $3.9 million and $1.9 million, respectively. In June 2004, the Company repurchased the leased assets under the GECC capital lease for $9.5 million. Significant 2004 capital expenditures, other than the repurchase of the leased equipment, are related to the installation of environmental equipment to conform to MACT standards for casing manufacturers. Significant 2003 capital expenditures included costs associated with the Viskase Food Science Quality Institute (“FSQI”) plastic casing line. Capital expenditures for 2004, excluding the repurchase of the leased equipment from GECC, are expected to be approximately $9.9 million.

      Capital expenditures for the year ended December 31, 2003 and 2002 totaled $4.3 and $3.8 million, respectively. Significant 2003 expenditures included costs for Osceola and Loudon environmental control technology systems. Significant 2002 capital expenditures included costs associated with FSQI and numerous smaller projects throughout our manufacturing facilities worldwide. Significant 2001 capital expenditures for continuing operations included costs associated with the VisflexTM and VismaxTM plastic casing product line and with the corporate office relocation.

      During the first nine months of 2004, we spent approximately $2.0 million on research and development programs, including product and process development, and on new technology development. Our 2004 research and development and product introduction expenses are expected to be approximately $3.0 million. Among the projects included in the current research and development efforts are the development of SmokeMasterTM casing, the anti-listeria NOJAX® ALTM casing, and the application of certain patents and technology being licensed by Viskase to the manufacture of cellulosic casings.

      We paid $5.0 million and $1.0 million for our pension and postretirement contributions in the third quarter of 2004. We anticipate we will pay $0.2 million additional pension contributions and approximately $0.9 million of postretirement contributions during the remainder of the year.

Letter of Credit Facility

      Letters of credit in the amount of $1.9 million were outstanding under letter of credit facilities with commercial banks, and were cash collateralized at September 30, 2004.

      We finance our working capital needs through a combination of internally generated cash from operations, cash on hand and our revolving credit facility.

Revolving Credit Facility

      On June 29, 2004, we terminated our existing revolving credit facility with Arnos Corp., an affiliate of Carl C. Icahn, and entered into a credit facility for up to $20.0 million with Wells Fargo Foothill. This revolving credit facility will be used for working capital and other general corporate purposes.

      Borrowings under the loan and security agreement governing this revolving credit facility (the “Credit Agreement”) are subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Credit Agreement, we are able to choose between two per annum interest rate options: (x) the lender’s prime rate and (y) (1) LIBOR plus (2) a margin of 2.25% (which margin will be subject to performance based increases up to 2.50% and decreases down to 2.00%); provided that LIBOR shall be at least equal to 1.00%. Letter of credit fees will be charged a per annum rate equal to the then applicable margin described in clause (y)(2) of the immediately preceding sentence less 50 basis points. The Credit Agreement also provides for an unused line fee of 0.375% per annum and a monthly servicing fee. The Credit Agreement has a term of five years from the date of the closing thereof.

      Indebtedness under the Credit Agreement is secured by liens on substantially all of our and our domestic subsidiaries’ assets, which liens (i) on inventory, account receivables, lockboxes, deposit accounts into which payments therefor are deposited and proceeds thereof, are contractually senior to the liens securing the Notes and the related guarantees pursuant to an intercreditor agreement, (ii) on real property, fixtures and improvements thereon, equipment and proceeds thereof, are contractually subordinate to the liens securing the Notes and such guarantees pursuant to such intercreditor agreement, (iii) on all other assets, are contractually pari passu with the liens securing the Notes and such guarantees pursuant to such intercreditor agreement.

      The Credit Agreement also contains various covenants that restrict our and our subsidiaries’ ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets (with permitted exceptions), make certain restricted payments, prepay any of the 8% Senior Notes at a purchase price in excess of 90% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of such prepayment, create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates. The Credit Agreement also requires that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures as well as, in the event our usage of the Credit Agreement exceeds 30%, certain other financial covenants. The Credit Agreement provides for certain events of default, including default upon the nonpayment of principal, interest, fees or other amounts, a cross default with respect to other obligations of ours and our subsidiaries, failure to comply with certain covenants, conditions or provisions under the Credit Agreement, the existence of certain unstayed or undischarged judgments, the invalidity or unenforceability of the relevant security documents, the making of materially false or misleading representations or warranties, commencement of reorganization, bankruptcy, insolvency or similar proceedings and the occurrence of certain ERISA events. Upon the occurrence of an event of default under the Credit Agreement, the lender will be entitled to declare all obligations thereunder to be immediately due and payable. The Credit Agreement requires us to pay a prepayment premium in the event that it is prepaid prior to maturity.

8% Senior Notes

      The 8% Senior Notes are unsecured, bear interest at a rate of 8% per year, and will accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (paid-in-kind) for the first three years. The first interest payment date on the 8% Senior Notes was June 30, 2003 (paid-in-kind).

Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Senior Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes will mature on December 1, 2008 with a principal value of approximately $18.7 million, assuming interest in the first five years is paid-in-kind.

      The 8% Senior Notes were valued at market under fresh-start accounting. The 8% Senior Notes were recorded on the books at April 3, 2003 at their discounted value of $33.2 million. The discount to face value is being amortized using the effective-interest rate methodology through maturity with an effective interest rate of 10.46%.

      On June 29, 2004, we purchased $55.5 million aggregate principal amount of the outstanding 8% Senior Notes. In connection therewith and in accordance with the indenture for the 8% Senior Notes, the holders thereof agreed to, among other things, release the liens on the collateral that had been securing the 8% Senior Notes and may eliminate substantially all of the restrictive covenants contained in such indentures governing the 8% Senior Notes. From time to time, we may offer to purchase at a substantial discount any or all of the remaining 8% Senior Notes through privately negotiated transactions, purchases in the public marketplace or otherwise. The following table summarizes the carrying value of the 8% Senior Notes at December 31 (in millions):

	2004	2005	2006	2007

8% Senior Notes Principal amount outstanding	$16.0	$17.3	$18.7	$18.7
Discount	(4.2)	(3.3)	(2.3)	(1.2)

Carrying value	$11.8	$14.0	$16.4	$17.5

      As a result of the purchase of 8% Senior Notes and the termination of the GECC lease on June 29, 2004, we have recorded a net loss of approximately $13.1 million during the second quarter of 2004, which reduced our operating income and net income (loss), and we expect interest expense to be $11.3 million on a pro forma annual basis for 2004.

Pension and Postretirement Benefits

      Our long-term pension and postretirement benefit liabilities totaled $101.7 million at December 31, 2003. Expected cash contributions for pension and postretirement benefit liabilities are expected to be (in millions):

	2004	2005	2006	2007	2008

Pension	$6.0	$3.8	$13.1	$8.7	$7.7
Postretirement Benefit(1)	3.0	1.4	1.4	1.4	1.4

Total	$9.0	$5.0	$14.5	$10.1	$9.1

(1)	Net of retiree contributions.

Other

      The fair value of our debt obligations (excluding capital lease obligations) is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to us for the debt of the same remaining maturities. At September 30, 2004, the carrying amount and estimated fair value of our debt obligations (excluding capital lease obligations) were $100.7 million and $103.8 million, respectively.

      As of September 30, 2004, aggregate maturities of debt for each of the next five years are (in millions):

	2004		2005		2006		2007		2008

11.5% Notes		$—		$—		$—		$—	$—
8% Senior Notes		—		—		—		—	18.7
Other		—		—		—		—	—

Total	$		$		$		$		$18.7

Critical Accounting Policies

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying financial statements. In preparing these financial statements, management bases its estimates on historical experience and other assumptions that they believe are reasonable. We do not believe there is a great likelihood that materially different amounts would be reported under different conditions or using different assumptions related to the accounting policies described below. However, application of these accounting policies involves the exercise of judgment and the use of assumptions as to uncertainties and, as a result, actual results could differ from these estimates. If actual amounts are ultimately different from previous estimates, the revisions are included in our results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between our estimates and actual amounts in any year have not had a significant impact on our consolidated financial statements. The Company is not aware of any trend, event or uncertainty that would materially affect the methodology or assumptions used within its critical accounting policies. The Company has not made any material changes to accounting estimates in the past three years, and at this time the Company does not intend to make any changes in the underlying assumptions to its accounting estimates.

Revenue Recognition

      Substantially all of the Company’s revenues are recognized at the time the products are shipped to the customer, under F.O.B. Shipping Point terms or under F.O.B. Port terms. Revenues are net of any discounts, rebates and allowances. The Company records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of cost of goods sold.

Allowance for Doubtful Accounts Receivable

      Accounts receivable have been reduced by an allowance for amounts that may become uncollectible in the future. This estimated allowance is primarily based upon our evaluation of the financial condition of each customer, each customer’s ability to pay and historical write-offs.

Allowance for Obsolete and Slow Moving Inventories

      Inventories are valued at the lower of cost or market. The inventories have been reduced by an allowance for slow moving and obsolete inventories. The estimated allowance is based upon management’s estimate of specifically identified items, the age of the inventory and historical write-offs of obsolete and excess inventories.

Deferred Income Taxes

      Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

Pension Plans and Other Postretirement Benefit Plans

      Our North American operations have a defined benefit retirement plan that covers substantially all salaried and full-time hourly employees who were hired prior to April 1, 2003 and a fixed defined contribution plan and a discretionary profit sharing plan that covers substantially all salaried and full-time hourly employees who were hired on or after April 1, 2003. Our operations in Germany have a defined benefit retirement plan that covers substantially all salaried and full-time hourly employees. Pension cost is computed using the projected unit credit method. The discount rate used approximates the average yield for high quality corporate bonds as of the valuation date. Our funding policy is consistent with funding requirements of the applicable federal and foreign laws and regulations.

      Our North American operations have postretirement health care and life insurance benefits. We accrue for the accumulated postretirement benefit obligation that represents the actuarial present value of the anticipated benefits. Measurement is based on assumptions regarding such items as the expected cost of providing future benefits and any cost sharing provisions. The Company will terminate postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the U.S. who are not covered by a collective bargaining agreement. It is estimated that said termination will result in a $35 million reduction in the Company’s unfunded postretirement liability.

Fresh-Start Accounting

      As previously discussed, the accompanying consolidated financial statements reflect the use of fresh-start accounting as required by SOP 90-7. Under fresh-start accounting, our assets and liabilities were adjusted to fair values and a reorganization value for the entity was determined based upon the estimated fair value of the enterprise before considering values allocated to debt. The portion of the reorganization value that could not be attributed to specific tangible or identified intangible assets of the Reorganized Company totaled $44.4 million. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” this amount is reported as “Goodwill” in the consolidated financial statements. Fresh-start accounting results in the creation of a new reporting entity with no accumulated deficit as of April 3, 2003. Our reorganization value was based on the consideration of many factors and various valuation methods, including discounted cash flow analysis using projected financial information, selected publicly traded company market multiples of certain companies operating businesses viewed to be similar to us, and other applicable ratios and valuation techniques believed by us to be representative of our business and industry.

      The valuation was based upon a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies beyond our control.

      Upon the adoption of fresh-start accounting, as of April 3, 2003, we recorded goodwill of $44.4 million, which equals the reorganization value in excess of amounts allocable to identifiable net assets recorded in accordance with SOP 90-7. In the fourth quarter of 2003, we performed our first annual goodwill impairment analysis under SFAS No. 142. Due to the fact the fair value of our single reporting unit, as estimated by our market capitalization, was significantly less than the net book value at December 31, 2003, we wrote off the entire $44.4 million goodwill balance in the fourth quarter of 2003.

Goodwill and Intangible Assets

      Goodwill and intangible assets that have an indefinite useful life are not amortized and are tested at least annually for impairment. Due to the prepackaged nature of our bankruptcy plan, goodwill was tested for impairment by comparing the fair value with its recorded amount. As a result of adopting SFAS No. 142, we used a discounted cash flow methodology for determining fair value. This methodology identified an impairment of goodwill and intangible assets in the amount of $49.4 million, which was written off in the fourth quarter of 2003. As part of fresh-start accounting, the Company recognized intangible assets that are being amortized. Non-compete agreements in the amount of $1.2 million are being amortized over two years. The intangible backlog in the amount of $2.4 million was written-off in its entirety during 2003.

Property, Plant and Equipment

      We carry property, plant and equipment at cost less accumulated depreciation. Property and equipment additions include acquisition of property and equipment and costs incurred for computer software purchased for internal use including related external direct costs of materials and services and payroll costs for employees directly associated with the project. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from 2 to 32 years. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations.

Long-Lived Assets

      We continue to evaluate the recoverability of long-lived assets including property, plant and equipment, patents and other intangible assets. Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset’s fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least once a year or when circumstances warrant.

Other Matters

      We do not have off-balance sheet arrangements (sometimes referred to as “special purpose entities”), financing or other relations with unconsolidated entities or other persons. In the ordinary course of business, we lease certain casing manufacturing and finishing equipment, and certain real property, consisting of manufacturing and distribution facilities and office facilities. Substantially all such leases as of September 30, 2004 were operating leases, with the majority of those leases requiring the Company to pay maintenance, insurance and real estate taxes.

Liquidity

      The Company emerged from bankruptcy on April 3, 2003. For the period April 3 through December 31, 2003, the Company recorded a net loss of $46,627 and positive cash flow from operating activities before reorganization expense of $16,645. In connection with its emergence from bankruptcy, the Company restructured its debt and equity. In addition, the amounts due under capital leases were renegotiated with the lessor. As of December 31, 2003, the Company had positive working capital of approximately $52,201 and unrestricted cash of $23,160, with additional amounts available under its revolving credit facility. While the Company could decide to raise additional amounts through the issuance of new debt or equity, management believes that the existing resources available to it will be adequate to satisfy current and planned operations for at least the next twelve months.

Contractual Obligations Related to Debt, Leases and Related Risk Disclosure

      The following table reflects our future contractual cash obligations and commercial commitments as of December 31, 2003, determined on a pro forma basis (in millions):

		Payments Due by Pay Period

		Less than	Years	Years	More than
Contractual Obligations	Total	1 Year	2 & 3	4 & 5	5 Years

Long-term debt	$90.0	$	$	$	$90.0
Cash interest obligations	20.2	2.5	3.5	14.2
Other long-term debt	18.8			18.7	0.1
Pension	51.7	5.7	16.9	16.4	12.7
Postretirement benefits	54.3	3.0	6.0	6.0	39.3
Operating leases	10.9	2.1	3.8	3.1	1.9
Third-party license fees	0.2	0.2

Total	$246.1	$13.5	$30.2	$58.4	$144.0

      The following table reflects our future contractual cash obligations and commercial commitments as of September 30, 2004, determined on a pro forma basis (in millions):

		Payments Due by Pay Period

		Less than	Years	Years	More than
Contractual Obligations	Total	1 Year	2 & 3	4 & 5	5 Years

Long-term debt	$90.0	$	$	$	$90.0
Cash interest obligations	75.2	9.9	22.0	22.6	20.7
Other long-term debt	18.8			18.7	0.1
Pension	47.1	2.5	20.9	12.7	11.0
Postretirement benefits	20.8	2.2	2.6	2.6	13.4
Operating leases	10.9	2.1	3.8	3.1	1.9
Third-party license fees	0.2	0.2

Total	$263.0	$16.9	$49.3	$59.7	$137.1

      Cash interest obligations changed between December 31, 2003 and September 30, 2004 as a result of the issuance of the 11.5% Notes, which pay interest in cash, in comparison with the 8% Senior Notes, with respect to which a substantial portion of the interest is payable in kind. The decrease in postretirement benefits between December 31, 2003 and September 30, 2004 relates to the Company’s decision to discontinue certain postretirement benefits effective December 31, 2004.

Recent Accounting Pronouncements

      In January 2003, the Financial Accounting Standards Board (FASB) issued EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF 00-21 provides guidance on how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF 00-21 is effective for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on our results of operations or financial position.

      In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51.” FIN 46 clarified the application of Accounting Research Bulletin Number 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Qualifying special purpose entities as defined by FASB Statement Number 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are excluded from the scope of FIN 46. FIN 46 applied immediately to all variable interest entities created after January 31, 2003 and was originally effective for fiscal periods beginning after July 1, 2003 for existing variable interest entities. In October 2003, the FASB postponed the effective date of FIN 46 to December 31, 2003. We do not have any variable interest entities and, therefore, believe that the adoption of the provisions of FIN 46 will not have a material impact on our results of operations or financial position.

      In December 2003, a revised version of FIN 46 (Revised FIN 46) was issued by the FASB. The revisions clarify some requirements, ease some implementation problems, add new scope exceptions and add applicability judgments. Revised FIN 46 is required to be adopted by most public companies no later than March 31, 2004. We believe that the adoption of revised FIN 46 will not have a material impact on our results of operations or financial position.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instrument and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on our results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In November 2003, the FASB issued FASB Staff Position Number 150-3, which deferred indefinitely the effective date of SFAS No. 150 as it relates to certain mandatory redeemable non-controlling interests. SFAS No. 150 was effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our results of operations or financial position.

      In December 2003, the FASB issued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits — an Amendment of FASB Statements No. 87, 88, and 106.” The statement was developed in response to concerns expressed by users of financial statements regarding more information about pension plan assets, obligations, benefit payments, contributions and net benefit cost. Disclosures about postretirement benefits other than pensions are required. All new provisions for domestic plans are effective for fiscal years ending after December 15, 2003. Foreign and nonpublic entities disclosures are required effective for fiscal years ending after June 15, 2004. We are considering the standard and its effect on our financial statements.

      On December 17, 2003, the staff of the SEC issued Staff Accounting Bulletin (SAB) 104, “Revenue Recognition,” which amends SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21. Additionally, SAB 104 rescinds the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” (the FAQ) issued with SAB 101 (that had been codified in SEC Topic 13, “Revenue Recognition”). Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on our results of operations or financial position.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The statement is applicable for fiscal years beginning after May  15, 2002 and requires, among other things, that any gain or loss on extinguishment of debt that does not meet criteria in Opinion 30, as amended, no longer be classified as an extraordinary item. We adopted SFAS No. 145 in 2003 and accordingly reclassified extraordinary gains as a separate caption in accordance with this statement.

Quantitative and Qualitative Disclosure About Market Risk

      We are exposed to certain market risks related to foreign currency exchange rates. In order to manage the risk associated with this exposure to such fluctuations, we occasionally use derivative financial instruments. We do not enter into derivatives for trading purposes.

      We have prepared sensitivity analyses to determine the impact of a hypothetical 10% devaluation of the U.S. dollar relative to our European receivables, payables, sales and purchases denominated in U.S. dollars. Based on our sensitivity analyses at September 30, 2004, a 10% devaluation of the U.S. dollar would affect our consolidated financial position by $16,000.

      We purchase gas futures contracts to lock in set rates on gas purchases. We use this strategy to minimize our exposure to volatility in the price of natural gas. These products are not linked to specific assets and liabilities that appear on the balance sheet or to a forecasted transaction and, therefore, do not qualify for hedge accounting. As such, gains on the change in fair value of the futures contracts are not recorded in other income, whereas losses are recognized. There were no natural gas futures contracts outstanding at September 30, 2004.

BUSINESS

Our Company

      We are a leading worldwide producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat products. We provide value-added support services relating to these products to our customers, which include some of the world’s largest global consumer products companies. We are a Delaware corporation organized in 1970 and were known as Envirodyne Industries, Inc. until we changed our name in 1998. In 1925, one of our predecessors invented the basic process for producing casings from regenerated cellulose for commercial production, and we and/or our predecessors have been in the processed meat flexible packaging business for over 79 years. We believe we are one of the two largest worldwide producers of non-edible cellulosic casings for small-diameter processed meats, such as hot dogs. In addition, we believe we are one of the leading producers of non-edible fibrous casings for large-diameter sausages, salami, hams and other processed meat products. We also produce plastic casings for a wide range of processed meat and poultry applications. Our high-quality product offering and superior customer service have resulted in strong and longstanding relationships with our blue-chip customer base, which includes Kraft, Smithfield Foods and ConAgra. The average length of our relationships with our top 15 customers is greater than ten years. We operate seven manufacturing facilities and eight distribution centers in North America, Europe and South America and, as a result, we are able to sell our products in most countries throughout the world.

      Since 1998, we have sold certain of our operations in order to reduce indebtedness and increase our operational focus. As a result of these efforts, we sold our wholly-owned subsidiary, Sandusky Plastics, Inc. in June 1998, our wholly-owned subsidiary, Clear Shield National, Inc. in July 1998, and our plastic barrier and non-barrier shrink film business in August 2000. These divestitures have left the cellulosic, fibrous and plastic casings business as our primary operating activity.

      Upon emergence from bankruptcy in April 2003, our wholly-owned subsidiary, Viskase Corporation, merged with and into us. In addition, since emerging from bankruptcy, we have implemented a number of restructuring measures to reduce the fixed cost structure of our remaining business and to address competitive price pressures and increases in various production costs in our business. In September 2003, we dissolved two of our subsidiaries, Envirosonics, Inc. and Viskase Puerto Rico Corporation, and in October 2003, we dissolved another subsidiary, Viskase Australia Limited. In January 2004, we merged two of our subsidiaries, Viskase Holding Corporation and Viskase Sales Corporation, with and into us, and merged another subsidiary, Envirodyne Subsidiary, Inc., with and into one of our domestic subsidiaries.

Bankruptcy and Plan of Reorganization

      On November 13, 2002, we filed a prepackaged Chapter 11 bankruptcy plan in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”). The Chapter 11 filing was for Viskase Companies, Inc. alone and did not include any of our domestic or foreign subsidiaries. On December 20, 2002, the Bankruptcy Court confirmed our prepackaged plan of reorganization, as modified (the “Plan”), and we consummated the Plan and emerged from bankruptcy on April 3, 2003. Throughout the bankruptcy proceeding, our domestic and foreign operating subsidiaries continued to provide an uninterrupted supply of products and services to customers worldwide. Trade creditors and vendors were unaffected and were paid in the ordinary course of business, and the employees of our operating subsidiaries were paid all wages, salaries and benefits on a timely basis.

      Under the terms of the Plan, our 10.25% Senior Notes due 2001 (the “10.25% Senior Notes”) were converted into 8% Senior Notes and shares of our Common Stock on the basis of $367.96271 principal amount of 8% Senior Notes (i.e., $60 million) and 63.4122 shares of Common Stock for each $1,000 principal amount of the 10.25% Senior Notes. The previously outstanding shares of our common stock were canceled pursuant to the Plan and the holders thereof received warrants (the “2010 Warrants”) with a term of seven years (expiring April 2, 2010) to purchase 306,291 shares of Common Stock equal to 2.7% of our Common Stock outstanding immediately after the consummation of the Plan on a fully-

diluted basis at an exercise price of $10.00 per share. On a fully-diluted basis, holders of the 10.25% Senior Notes received approximately 91.5% of our Common Stock, and approximately 5.8%, or 660,000 shares, of our Common Stock was issued or reserved for issuance to our management and employees.

      Upon emerging from bankruptcy our Board of Directors was reconstituted into five members.

The Industry

      The flexible packaging market in the U.S. is comprised of paper, plastic film or foil products, and laminations of these materials. According to industry sources, domestic demand for flexible packaging was 6.0 billion pounds in 2003, and has grown from 5.5 billion pounds in 1998, reflecting a compound annual growth rate of 1.9%. Industry analysts expect the flexible packaging market as a whole to continue to expand at a steady rate due to technological advances and manufacturers’ needs for higher performance packaging. According to industry sources, domestic demand for flexible packaging is expected to reach 6.8 billion pounds by 2008, which would reflect a compound annual growth rate of 2.4% from 2003. Furthermore, domestic demand for flexible packaging for meat, poultry and seafood, the subsection of the flexible packaging market in which we operate, has been growing. Industry sources report that domestic demand for flexible packaging used for meat, poultry and seafood increased to 540 million pounds in 2003 from 515 million pounds in 1998, reflecting a compound annual growth rate of 1.0%. Domestic demand for flexible packaging for meat, poultry and seafood is expected to reach 594 million pounds by 2008, which would reflect a compound annual growth rate of 1.9% from 2003. We believe that we will continue to benefit from these stable U.S. industry fundamentals in both the general and the meat, poultry and seafood flexible packaging markets. We also believe that growth in demand for flexible meat, poultry and seafood packaging will occur in international markets. We expect modest growth in developed countries and, due to increasing wealth and availability of quality nutrition, more expansive growth in developing countries.

      We participate in the small-diameter cellulosic, fibrous and plastic casings segments of the general flexible packaging market. Casings are used in the production of processed meat and poultry products, such as hot dogs, sausages, salami, ham and bologna. In the manufacturing of these products, a meat preparation is stuffed into a casing and then cooked, smoked or dried. The casing utilized dictates the size, consistency of shape, and overall appearance and quality of the final meat product. Small-diameter cellulosic, fibrous and plastic casings also permit high-speed stuffing and processing of products on commercially available automated equipment, which provides a meat processor with consistent product quality, high production output rates and lower manufacturing costs.

      The processed meat casings market can be sub-divided as follows:

Edible Casings

      Natural (Gut) Casings. Natural casings, made from animal intestines, are the most commonly used edible casings, although their share of the worldwide market is believed to be decreasing due to their inconsistent quality and lack of compatibility with automated production equipment.

      Edible Collagen Casings. Edible collagen (derived from animal proteins) is used for fresh sausages, snack sticks and some small-diameter cooked sausages because its consistency in performance is generally improved over natural casings.

Non-Edible Casings

      Cellulosic Casings. Cellulosic casings are the highest volume non-edible casings and are used in the production of small-diameter processed meat products (less than 35 millimeters), such as hot dogs, frankfurters and other small-diameter cooked sausages. Cellulosic casings are typically peeled off of the meat product and discarded prior to final packaging. Cellulosic casings’ advantages in strength, uniformity and machinability on high speed, automatic stuffing equipment allow for higher productivity and lower manufacturing costs compared to processing with edible natural or collagen casings.

      Fibrous Casings. Fibrous casings are paper-reinforced cellulosic casings used in large-diameter products (greater than 35 millimeters) because the fibrous material enhances casing strength and provides uniformity in product diameter. Applications include a wide variety of cooked, smoked and dried processed meats, including large sausages, salami, hams and deli meats.

      Non-Edible Collagen Casings. Non-edible collagen is used for large-diameter sausages such as chorizo and certain types of specialty dried salamis.

      Plastic Casings. Plastic casings are traditionally used in steam or water cooking applications, such as boiled ham, poultry rolls and other processed sausages where the plastic casing lends itself to higher cooking yields and can serve as a final package. Plastic casings are growing in market demand because they can provide a lower-cost alternative to fibrous casings when cook yields and re-packaging costs are taken into consideration.

      We compete in the cellulosic, fibrous and plastic casing segments of the non-edible casings market.

Products

      Our main product lines are as follows:

      NOJAX® casings — Small-diameter cellulosic casings designed for the production of hot dogs, wieners, frankfurters, viennas, cocktail sausages, coarse ground dinner sausages, dry mini-salamis and other small-diameter processed meats.

      Fibrous casings — Paper-reinforced cellulosic casings utilized in the manufacturing of a wide variety of cooked, smoked and dried processed meats, including large sausages, bologna, salami, ham, pepperoni and deli meats.

      VisflexTM, VismaxTM and Vislon® casings — Plastic (polyamide) casings, each designed with distinct performance characteristics targeted at a wide range of sausage, deli meat and other processed meat and poultry applications.

      We also manufacture other specialty cellulosic products, notably a family of large cellulosic casings with limited applications for mortadella and specialty sausages, as well as some non-food products targeted at dialysis membrane and specialized battery separator market applications. Furthermore, on a limited and geographic basis, we sometimes take on distributor product lines of certain allied products that serve as complimentary supply items to casings. Examples of such products include an elastic netting line that we distribute in North America and shrinkable barrier bags that we distribute in Italy.

International Operations

      We have four manufacturing and/or finishing facilities located outside the continental United States, in Beauvais, France; Thâon-les-Vosges, France; Guarulhos, Brazil, and Caronno, Italy.

      Net sales from customers located outside the United States represented approximately 59% of our total net sales during 2003. Our operations in France are responsible for distributing products, directly or through distributors, in Europe, Africa, the Middle East and parts of Asia. While overall consumption of processed meat products in North America and Western Europe has apparently stabilized, we believe there is a potential for market growth in Eastern Europe, Latin America, South America and Southeast Asia.

      The following table shows our net sales, operating (loss) income, identifiable assets and U.S. export sales by geographic region during the last three fiscal years (in millions):

	Predecessor Company

				Reorganized Company
	Year Ended
	December 31,		January 1
			Through	April 3 Through	January 1 Through
	2001	2002	April 2, 2003	December 31, 2003	September 30, 2004

Net Sales
United States	$120.3	$115.8	$29.5	$97.8	$98.4
Canada	8.2	6.8	—	—	—
South America	7.9	7.4	1.6	5.9	5.8
Europe	70.1	66.5	17.9	60.7	63.6
Other and eliminations	(17.2)	(12.9)	(3.6)	(12.0)	(13.4)

Total	$189.3	$183.6	$45.4	$152.3	$154.4

Operating (loss) income
United States	$(10.3)	$4.0	$(1.4)	$(37.1)	$10.3
Canada	(0.5)	(0.5)	(0.1)	(0.4)	(0.5)
South America	(0.6)	(1.4)	(0.2)	(0.9)	(0.7)
Europe	(2.3)	0.2	(0.3)	(2.4)	(0.7)
Other and eliminations	—	—	—	—	—

Total	$(13.7)	$2.3	$(2.0)	$(40.8)	$8.4

Identifiable Assets
United States	$138.2	$131.4	$115.0	$115.7	$111.6
Canada	6.8	1.5	0.8	0.7	0.6
South America	9.5	8.8	8.9	7.9	7.5
Europe	79.5	77.0	75.6	87.8	83.8
Other and eliminations	—	—	—	—	—

Total	$234.0	$218.7	$200.3	$212.1	$203.5

Manufacturing

      The production of regenerated cellulosic casings generally involves four principal steps: (i) production of a viscose slurry from wood pulp; (ii) regeneration of cellulosic fibers; (iii) extrusion of a continuous tube during the regeneration process; and (iv) “shirring” of the final product. Shirring is a finishing process that involves pleating and compressing the casing in tubular form for subsequent use in high-speed stuffing machines. The production of regenerated cellulosic casings involves a complex and continuous series of chemical and manufacturing processes, and we believe that our facilities and expertise in the manufacture of extruded cellulose are important factors in maintaining our product quality and operating efficiencies.

      Our product line includes NOJAX® cellulosic casings, which are used for small-diameter processed meat products such as hot dogs; fibrous casings, which are paper-reinforced cellulosic casings used in the production of large-diameter sausages, salami, hams and other processed meat products; and VisflexTM and VismaxTM plastic casings, which are used for a wide range of processed meat, poultry and cheese applications.

Sales and Distribution

      We have a broad base of customers, with no single customer accounting for more than 7.0% of our net sales. We are able to sell our products in most countries throughout the world. We have 40 people staffing our technical and sales teams who are responsible for sales and service to processed meat and poultry producers. Approximately 69 distributors market our products to customers in Europe, Africa, the Middle East, Asia, and Latin/ South America. Our products are marketed through our own subsidiaries in France, Germany, Italy, Poland and Brazil, and we maintain eight distribution centers located in the United States, Canada, Germany and Poland to provide warehousing and distribution of our products. See “— Facilities.”

      As of September 30, 2004, we had backlog orders of approximately $34.8 million. As of December 31, 2003 and 2002, we had backlog orders of approximately $36.6 million and $28.0 million, respectively. Orders on backlog typically are filled within 90 days.

Competition

      We are one of the world’s leading producers of cellulosic casings. While our industry generally competes based on volume and price, we seek to maintain our competitive advantage and differentiate ourselves from our competitors by manufacturing products that have higher quality and superior performance characteristics when compared to our competitors’ products; by responding quickly to customer product requirements; by providing technical support services to our customers for production and formulation requirements; and by producing niche products to satisfy individual customer needs.

      Our principal competitors in the cellulosic casing market are Teepak LLC, located in the United States with manufacturing facilities in the United States, Belgium, Mexico and the Czech Republic; Viscofan, S.A., located in Spain with manufacturing facilities in Germany, Brazil, the Czech Republic and the United States; Kalle Nalo GmbH, located in Germany; Case Tech, a wholly-owned subsidiary of Bayer AG, located in Germany; Oy Visko AB, located in Finland; and two Japanese manufacturers, Futamura Chemical, marketed by Meatlonn, and Toho. Our primary competitors include several corporations that are larger and better capitalized than we are and, thus, are less vulnerable to price reductions in the market. During the previous ten years, we have experienced reduced profits due to overcapacity in our industry and intense competition based on volume.

Research and Development

      We believe our continuing emphasis on research and development is central to our ability to maintain industry leadership. In particular, we have focused on the development of new products that increase our customers’ operating efficiencies, reduce their operating costs and expand their markets. Our research and development projects also include the development of new processes and products to improve our own manufacturing efficiencies. Our research scientists, engineers and technicians are engaged in continuous product and equipment development, and also provide direct technical and educational support to our customers.

      We believe we have achieved and maintained our position as a leading producer of cellulosic casings for packaging meats through significant expenditures on research and development. We expect to continue our research and development efforts. The commercialization of certain of our product and process applications, and related capital expenditures to achieve commercialization, may require substantial financial commitments in future periods. Research and development costs from continuing operations are expensed as incurred and totaled $3.6 million, $4.1 million and $4.8 million during 2003, 2002 and 2001, respectively.

Seasonality

      Historically, our domestic sales and profits have been seasonal in nature, increasing in the spring and summer months. Sales outside of the U.S. remain relatively stable throughout the year.

Raw Materials

      The raw materials we use include cellulose (derived from wood pulp), specialty fibrous paper and various other chemicals. We generally purchase our raw materials from a single source or a small number of suppliers with whom we maintain good relations. Certain primary and alternative sources of supply are located outside the U.S. We believe that adequate alternative sources of supply currently exist for all of our raw materials or that raw material substitutes are available, which we could utilize by modifying our manufacturing processes.

Facilities

      The following table lists each of our facilities, including location, use, approximate square footage and status:

Manufacturing Facilities

		Approximate	Owned or
Facility	Primary Use	Square Footage	Leased

Beauvais, France	Casings production and finishing	235,000	Leased
Caronno, Italy	Casings finishing	73,000	Owned
Guarulhos, Brazil	Casings finishing	25,000	Leased
Kentland, Indiana	Casings finishing	125,000	Owned
Loudon, Tennessee	Casings production	250,000	Owned
Osceola, Arkansas	Casings production and casings finishing	223,000	Owned
Thâon-les-Vosges, France	Casings finishing	239,000	Owned

Distribution Centers

Facility	Owned or Leased

Atlanta, Georgia	Leased
Buffalo, New York	Leased
Fresno, California	Leased
Remington, Indiana	Leased
Lindsay, Ontario, Canada	Owned
Saskatoon, Saskatchewan, Canada	Leased
Dormagen, Germany	Leased
Warsaw, Poland	Leased

Headquarters

Facility	Owned or Leased

Willowbrook, Illinois (Worldwide headquarters)	Leased
Pantin, France (European headquarters)	Leased

Employees

      We believe we maintain productive and amicable relationships with our approximately 1,360 employees worldwide. Approximately 480 of our 1,360 employees are union members. One of our domestic facilities, located in Loudon, Tennessee, is unionized. Our collective bargaining agreement covering union employees at the Loudon facility expires on September 30, 2005. Additionally, all of our European and Brazilian facilities have national agreements with annual renewals. Employees at our European facilities are involved in labor negotiations at both the local and national levels.

Trademarks and Patents

      We hold patents on many of our major technologies, including those used in our manufacturing processes and those embodied in products sold to our customers. We believe our ongoing market leadership is derived, in part, from our technology. We vigorously protect and defend our patents against infringement on an international basis. As part of our research and development program, we have developed and expect to continue to develop new proprietary technology and have licensed proprietary technology from third parties. We believe these activities will enable us to maintain our competitive position. However, we do not believe that any single patent or group of patents is material to us. We also own numerous trademarks and registered trade names that are used actively in marketing our products. We periodically license our process and product patents to competitors on a royalty basis.

Environmental Regulations

      In manufacturing our products, we employ certain hazardous chemicals and generate toxic and hazardous wastes. The use of these chemicals and the disposal of such wastes are subject to stringent regulation by several governmental entities, including the United States Environmental Protection Agency (the “EPA”) and similar state, local and foreign environmental control entities. We are subject to various environmental, health and safety laws, rules and regulations including those of the United States Occupational Safety and Health Administration and the EPA. These laws, rules and regulations are subject to amendment and to future changes in public policy or interpretation, which may affect our operations.

      Certain of our facilities are or may become potentially responsible parties with respect to on-site and off-site waste disposal facilities and remediation of environmental contamination. See “— Legal Matters” with respect to potential environmental liabilities at the Lindsay, Ontario facility of our Canadian subsidiary, Viskase Canada.

      Under the Clean Air Act Amendments of 1990, various industries, including casings manufacturers, will be required to meet MACT air emissions standards for certain chemicals. MACT standards applicable to all U.S. cellulosic casing manufacturers were promulgated June 11, 2002. We submitted extensive comments to the EPA during the public comment period. Compliance with these new rules is required by June 13, 2005, although the Company has obtained a one-year extension for both of its facilities. To date, we have over $2.9 million in capital expenditures, and we expect to spend over $7.4 million over the next 12 months, to become compliant with MACT rules at our two U.S. extrusion facilities. Although we expect to implement the technology necessary to meet these emissions standards at our two extrusion facilities, our failure to do so, or our failure to receive a compliance extension that we anticipate requesting from regulatory agencies, could result in substantial penalties, including civil fines of up to $50,000 per facility per day or a shutdown of our U.S. extrusion operations.

      Under the Resource Conservation and Recovery Act, regulations have been proposed that, in the future, may impose design and/or operating requirements on the use of surface impoundments for wastewater. Two of our plants use surface impoundments. We do not foresee these regulations being imposed for several years.

Legal Matters

Lindsay, Ontario Environmental Matters

      In 1988, our subsidiary, Viskase Canada, commenced a lawsuit against Union Carbide claiming that Union Carbide had breached several representations and warranties and deliberately and/or negligently failed to disclose the existence of ammonium sulphate contamination on the premises of a facility in Lindsay, Ontario, Canada that Viskase Canada purchased from Union Carbide in 1986.

      In November 2000, the MOE notified Viskase Canada that it had evidence to suggest that the Lindsay facility was a source of PCB contamination in surrounding areas. Viskase Canada has been working with the MOE in investigating the alleged PCB contamination and developing and implementing, if appropriate, a remedial plan for the Lindsay facility and the affected area. Viskase Canada and others have been advised by the MOE that the MOE has prepared certain Director’s Orders requiring remediation under applicable environmental laws and regulations against Viskase Canada, Dow and others, the timing of issuance of the any orders is subject to resolution of site investigations and if appropriate, developing an acceptable remedial plan. Dow, which has replaced or soon will replace Union Carbide as the defendant in the lawsuit against Union Carbide, has consented to an amendment to the lawsuit, which Viskase Canada will file with the court as soon as the claim can be adequately quantified, that alleges further that any PCB contamination at the Lindsay facility was generated from Union Carbide’s prior plastics extrusion business, which was not part of the business Viskase Canada purchased from Union Carbide. Viskase Canada is seeking an order to require Union Carbide to repurchase the Lindsay facility and award Viskase Canada damages in excess of $2.0 million (Canadian). We have reserved $0.75 million for the property remediation. The lawsuit is currently pending and is expected to proceed to trial in 2005.

Illinois Loss Carry-Forwards

      In 1993, the Illinois Department of Revenue (“IDR”) submitted a proof of claim against Envirodyne Industries, Inc. (our former corporate name) and its subsidiaries in the United States Bankruptcy Court for the Northern District of Illinois, for liability with respect to IDR’s denial of our allegedly incorrect utilization of certain loss carry-forwards of certain of our subsidiaries. In September 2001, the bankruptcy court denied IDR’s claim and determined that we were not responsible for 1998 and 1999 tax liabilities, interest and penalties. IDR appealed the bankruptcy court’s decision to the United States District Court, Northern District of Illinois, and in February 2002 the district court affirmed the bankruptcy court’s order. IDR appealed the district court’s order to the United States Court of Appeals for the Seventh Circuit. On January 6, 2004, the appeals court reversed the judgment of the district court and remanded the case for further proceedings. The matter is now before the bankruptcy court for further determination. As of September 30, 2004, the tax liabilities, interest and penalties totaled approximately $2.5 million. See “Risk Factors.”

Quebec Sales Taxes

      In August 2001, the Department of Revenue of the Province of Quebec, Canada issued an assessment against Viskase Canada in the amount of approximately $2.7 million (Canadian), plus additional interest and possible penalties to accrue from August 31, 2001. This assessment is based upon Viskase Canada’s failure to collect and remit sales tax during the period July 1, 1997 to May 31, 2001. During this period, Viskase Canada did not collect and remit sales tax in Quebec in reliance on the written advice of its outside accounting firm. Viskase Canada filed a Notice of Objection in November 2001 with a supplementary submission in October 2002. The Notice of Objection found in favor of the Department of Revenue. The Company has appealed the decision. We have provided for a reserve of $0.3 million for interest and penalties, if any, but have not provided for a reserve for the underlying sales tax. Although the ultimate liability for the Quebec sales tax lies with the customers of Viskase Canada during the relevant period, Viskase Canada could be required to pay the amount of the underlying sales tax prior to collecting such tax from its customers, and there is no guarantee that customers will fully reimburse Viskase Canada for such tax. Viskase Canada is negotiating with the Quebec Department of Ministry to avoid having to collect the sales tax from customers.

Employment Matters

      On December 23, 2003, our former vice president, secretary and general counsel, Kimberly K. Duttlinger, filed suit against us in the Circuit Court of the Eighteenth Judicial Circuit, DuPage County, Illinois, alleging that she terminated her employment for “good reason,” as defined in her employment agreement with us, and is therefore entitled to termination compensation of approximately $368,000. Ms. Duttlinger is alleging that, under her employment agreement, if she terminated her employment for “good reason,” she is entitled to receive two years’ of salary and certain bonus and other amounts. We strongly deny the allegations set forth in this complaint and intend to vigorously defend this claim. We filed a motion to dismiss the complaint in April 2004, which was dismissed without prejudice. We are currently engaged in pre-trial discovery.

Other Legal Matters

      In addition to the matters we have described above, we, and our subsidiaries, are involved in various other legal proceedings arising in the ordinary course of our business, none of which is expected to have a material adverse effect upon our results of operations, cash flows or financial condition.

MANAGEMENT

      The following table sets forth certain information regarding the members of our board of directors and our executive officers and other senior officers.

Name	Age	Position

Robert L. Weisman	56	President and Chief Executive Officer
Gordon S. Donovan	51	Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Stephen E. Foli	60	Vice President, Worldwide Operations
Maurice J. Ryan	52	Vice President, Sales, North America
John O. Cunningham	55	Vice President, Administration/ Human Resources, Compensation and Benefits
Jean-Luc Tillon	45	President, Viskase S.A.S.
Jeffrey B. Sherry	42	Vice President, Marketing
Paul J. Fitzsimmons	48	Vice President, Sales, Asia Pacific/ Latin America
Vincent J. Intrieri	48	Chairman of the Board, Director
Eugene I. Davis	49	Director
Thomas S. Hyland	61	Director
James L. Nelson	55	Director
Jon F. Weber	46	Director

      Robert L Weisman, 56, has been President and Chief Executive Officer since October 2004. From December 2002 to June 2004, he served as the Vice President, Innovation and Business Development for Sara Lee Corporation. Mr. Weisman also served as the Chief Executive Officer, Sara Lee Bakery from May 2001 to December 2002 and the Group President of Sara Lee’s Specialty Meat Companies from June 1996 through May 2001.

      Gordon S. Donovan, 51, has been our Vice President and Chief Financial Officer since January 1997. Mr. Donovan has also served as our Treasurer and Assistant Secretary since November 1989, and as a Vice President since May 1995. Mr. Donovan has been employed by us since 1987.

      Stephen E. Foli, 60, has been our Vice President, Worldwide Operations since August 2003. He also served as our Vice President, Logistics from January 1998 to August 2003 and our Vice President, West Region Sales from August 1995 to January 1998. Mr. Foli has been employed by us since 1967.

      Maurice J. Ryan, 52, has served as our Vice President, Sales, North America since September 2000. He also served as our Vice President, U.S. and Canada Sales beginning in 2000, our Vice President, West Region from 1997 to 2000, Vice President, Strategic Accounts from 1995 to 1997 and our Vice President, Sales from 1993 to 1995. Mr. Ryan has been employed by us since 1977.

      John O. Cunningham, 55, has served as our Vice President, Administration/ Human Resources, Compensation and Benefits since October, 2002. He also served as our Director, Human Resources/ Compensation and Benefits from September 1995 to September 2002. Mr. Cunningham has been employed by us since 1990.

      Jean-Luc Tillon, 45, has served as our President, Viskase S.A.S. since January 1999. He previously served as our Director of Finance, Europe from January 1999 to June 2003 and as our Director of Sales and Marketing, Europe from July 2003 to March 2004. Mr. Tillon has been employed by us since 1986 and currently also serves as a director of Viskase Spa, Viskase GmbH and Viskase Polska.

      Jeffrey B. Sherry, 42, has served as our Vice President, Marketing since May 2003. Mr. Sherry also served as our Director, Sales, Western Region from June 2002 to May 2003 and as our Director,

Worldwide Marketing from November 1997 to June 2002. Mr. Sherry has been employed by us since June 1984.

      Paul J. Fitzsimmons, 48, has served as our Vice President, Sales, Asia Pacific/ Latin America since June 2003. Mr. Fitzsimmons also served as our Director, Sales, Asia Pacific/ Latin America from May 2000 to June 2003 and as our Director, Customer Service from January 1999 to May 2000. Mr. Fitzsimmons has been employed by us since March 1990.

      Vincent J. Intrieri, 48, has served as Chairman of the Board of Directors and as a director since April 2003. Since March 2003, he has been Managing Director of Icahn Associates Corp., an entity controlled by Carl C. Icahn, who may be deemed to be a beneficial owner of approximately 29.07% of our Common Stock. Mr. Intrieri served as a portfolio manager of High River Limited Partnership from 1998 to March 2003. From 1995 to 1998, he served as a portfolio manager for distressed investments with Elliot Associates L.P., a New York investment fund. Mr. Intrieri currently serves on the boards of XO Communications, Inc. and Trans Texas Gas Corporation, each of which are affiliated with Mr. Icahn.

      Eugene I. Davis, 49, has been a director since April 2003. Since 1999, Mr. Davis has been chairman and chief executive officer of Pirinate Consulting Group, L.L.C., a consulting firm that specializes in, among other things, crisis and turn-around management, mergers and acquisitions and strategic planning services. From January 2001 to December 2003, he was chairman, chief executive officer and president of RBX Industries, Inc., a manufacturer and distributor of rubber and plastic based foam products, and prior to that served as RBX Industries’ chief restructuring officer, and from 1998 to 1999, he served as chief operating officer of Total-Tel USA Communications, Inc. Mr. Davis has been the chief executive officer, chief operating officer or president of other companies including Murdock Communications Corporation and SmarTalk Teleservices, Inc. RBX Industries and SmarTalk Teleservices were debtors under the federal bankruptcy code for which Mr. Davis was retained to provide turnaround management services. Mr. Davis is currently a member of the CFN Liquidating Trust Committee for the former Contifinancial Corporation and its affiliates, and is a director of Metals USA, Inc., Metrocall Holdings, Inc., Flag Telecom Group Limited, Elder-Beerman Stores, Inc., Tipperary Corporation, Knology, Inc., TelCove, Inc., Exide Technologies and a number of private companies. In addition, he is a member of the Board of Advisors of PPM America Special Investment Funds.

      Thomas S. Hyland, 61, has been a director since April 2003. Mr. Hyland has been associated as a consultant for the past six years with the Service Corps of Retired Executives, a nonprofit association that provides counseling and educational programs for small businesses.

      James L. Nelson, 55, has served as a director since April 2003. From March 1998 until July 2004, Mr. Nelson has been Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing 737 Business Jets for private and corporate clients. From 1986 until the present, Mr. Nelson has been Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From August 1995 until July 1999, he was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc. Mr. Nelson currently serves on the board of American Real Estate Partners LP, which is affiliated with Mr. Icahn.

      Jon F. Weber, 46, has been a Director since May 2003 and was President and Chief Executive Officer from May 2003 until October 2004. Since April 2003, he has been Head of Portfolio Company Operations and Chief Financial Officer at Icahn Associates Corp., an entity controlled by Carl C. Icahn, who may be deemed to be a beneficial owner of approximately 29.07% of our Common Stock. Since March 2003, he has served as Chief Executive Officer and a director of Philip Services Corporation, a metal recycling and, industrial services company affiliated with Mr. Icahn. He served as Chief Financial Officer of venture-backed companies QuantumShift Inc. and Alchemedia Ltd. from October 2001 to July 2002 and November 2000 to October 2001, respectively. From May 1998 to November 2000, Mr. Weber served as Managing Director — Investment Banking for JP Morgan Chase and its predecessor, Chase Manhattan Bank, in São Paulo, Brazil. Previously, Mr. Weber was an investment banker at Morgan Stanley and Salomon Brothers. Mr. Weber began his career as a corporate lawyer following his graduation from

Harvard Law School. He also holds an MBA and Bachelor’s degree from Babson College. He currently serves as an Overseer (previously a trustee) of Babson College.

Summary Compensation Table

      The following table sets forth information regarding compensation for the fiscal years 2003, 2002 and 2001 awarded to, earned by or paid to the individuals serving as our Chief Executive Officer in fiscal year 2003 and the other four most highly compensated executive officers at December 31, 2003. Mr. Gustafson resigned as our President and Chief Executive Officer effective as of May 30, 2003 and was replaced by Mr. Weber effective as of May 31, 2003. Effective October 4, 2004, Jon F. Weber resigned as President and Chief Executive Officer and Robert L. Weisman was appointed President and Chief Executive Officer. Mr. Weber will continue his duties as a member of the Company’s board of directors.

				Other Annual			All Other
		Salary	Bonus	Compensation		Restricted Stock	Compensation
Name and Principal Position	Year	($)	($)	($)		Award(s) ($)(1)	($)

Robert L Weisman(2)	2003	—	—	—		—	—
President and Chief Executive Officer
Jon F. Weber(3)	2003	94,318	—	—		—	—
President and Chief Executive Officer
F. Edward Gustafson(4)	2003	222,917	—	—		—	2,104,303	(5)
Chairman of the Board,	2002	535,000	267,500	67,004	(6)	—	16,050	(7)
President and Chief Executive	2001	513,000	—	—		—	24,745	(8)
Officer
Gordon S. Donovan	2003	193,020	22,084	12,131	(9)	456	8,524	(10)
Vice President,	2002	186,060	74,126	10,989	(9)	—	6,496	(11)
Chief Financial Officer,	2001	178,728	14,012	10,663	(9)	—	7,855	(12)
Treasurer and Assistant Secretary
Stephen E. Foli	2003	159,264	64,789	7,195	(9)	100	6,700	(13)
Vice President,	2002	153,504	53,189	5,054	(9)	—	6,512	(14)
Worldwide Operations	2001	147,456	10,115	7,204	(9)	—	6,332	(15)
Maurice J. Ryan	2003	141,540	43,184	5,790	(9)	100	4,621	(16)
Vice President, Sales	2002	136,140	47,173	5,147	(9)	—	4,446	(17)
North America	2001	130,524	8,771	5,340	(9)	—	4,277	(18)
John O. Cunningham	2003	141,396	43,140	5,340	(9)	100	4,617	(19)
Vice President,	2002	127,780	44,308	1,843	(9)	—	4,174	(20)
Human Resources	2001	120,000	4,560	—		—	3,931	(21)

(1)	On April 3, 2003, Mr. Donovan was granted 45,605 restricted shares of our Common Stock and Messrs. Foli, Ryan and Cunningham each were granted 10,000 restricted shares of our Common Stock. The per share value as of the grant date was $0.01. These restricted shares are entitled to receive dividends should we authorize dividends on our Common Stock. These restricted shares vest according to the schedule described in “— Restricted Stock Plan.” As of December 31, 2003, the value of the vested restricted shares held by Mr. Donovan was $2,280 and the value of the vested restricted shares held by Messrs. Foli, Ryan and Cunningham was $500 each.

(2)	Mr. Weisman was appointed President and Chief Executive Officer effective as of October 4, 2004.

(3)	Mr. Weber was appointed President and Chief Executive Officer effective as of May 31, 2003. Effective October 4, 2004, Jon F. Weber resigned as President and Chief Executive Officer. Mr. Weber will continue his duties as a member of the Company’s board of directors.

(4)	Mr. Gustafson resigned as Chairman, President and Chief Executive Officer and director of the Company effective as of May 30, 2003.

(5)	Includes a $1,605,000 severance equal to three times his annual salary, a $267,500 payment equal to the bonus that would have been otherwise payable for achievement of a 50% bonus level for fiscal year 2003, and a $185,192 payout for accrued vacation, which were paid to Mr. Gustafson upon his resignation in accordance with his employment agreement. Also includes $6,688 contributed to the Viskase SAVE Plan (401(k)), $7,512 contributed to the Viskase Parallel Non-Qualified Savings Plan (the “Non-Qualified Plan”), $32,136 paid for deferred salary and Company contributions made under our Non-Qualified Plan and $275 paid for group life insurance.

(6)	Includes $30,000 for automobile allowance and $20,084 for reimbursement of legal services.

(7)	Includes $8,175 contributed to the Viskase SAVE Plan, $7,215 contributed to the Non-Qualified Plan and $660 paid for group life insurance.

(8)	Includes $7,815 contributed to the Viskase SAVE Plan, $15,780 contributed to the Non-Qualified Plan and $1,150 paid for group life insurance.

(9)	Represents tax gross-up payments for automobile allowances.

(10)	Includes $5,791 contributed to the Viskase SAVE Plan, $2,221 contributed to the Non-Qualified Plan and $512 paid for group life insurance.

(11)	Includes $5,582 contributed to the Viskase SAVE Plan, $420 contributed to the Non-Qualified Plan and $494 paid for group life insurance.

(12)	Includes $5,362 contributed to the Viskase SAVE Plan, $1,999 contributed to the Non-Qualified Plan and $494 paid for group life insurance.

(13)	Includes $4,778 contributed to the Viskase SAVE Plan, $1,500 contributed to the Viskase Corporation Non-Qualified Executive Benefit Trust, our non-qualified supplemental pension plan (the “Executive Benefit Trust”) and $422 paid for group life insurance.

(14)	Includes $4,605 contributed to the Viskase SAVE Plan, $1,500 contributed to the Executive Benefit Trust and $407 paid for group life insurance.

(15)	Includes $4,424 contributed to the Viskase SAVE Plan, $1,500 contributed to the Executive Benefit Trust and $408 paid for group life insurance.

(16)	Includes $4,246 contributed to the Viskase SAVE Plan and $375 paid for group life insurance.

(17)	Includes $4,084 contributed to the Viskase SAVE Plan and $362 paid for group life insurance.

(18)	Includes $3,916 contributed to the Viskase SAVE Plan and $362 paid for group life insurance.

(19)	Includes $4,242 contributed to the Viskase SAVE Plan and $375 paid for group life insurance.

(20)	Includes $3,836 contributed to the Viskase SAVE Plan and $338 paid for group life insurance.

(21)	Includes $3,600 contributed to the Viskase SAVE Plan and $331 paid for group life insurance.

Restricted Stock Plan

      There were initially 660,000 shares of Common Stock reserved for grant to our management and employees under the Viskase Companies, Inc. Restricted Stock Plan. On April 3, 2003, the Company granted 330,070 shares of restricted Common Stock (“Restricted Stock”) under the Restricted Stock Plan. Shares granted under the Restricted Stock Plan vested 12.5% on the grant date and vest 17.5%, 20%, 20% and 30% on the first, second, third and fourth anniversaries, respectively, of the grant date, subject to acceleration upon the occurrence of certain events. The Restricted Stock expense for the nine-month period ending December 31, 2003 for the Reorganized Company was $20,000.

Pension Plan

      The following table sets forth estimated annual benefits payable upon retirement under the Retirement Program for Employees of Viskase Corporation (the “Retirement Program”) to employees of the U.S. operations of the Company in specified remuneration and years of service classifications.

	Annual Benefits for Years of Service Indicated(2)

Assumed Final Average Annual Salary(1)	15	20	25	30	35

$100,000	$18,000	$24,000	$30,000	$36,000	$42,000
$150,000	27,000	36,000	45,000	54,000	63,000
$200,000	36,000	48,000	60,000	72,000	84,000
$250,000	45,000	60,000	75,000	90,000	105,000
$300,000	54,000	72,000	90,000	108,000	126,000
$350,000	63,000	84,000	105,000	126,000	147,000
$400,000	72,000	96,000	120,000	144,000	168,000
$450,000	81,000	108,000	135,000	162,000	189,000
$500,000	90,000	120,000	150,000	180,000	210,000
$550,000	99,000	132,000	165,000	198,000	231,000

(1)	Annual benefits payable under the Retirement Program are calculated based on the participant’s average base salary for the consecutive thirty-six (36) month period immediately prior to retirement.

(2)	The annual benefits payable are based on straight-life annuity basis at normal retirement age. The benefits reported in this table are not subject to any reduction for benefits paid by other sources, including Social Security. As of December 31, 2003, Messrs. Donovan, Foli, Ryan and Cunningham are credited with 16, 37, 27 and 14 years of service, respectively.

Compensation of Directors

      Each director who is not an officer of the Company received an annual retainer of $10,000 in 2003 and a fee of $1,000 for each meeting of the Board of Directors attended. Chairmen of committees of the Board of Directors receive an additional annual retainer of $1,500. Directors receive a fee of $1,000 ($500 in the case of committee meetings occurring immediately before or after meetings of the full Board of Directors) for each meeting of a committee of the Board of Directors attended. Directors who are officers of the Company do not receive compensation in their capacity as directors.

Compensation Committee Interlocks and Insider Participation

      We have no standing compensation committee. All compensation decisions are made by our full Board of Directors.

Employment Agreements and Change-in-Control Arrangements

      On October 4, 2004, we entered into an employment agreement with Robert L. Weisman. Pursuant to this agreement, Mr. Weisman agreed to serve as our President and Chief Executive Officer. The initial term of the agreement is three years, commencing on October 4, 2004 and ending on October 4, 2007. However, Mr. Weisman’s employment is at will, and it may be terminated by us for various reasons set forth in the agreement and by Mr. Weisman for any reason.

      Under the agreement, Mr. Weisman receives an annual base salary of at least $250,000. This salary may be increased annually based on reviews by the Board of Directors. Mr. Weisman is also eligible to participate in our: (i) Management Incentive Plan, a bonus program calculated as a percentage of his base salary depending on our performance and our appraisal of his personal performance; (ii) Non-Qualified Parallel Plan; and (iii) other employee and fringe benefit and/or profit sharing plans that we provide to other senior executive employees, including medical and health plans.

      Under the Agreement, Mr. Weisman will receive stock options with respect to 500,000 shares of Common Stock, at an exercise price of $2.40 per share. Generally, options with respect to one-third of the shares will vest at every anniversary of the agreement. However, no stock options will vest after the employment is terminated, other than the stock options that would have vested upon the anniversary of the agreement immediately after the termination if the termination had not been taken place; provided, however, that Mr. Weisman has completed at least six months of employment with us before termination. If we experience a change of control such that Mr. Weisman ceases to serve as our principal executive officer, the stock options with respect to all 500,000 shares will vest. The stock options will expire on the fifth anniversary of their issuance.

      If Mr. Weisman’s employment is terminated by us for reasons other than disability or “Cause,” as defined in the agreement, we will: (1) continue to pay Mr. Weisman for six months at a per annum rate equivalent to his base salary; (2) provide Mr. Weisman and his spouse medical and health insurance coverage for six months or until Mr. Weisman receives such coverage from another employer, whichever is earlier; and (3) pay Mr. Weisman a pro rata portion of the bonus for which he is eligible.

      Pursuant to the agreement, Mr. Weisman is generally prohibited during the term of the agreement, and for a period of twelve months thereafter, from competing with us, soliciting any of our customers or inducing or attempting to persuade any of our employees to terminate his or her employment with us to enter into competitive employment.

      On November 29, 2001, we entered into an employment agreement with Gordon S. Donovan. Pursuant to the employment agreement, Mr. Donovan agreed to serve as our Vice President, Chief Financial Officer and Treasurer. The initial term of the employment agreement is approximately three years ending December 31, 2004; provided, however, that on January 1, 2003 and each subsequent anniversary thereof, the term of the employment agreement is automatically extended for a period of one year unless either we or Mr. Donovan give written notice to the other party at least 30 days prior to the anniversary date that the term shall not be so extended.

      Under the employment agreement, Mr. Donovan receives an annual base salary of at least $193,020. Mr. Donovan’s base salary will be increased by the President of the Company each year in a manner consistent with increases in base salary for our other senior officers. In addition, the employment agreement provides that Mr. Donovan is eligible to participate in our: (i) Management Incentive Plan, a bonus program calculated as a percentage of his base salary depending on our performance and our appraisal of his personal performance; (ii) Non-Qualified Parallel Plan; (iii) Executive Auto Allowance Program; and (iv) certain equity incentive compensation plans. Mr. Donovan is also entitled to participate in any employee benefit plans in effect for, and to receive other fringe benefits provided to, other executive officers.

      If Mr. Donovan’s employment is terminated by us for “cause,” as defined in the employment agreement, or by Mr. Donovan other than for “good reason” or “disability,” each as defined in the employment agreement, Mr. Donovan will be paid all “accrued compensation,” as defined in the employment agreement, through the date of termination of employment. If Mr. Donovan’s employment is terminated by us for any reason other than for cause, death or disability, or by Mr. Donovan for good reason: (i) Mr. Donovan will be paid all accrued compensation plus 200% of his base salary and the prorated amount of annual bonus that would have been payable to him with respect to the fiscal year in which his employment is terminated, provided that the performance targets have been actually achieved as of the date of termination (unless such termination of employment follows a “change in control,” as defined in the employment agreement, in which case Mr. Donovan will receive a bonus equal to 40% of his base salary regardless of our performance); (ii) Mr. Donovan will continue to receive life insurance, medical, dental and hospitalization benefits for a period of twenty-four (24) months following termination of employment; and (iii) all outstanding stock options and restricted shares will become immediately exercisable, vested and nonforfeitable.

      Pursuant to the employment agreement, Mr. Donovan is generally prohibited during the term of the employment agreement, and for a period of two years thereafter, from competing with us, soliciting any of our customers or inducing or attempting to persuade any of our employees to terminate his or her employment with us in order to enter into competitive employment. For purposes of the employment agreement, the “Company” includes Viskase Companies, Inc. and any of its subsidiaries over which Mr. Donovan exercised, directly or indirectly, any supervisory, management, fiscal or operating control during the term of the employment agreement.

      We have provided notice to Mr. Donovan that the employment agreement will not be renewed at the end of the current term of the agreement, which ends December 31, 2005, although it is not our intention that the non-renewal of the employment agreement be deemed a termination of his employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

General

      The following table sets forth the beneficial ownership of our Common Stock as of September 30, 2004 of (i) each person or group of persons known to us to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table above and (iv) all executive officers and directors of the Company as a group. In June 2003, we terminated our registration under Section 12(g) of the Exchange Act and, therefore, we have not been subject to the reporting requirements of the Exchange Act since that time. All information below is taken from or based upon ownership filings previously made by such persons with the SEC or upon information provided to us by such persons, but because such persons have not been subject to the beneficial ownership reporting requirements of the Exchange Act, complete and accurate information with respect to current beneficial ownership provided may be unavailable. To our knowledge, each of the holders of Common Stock listed below has sole voting and investment power as to the shares of Common Stock owned, unless otherwise noted.

		Percentage of Total
	Number of Shares of	Common Stock
Name and Address of Beneficial Owner	Common Stock	(%)

Carl C. Icahn(1)	2,868,005	29.07%
Barberry Corp.
High River Limited Partnership
Meadow Walk Limited Partnership
Merrill Lynch & Co., Inc.(2)	1,428,423	14.48%
Debt Strategies Fund, Inc.
Northeast Investors Trust(3)	1,293,291	13.11%
Robert L. Weisman(4)	0	*
Gordon S. Donovan(4)(5)	46,188	*
Stephen E. Foli(4)(6)	10,000	*
Maurice J. Ryan(4)(6)	10,000	*
John O. Cunningham(4)(6)	10,000	*
Vincent J. Intrieri(4)	0	*
Eugene I. Davis(4)	0	*
Thomas S. Hyland(4)	0	*
James L. Nelson(4)	0	*
Jon F. Weber(4)	0	*
All directors and named executive officers as a group (9 persons)	76,188	*

*	Represents less than 1%.

(1)	The ownership indicated is according to a Schedule 13D filed with the SEC on April 14, 2003, rounded down to reflect the actual number of shares issued by the disbursement agent. Mr. Icahn is the sole shareholder, director and executive officer of Barberry Corp. (“Barberry”), which is the general partner of each of High River Limited Partnership (“High River”) and Meadow Walk Limited Partnership (“Meadow Walk”). As such, Mr. Icahn is in a position, directly or indirectly, to determine the investment and voting decisions with respect to the Common Stock owned by Barberry, High River and Meadow Walk. The ownership indicated (rounded down to reflect the actual number of shares issued by the disbursing agent) includes 1,236,537 owned directly by Barberry, 1,331,656 owned directly by High River and 299,812 owned directly by Meadow Walk. The address for Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153

and the address for each of Barberry, High River and Meadow Walk is 100 South Bedford Road, Mount Kisco, New York 10549.

(2)	The ownership indicated is according to a Schedule 13G filed with the SEC on January 27, 2004. The ownership indicated includes shares of Common Stock over which Merrill Lynch & Co., Inc. (“ML&Co.”) and Debt Strategies Fund, Inc. share voting and dispositive power, which shares are owned directly by asset management subsidiaries of ML&Co., including Fund Asset Management, L.P. ML&Co. and Debt Strategies Fund, Inc. disclaim beneficial ownership of the shares held by their subsidiaries. The address of ML&Co. is World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381 and the address of Debt Strategies Fund, Inc. is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(3)	The ownership indicated is according to a Schedule 13G filed with the SEC on June 11, 2003. The address for Northeast Investors Trust is 50 Congress Street, Boston, Massachusetts 02109-4096.

(4)	The address for each of our officers and directors is c/o Viskase Companies, Inc., 625 Willowbrook Centre Parkway, Willowbrook, Illinois 60527.

(5)	Mr. Donovan was granted 45,605 shares of Restricted Stock pursuant to the Restricted Stock Plan, 13,682 shares of which are vested. Mr. Donovan also directly owns warrants to purchase 160 shares of Common Stock and beneficially owns through our 401(k) Plan, our Non-Qualified Plan, his IRA and his spouse’s IRA, warrants to purchase 324, 59, 20 and 20 shares of Common Stock, respectively. Mr. Donovan disclaims beneficial ownership of the warrants to purchase 20 shares of Common Stock held in his spouse’s IRA.

(6)	Messrs. Foli, Ryan and Cunningham were each granted 10,000 shares of Restricted Stock pursuant to the Restricted Stock Plan, 3,000 shares of which are vested.

      The following table sets forth certain information regarding our common stock that may be issued under our equity compensation plan as of December 31, 2003.

	Number of Securities to	Weighted Average
	be Issued Upon Exercise	Exercise Price of	Number of Securities
	of Outstanding Options,	Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights	Warrants and Rights	for Future Issuance

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders(1)	330,070	—	329,930

Total	330,070		329,930

(1)	Under terms of prepackged plan or reorganization, 660,000 shares of Common Stock were reserved for grant to management and employees under the Viskase Companies, Inc. Restricted Stock Plan. On April 3, 2003, the Company granted 330,070 shares of restricted common stock (“Restricted Stock”) under the Restricted Stock Plan. Shares granted under the Restricted Stock Plan vested 12.5% on grant date; 17.5% on the first anniversary of grant date; 20% on the second anniversary of grant date; 20% on the third anniversary; and, 30% on the fourth anniversary of the grant date, subject to acceleration upon the occurrence of certain events.

SELLING SHAREHOLDERS

      Selling shareholders may use this prospectus to offer and sell the Common Stock. See “Plan of Distribution.” The Registration Statement of which this prospectus forms a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the Common Stock the opportunity to sell their Common Stock in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a holder must notify the Company in writing of its intention to sell Common Stock and request that the Company file a supplement to this prospectus or an amendment to the Registration Statement, if required, identifying such holder as a selling shareholder and disclosing such other information concerning the selling shareholder and the Common Stock to be sold as may then be required by the Securities Act and the rules of the SEC. No offer or sale pursuant to this prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective.

DETERMINATION OF OFFERING PRICE AND PLAN OF DISTRIBUTION

      The selling shareholders and their transferees of any sort, including pledgees or secured parties of such selling shareholders in case of default, may from time to time sell all or any of their shares of Common Stock on or through the facilities of any stock exchange, market or trading facility on which the shares are traded or quoted. These sales may be at fixed or negotiated prices. The principal factors to be considered by a selling shareholder in determining the price include the following:

•	the information included in this prospectus and otherwise available to the selling shareholder;

•	the history of and prospects for our business and our past and present operations;

•	the history and prospects for the industry in which we compete;

•	our past and present earnings and current financial position;

•	the market for securities of companies in businesses similar to ours; and

•	the general condition of the securities market.

      The following chart summarizes the extremely limited trading information relating to the bid and ask quotations for our Common Stock in the “pink sheet” quotation system. The information below reflect inter-dealer prices, without retail mark-up, mark-down or commission. Accordingly, the prices shown in the chart may not necessarily represent actual transactions.

	High Bid	Low Bid

June 3 — June 30, 2003(1)	$0.01	$0.01
July, 1 — September 30, 2003	$1.01	$0.01
October 1, — December 31, 2003	$1.01	$0.25
January 1 — March 31, 2004	$0.51	$0.35
April 1 — June 30, 2004	$2.00	$0.35
July 1 — September 30, 2004	$2.60	$0.85
October 1, — December 23, 2004	$3.20	$2.38

(1)	Quotation of our Common Stock in the pink sheets began on June 3, 2003.

      There were 161 holders of record of the Common Stock as of December 21, 2004, the most recent practicable date before the filing of this document.

      The selling shareholders may use a variety of methods when selling the Common Stock, including ordinary brokerage transactions and transactions where the broker-dealer solicits purchasers, block trades in which the broker-dealer may attempt to sell as an agent or resell as a principal, including for its own account, an exchange distribution in accordance with the rules of any such exchange, privately negotiated transactions or any other method permitted by law. The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, or in other private resales, rather than under this prospectus.

      If the selling shareholder effects the sale or transfer of its Common Stock through a broker-dealer, such broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they sell as principal or both (which compensation is not expected to exceed what is customary in the types of transactions involved). The selling shareholder and any broker-dealer that acts in connection with the sale or transfer of the Common Stock may be deemed to be “underwriters” within the meaning of Securities Act. In such event, any commissions received by such broker-dealer or agent and any profits on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with any broker-dealer for the sale of Common Stock, a supplement to this prospectus will be filed to the extent applicable that sets forth the amount of Common Stock to be sold and the terms of the sale, any plan of distribution, the names of any underwriters, brokers, dealers or agents, any discounts, commissions, concessions or other items constituting compensation from the selling shareholders or any other information as may be required under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the Common Stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the period from April 2003 to December 2003, Mr. Weber, our former President and Chief Executive Officer, received a salary of $170,000 and other benefits (including 401(k) contributions and medical and life insurance) of approximately $10,000 from a wholly-owned subsidiary of Icahn Associates Corp. as compensation for Mr. Weber’s services to us and to other companies affiliated with Icahn Associates Corp.

      During the nine months ended September 30, 2004, we purchased $66,000 in telecommunication services in the ordinary course of business from XO Communications, Inc., an affiliate of Carl C. Icahn, who may be deemed to be a beneficial owner of approximately 29.1% of our Common Stock. The Company believes that the purchase of the telecommunications services were on terms at least as favorable as those that the Company would expect to negotiate with an unaffiliated party.

      Arnos Corp., an affiliate of Mr. Icahn, was the lender under our former revolving credit facility. We paid Arnos Corp. origination fees, interest and unused commitment fees of $175,000 during the period from April 3, 2003 through December 31, 2003 and $144,000 during the period ended from January 1, 2004 through September 30, 2004. The Company believes that the terms of the former revolving credit facility were at least as favorable as those that the Company would have expected to negotiate with unaffiliated party.

      Gregory R. Page, the President and Chief Operating Officer of Cargill, Inc., resigned as one of our directors as of the date we emerged from bankruptcy in April 2003. During 2003, we had sales in the ordinary course of business of $613,162 to Cargill, Inc. and its affiliates, $199,598 of which occurred prior to Mr. Page’s resignation in April 2003.

      On June 29, 2004, we repurchased 805,270 shares of our Common Stock (representing approximately 7.34% of our issued and outstanding Common Stock on a fully-diluted basis as of June 17, 2004 held by Jefferies & Company, Inc., the initial purchaser of the 11.5% Notes, or its affiliates for total consideration of $298,000.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete, but it does discuss the provisions that are, in our view, material for investors in the Common Stock, and is subject to all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Revolving Credit Facility

      On June 29, 2004, the Company and all of its domestic subsidiaries entered into a senior secured revolving credit facility for up to $20.0 million (which includes a letter of credit subfacility of up to $10.0 million) as borrowers thereunder. This revolving credit facility will be used for working capital and other general corporate purposes.

      Borrowings under the loan and security agreement governing the revolving credit facility (the “Credit Agreement”) will be subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the Credit Agreement, we are able to choose between two per annum interest rate options: (x) the lender’s prime rate and (y) (1) LIBOR plus (2) a margin of 2.25% (which margin will be subject to performance based increases up to 2.50% and decreases down to 2.00%); provided that LIBOR shall be at least equal to 1.00%. Letter of credit fees are charged a per annum rate equal to the then applicable margin described in clause (y)(2) of the immediately preceding sentence less 50 basis points. The Credit Agreement also provides for an unused line fee of 0.375% per annum and a monthly servicing fee. The Credit Agreement has a term of five years.

      Indebtedness under the Credit Agreement is secured by liens on substantially all of our and our domestic subsidiaries’ assets, which liens (i) on inventory, account receivables, lockboxes, deposit accounts into which payments therefor are deposited and proceeds thereof, are contractually senior to the liens securing the 11.5% Notes and the related guarantees pursuant to an intercreditor agreement, (ii) on real property, fixtures and improvements thereon, equipment and proceeds thereof, are contractually subordinate to the liens securing the 11.5% Notes and such guarantees pursuant to such intercreditor agreement, (iii) on all other assets, are contractually pari passu with the liens securing the 11.5% Notes and such guarantees pursuant to such intercreditor agreement.

      The Credit Agreement contains various covenants that restrict our ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets (with permitted exceptions), make certain restricted payments, prepay any of the 8% Senior Notes at a purchase price in excess of 90% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of such prepayment, create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates. The Credit Agreement also requires that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures as well as, in the event our usage of the Credit Agreement exceeds 30%, certain other financial covenants. For a description of the revolving credit facility’s covenants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Credit Agreement provides for certain events of default, including default upon the nonpayment of principal, interest, fees or other amounts, a cross default with respect to other obligations of ours, failure to comply with certain covenants, conditions or provisions under the Credit Agreement, the existence of certain unstayed or undischarged judgments, the invalidity or unenforceability of the relevant security documents, the making of materially false or misleading representations or warranties, commencement of reorganization, bankruptcy, insolvency or similar proceedings and the occurrence of certain ERISA events. Upon the occurrence of an event of default under the Credit Agreement, the lender will be entitled to declare all obligations thereunder to be immediately due and payable. The Credit Agreement requires us to pay a prepayment premium in the event that it is prepaid prior to maturity.

11.5% Notes Due 2011

      The 11.5% Notes accrue interest from June 29, 2004 at the rate of 11.5% per year, payable semi-annually. The 11.5% Notes mature on June 15, 2011. We have currently issued an aggregate principal amount of $90,000,000 of 11.5% Notes.

      The 11.5% Notes are senior secured obligations of the Company that rank equally in right of payment with all other senior obligations of the Company and senior in right of payments to all indebtedness that is by its terms subordinated to the 11.5% Notes. The 11.5% Notes are secured by security interests in substantially all of the assets of the Company, subjected to certain permitted liens identified in the indenture relating to the 11.5% Notes, and are unconditionally guaranteed, jointly and severally on a senior secured basis by all of the Company’s subsidiaries identified in the indenture relating to the 11.5% Notes.

8% Senior Notes Due 2008

      The 8% Senior Notes accrue interest from December 1, 2001 at the rate of 8% per year, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (paid-in-kind) for the first three years. The first interest payment date on the 8% Senior Notes was June 30, 2003 (paid-in-kind). Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Senior Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes mature on December 1, 2008 with a principal value of approximately $18.7 million, assuming interest in the first five years is paid in the form of 8% Senior Notes (paid-in-kind). The aggregate principal amount and carrying value of the 8% Senior Notes as of September 30, 2004 were $15.7 million and $11.2 million, respectively.

      On June 29, 2004, we purchased $55.5 million aggregate principal amount of the outstanding 8% Senior Notes. In connection therewith, the holders thereof agreed to, among other things, release the liens on the collateral securing the 8% Senior Notes and to eliminate substantially all of the restrictive covenants contained in the indenture governing the 8% Senior Notes. From time to time, we may offer to purchase at a substantial discount the remaining 8% Senior Notes through privately negotiated transactions, purchases in the public marketplace or otherwise.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 100,000,000 shares, with (i) 50,000,000 shares of Common Stock, par value $0.01 and (ii) 50,000,000 shares of preferred stock, par value $0.01 (“Preferred Stock”). As of September 30, 2004, there are 10,670,053 shares of Common Stock issued and 9,864,783 shares of Common Stock outstanding. Holders of the Warrants are entitled, in the aggregate, to purchase 805,230 shares of Common Stock, representing about 7.34% of our Common Stock on a fully diluted basis, as of September 30, 2004.

      Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors.

      Holders of Common Stock are entitled to receive a pro rata share of dividends when and as declared by the Board of Directors out of funds legally available for the payment of dividends and to participate pro rata in liquidating distributions. However, the rights of the holders of Common Stock are subject to the holders of all classes or series of stock outstanding at the time of a dividend distribution that have prior rights to the Common Stock.

      The Board of Directors is authorized to issue Preferred Stock, in one or more series, that may have such prior rights to the Common Stock without any further action by shareholders. The Board of Directors also has the authority, without further action by shareholders, to establish rights of holders of Preferred Stock with respect to voting, dividends, redemption, liquidation, conversion, retirement or sinking funds, restrictions upon actions relating to Common Stock, ranking, as well as other preferences, powers or rights. Currently, the Company does not have any shares of Preferred Stock designated for issuance or outstanding.

      One of the effects of the undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company’s management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors’ authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

      Our certificate of incorporation provides that we may not issue shares of stock without the approval of our Board of Directors upon the affirmative vote of no less than 80% of the authorized number of directors, including authorized but vacant directorships.

      On June 29, 2004, the Company issued and sold the Warrants (with respect to which 805,230 shares of Common Stock are issuable) as part of the Units, which consisted of $1,000 principal amount of our 11.5% Notes and one Warrant to purchase 8.947 shares of Common Stock at an exercise price of $0.01 per share throughout the entire exercise period. The exercise period for the Warrants ends on June 15, 2011. No fractional shares will be issued upon exercise of the Warrants, and the Company will pay an amount in cash equal to the current market value of any such fractional share less a corresponding fraction of the exercise price. The number of shares purchasable upon exercise of the Warrants and the exercise price may be adjusted upon certain events such as, among other events, (i) payment of dividends or other distributions by the Company; (ii) subdivisions, combinations and other reclassifications of Common Stock; (iii) issues to all holders of Common Stock of rights, options or warrants entitling them to Common Stock at an exercise price less than the fair market value of the Common Stock; (iv) issuance of shares of Common Stock at a price less than the fair market value of the Common Stock; and issuance of shares of other securities that are convertible into or exchangeable or exercisable for shares of Common Stock at a price less than the fair market value of the Common Stock. However, no adjustment will be required unless the adjustment would require an increase or decrease of at least one percent in the exercise price. Any such adjustment not made will be carried forward and taken into account for any subsequent adjustment.

      The Warrants have not been and will not be registered under the Securities Act. Therefore, any transfer of the Warrants must be make in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.

      The Company originally sold the Units to Jefferies & Company, Inc., the initial purchaser, under the terms of a purchase agreement dated June 29, 2004. The initial purchaser subsequently resold the Units to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the issuance and sale of the Units, the Company entered into a registration rights agreement with the initial purchaser of the Warrants in which the Company agreed to use its reasonable best efforts to:

•	file a registration statement, within 180 days after the date of original issuance of the Warrants, with the SEC with respect to resales of the Common Stock that may be acquired upon exercise of the Warrants;

•	cause the registration statement to be declared effective under the Securities Act within 270 days after the date of the original issuance of the Warrants; and

•	keep the registration statement continuously effective, supplemented, amended and current until the second anniversary of the effective date of the registration statement.

      The Company received approximately $86.1 million in net proceeds from the sale of the Units, after deducting the fees and expenses of the offering of the Units. Approximately $52.2 million of the net proceeds were used to repurchase $55.5 million of 8% Senior Notes (which bear interest at the rate of 8% per year and mature on December 1, 2008) at a price of 90% of the principal amount thereof, plus accrued and unpaid interest thereon, and approximately $33.0 million of the net proceeds were used for the early termination of the GECC capital lease and repurchase of the operating assets subject thereto. The remainder of the net proceeds are available for general corporate purposes.

      On April 3, 2003, the Company consummated its prepackaged Chapter 11 bankruptcy plan, as modified (the “Plan”), which had previously been confirmed by order of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. Under the Plan, holders of the Company’s Old Senior Notes received just over 90% of the Company’s equity on a fully diluted basis. The holders of the Company’s outstanding Old Senior Notes received a pro rata share of 8% Senior Notes and 10,340,000 shares of Common Stock. In connection therewith, we entered into a registration rights agreement with certain shareholders, including High River Limited Partnership, which is controlled by Mr. Icahn. See “Security Ownership of Certain Beneficial Owners and Management.” Pursuant to the terms of such registration rights agreement, if the Company proposes to effect a registration of equity securities, each of the parties to such registration rights agreement is allowed to request that the Company include in the registration statement such party’s registrable securities. Pursuant to the Plan, the previously outstanding shares of Common Stock were canceled and the holders thereof received the 2010 Warrants exercisable in the aggregate for 306,291 shares at an exercise price of $10.00 per share.

SHARES ELIGIBLE FOR FUTURE SALES

Issuance of Securities

      Section 1145 of the Bankruptcy Code exempts the original issuance of securities under a plan of reorganization (as well as subsequent distributions by the distribution agent) from registration under the Securities Act and state securities laws. Under Section 1145, the issuance of securities pursuant to a plan of reorganization is exempt from registration if three principal requirements are satisfied: (1) the securities must be issued under a plan of reorganization by a debtor, its successor or an affiliate participating in a joint plan with the debtor; (2) the recipients of the securities must hold a claim against the debtor or such affiliate, an interest in the debtor or such affiliate, or a claim for an administrative expense against the debtor or such affiliate; and (3) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor or such affiliate or “principally” in such exchange and “partly” for cash or property. We believe that the issuances of the shares of our Common Stock and the 2010 Warrants pursuant to the Plan satisfy the requirement of Section 1145 of the Bankruptcy Code and, therefore, were exempt from registration under the Securities Act and state securities laws. Similarly, the Common Stock for which the 2010 Warrants may be exercised are exempt from registration pursuant to Section 1145 of the Bankruptcy Code.

      Assuming exercise in full of all of the Warrants and the 2010 Warrants, we will have 10,976,304 shares of Common Stock outstanding. All 10,976,304 shares of Common Stock will be freely transferable without restriction or further registration under the Securities Act by persons other than “underwriters,” as that term is defined under Section 1145(b) of the Bankruptcy Code, and “affiliates,” as that term is defined in Rule 144 under the Securities Act.

Subsequent Transfers of Securities

      Subject to volume restrictions under the Securities Act on sales by affiliates, the securities issued under the plan of reorganization may be freely transferred by most recipients following distribution under the plan of reorganization, and all resales and subsequent transactions in such securities are exempt from registration under federal and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters:”

•	persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any securities received in exchange for such a claim or interest;

•	persons who offer to sell securities offered under a plan for the holders of such securities;

•	persons who offer to buy such securities for the holders of such securities, if the offer to buy is (A) with a view to the distribution of such securities or (B) made under a distribution agreement; and

•	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(11) of the Securities Act.

      Under Section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

      To the extent that persons deemed to be “underwriters” received securities in the plan of reorganization, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters, however, may be able to sell these securities without registration subject to the provisions of Rule 144 under the Securities Act, which permits the public sale of securities received under a plan of reorganization by persons who would be deemed to be “underwriters” under Section 1145 of the

Bankruptcy Code, subject to the availability to the public of current information regarding the issuer and to volume limitations and certain other conditions.

      Whether or not any particular person would be deemed an “underwriter” with respect to our common stock or our warrants to purchase our common stock would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any particular person that received distributions under the plan of reorganization would be an “underwriter” with respect to these securities.

      Given the complex and subjective nature of the question of whether a particular holder may be an underwriter, we make no representation concerning the right of any person to trade in the securities issued in the plan of reorganization. We recommend that recipients of a large amount of securities consult their own counsel concerning whether they may freely trade these securities under the Securities Act.

Rule 144 Limitations

      In general with respect to the Company, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares of Common Stock that does not exceed 1% of the number of shares of Common Stock then outstanding, which will equal approximately 106,700 shares after the completion of the offering, assuming exercise in full of all the Warrants.

      Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Registration Rights Agreements

      In connection with the Plan, we entered into a registration rights agreement with certain holders who, as a result of their ownership of Common Stock upon consummation of the Plan, might be characterized as “underwriters” for purposes of Section 1145(b) of the Bankruptcy Code. To our knowledge, these holders own a total of 5,589,719 shares of Common Stock, which includes the 2,868,005 shares of Common Stock held by High River Limited Partnership and its affiliates that are being registered hereby. In connection with the sale of the Warrants, we entered into a registration rights agreement. We have filed this registration statement to satisfy certain of our obligations under that registration rights agreement.

Warrants

      As of September 30, 2004, there were outstanding 2010 Warrants exercisable for a total of 304,127 shares of Common Stock at an exercise price of $10.00 per share and Warrants exercisable for 805,230 shares of Common Stock at an exercise price of $0.01 per share.

Restrictions on Transfer

      Pursuant to the terms of the restructuring agreement by and among the Company and High River Limited Partnership, Debt Strategies Fund, Inc. and Northeast Investors Trust, as the same was amended pursuant to the registration rights agreement with such shareholders, such shareholders are prohibited from transferring (other than among themselves or to certain of their affiliates) any Common Stock they may own until April 4, 2006. Beginning April 4, 2005, however, such shareholders may transfer shares of Common Stock that they own if such shareholder (1) provides the Company at least 20 business days before any transfer such information that would be required in a Schedule 13D filed by the proposed transferee with respect to the transfer and (2) the Company fails to notify such shareholder within the 20 business day period that it or its designee will purchase the Common Stock on the same terms as the proposed transferee. Any such transfer to the proposed transferee must occur within 90 days of the expiration of the 20 business day period and be on terms no more favorable to the proposed transferee than the terms described to the Company.

LEGAL MATTERS

      The validity of the Common Stock offered by this prospectus was passed upon for the Company by Jenner & Block LLP, Chicago, Illinois.

EXPERTS

      The financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      The financial statements as of December 31, 2003 and for the year ended December 31, 2003 included in this prospectus have been so included in reliance on the report of Grant Thornton LLP (“Grant Thornton”), independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

      On September 15, 2003, the Company dismissed PwC and engaged Grant Thornton as our independent registered public accounting firm. The decision to change such firms was recommended by our audit committee and unanimously ratified by our board of directors. The reports of PwC on our financial statements as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 contained no adverse opinion or disclaimer of opinion and, except as noted in the next sentence, were not qualified or modified as to uncertainty, audit scope or accounting principle. PwC’s report on such financial statements included an explanatory paragraph that described substantial doubt about our ability to continue as a going concern. During the two years in the period ended December 31, 2002 and through September 15, 2003, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on our financial statements for such years; nor were there any “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. In addition, we did not consult with Grant Thornton with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

FORWARD-LOOKING STATEMENTS

      This prospectus includes “forward-looking statements.” Forward-looking statements are those that do not relate solely to historical fact. These statements relate to future events or our future financial performance and implicate known and unknown risks, uncertainties and other factors that may cause the actual results, performances or levels of activity of our business or our industry to be materially different from that expressed or implied by any such forward-looking statements. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. In some cases, you can identify forward-looking statements by use of words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “would,” “could,” “predict,” “propose,” “potential,” “may” or words or phrases of similar meaning. Statements concerning our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, plans, references to future success and other similar matters are forward-looking statements. Forward-looking statements may relate to, among other things:

•	our ability to meet liquidity requirements and to fund necessary capital expenditures;

•	the strength of demand for our products, prices for our products and changes in overall demand;

•	assessment of market and industry conditions and changes in the relative market shares of industry participants;

•	consumption patterns and consumer preferences;

•	the effects of competition;

•	our ability to realize operating improvements and anticipated cost savings, including with respect to the planned termination of certain postretirement medical and pension benefits;

•	pending or future legal proceedings and regulatory matters, including but not limited to proceedings, claims or problems related to environmental issues, or the impact of any adverse outcome of any currently pending or future litigation on the adequacy of our reserves;

•	general economic conditions and their effect on our business;

•	changes in the cost or availability of raw materials;

•	the cost of and compliance with environmental laws and other governmental regulations;

•	our results of operations for future periods;

•	our anticipated capital expenditures;

•	our ability to pay, and our intentions with respect to the payment of, dividends on shares of our capital stock;

•	our ability to protect our intellectual property; and

•	our strategy for the future.

      These forward-looking statements are not guarantees of future performance. Forward-looking statements are based on management’s expectations that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements. These risks and uncertainties may include those discussed in “Risk Factors.” Other risks besides those listed in “Risk Factors” can adversely affect us, and new risk factors can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely and with the understanding that actual future results may be materially different from what we plan or expect. We will not update these forward-looking statements even if our situation changes in the future.

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF

VISKASE COMPANIES, INC. AND SUBSIDIARIES

Page

Report of Grant Thornton LLP, Independent Registered Public Accounting Firm	F-2
Report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of December 31, 2002 and 2003	F-4
Consolidated Statements of Operations for the Years Ended December 31, 2001 and 2002, the Period January 1 through April 2, 2003, and the Period April 3 through December 31, 2003	F-5
Consolidated Statements of Stockholders’ Deficit as of December 31, 2001 and 2002, April 2, 2003 and December 31, 2003	F-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 and 2002, the Period January 1 through April 2, 2003 and the Period April 3 through December 31, 2003	F-7
Notes to Consolidated Financial Statements	F-8
Schedule II — Valuation and Qualifying Accounts	F-43
Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003 (unaudited)	F-44
Unaudited Consolidated Statements of Operations for the Three Months Ended September 30, 2004 and September 30, 2003, the Nine Months Ended September 30, 2004, the Period April 3 through September 30, 2003, and the Period January 1 through April 2, 2003
F-45
Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2004, the Period April 3 through September 30, 2003, and the Period January 1 through April 2, 2003	F-46
Notes to Interim Consolidated Financial Statements — Unaudited	F-47

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Viskase Companies, Inc.

      We have audited the accompanying consolidated balance sheet of Viskase Companies, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 2003, and the related consolidated statements of income, stockholders’ deficit and cash flows for the periods from January 1, 2003 through April 2, 2003 and April 3, 2003 through December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Viskase Companies, Inc. and Subsidiaries as of and for the year ended December 31, 2002 and for each of the two years in the period then ended, were audited by other auditors, whose report thereon, dated March 14, 2003, included an explanatory paragraph that described the Company’s filing of its voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, which raised substantial doubt about the Company’s ability to continue as a going concern and that the financial statements were prepared assuming the Company and its subsidiaries will continue as a going concern.

      We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      As discussed in Note 2 to the consolidated financial statements, the Company’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code became effective on April 2, 2003. As a result of the adoption of “fresh-start” reporting in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” the consolidated financial statements as of and for the year ended December 31, 2003 and for the period from April 3, 2003 to December 31, 2003 are presented on a different basis than the periods before the emergence from bankruptcy, and are therefore not comparable.

      In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Viskase Companies, Inc. and Subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the periods from January 1, 2003 through April 2, 2003 and April 3, 2003 through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton LLP

Chicago, Illinois
April 4, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Viskase Companies, Inc.

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Viskase Companies, Inc. and its subsidiaries (the “Company”) at December 31, 2002, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, the accompanying financial statement schedule for each of the two years in the period ended December 31, 2002 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying consolidated financial statements have been prepared assuming that Viskase Companies, Inc. and its subsidiaries will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, on November 13, 2002, Viskase Companies, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s intentions with respect to this matter are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

Chicago, Illinois
March 14, 2003

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Predecessor Company	Reorganized Company
	Year Ended	Year Ended
	December 31, 2002	December 31, 2003

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$27,700	$23,160
Restricted cash	28,347	26,245
Receivables, net	25,563	29,065
Inventories	30,587	31,738
Other current assets	7,245	8,309

Total current assets	119,442	118,517
Property, plant and equipment, including those under capital leases	246,434	99,839
Less accumulated depreciation and amortization	154,088	17,109

Property, plant and equipment, net	92,346	82,730
Deferred financing costs, net	39	222
Other assets	6,854	10,624

Total assets	$218,681	$212,093

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Short-term debt including current portion of long-term debt and obligations under capital leases	$64,283	$21,303
Accounts payable	11,649	14,893
Accrued liabilities	27,918	28,276
Current deferred income taxes	1,597	1,844

Total current liabilities	105,447	66,316
Current liabilities subject to compromise	188,198	—
Long-term debt including obligations under capital leases	85	69,850
Accrued employee benefits	75,621	100,652
Noncurrent deferred income taxes	24,476	16,375
Commitments and contingencies	—	—
Stockholders’ deficit
Preferred stock, $0.01 par value; none outstanding	—	—
Common stock, $0.01 par value; issued and outstanding, 15,314,562 shares at December 31, 2002 and 10,670,053 shares at December 31, 2003	153	106
Paid in capital	138,007	894
Accumulated (deficit)	(291,904)	—
Accumulated (deficit) from April 3 through December 31, 2003	—	(46,627)
Accumulated other comprehensive income (loss)	(21,323)	4,547
Unearned restricted stock issued for future service	(79)	(20)

Total stockholders’ (deficit)	(175,146)	(41,100)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$218,681	$212,093

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor Company			Reorganized
				Company
				April 3
	Year Ended December 31,		January 1	Through
			Through	December 31,
	2001	2002	April 2, 2003	2003

	(In thousands, except for number of shares and per share amounts)
Net sales	$189,315	$183,577	$45,402	$152,408
Costs and expenses
Cost of sales	156,258	146,841	38,031	119,989
Selling, general and administrative	40,027	38,526	8,890	24,664
Amortization of intangibles	2,000	2,000	500	809
Restructuring expense (income)	4,766	(6,132)	—	954
Asset write-down and charge for goodwill impairment	—	—	—	46,805

Operating income (loss)	(13,736)	2,342	(2,019)	(40,813)
Interest income	2,479	1,161	323	517
Interest expense	25,520	22,222	1,204	10,362
Other (income) expense, net	3,445	(1,493)	(1,505)	(3,844)
Gain on early extinguishment of debt net of income tax provision of $0 in 2003 and 2001	(8,137)	—	(153,946)	—

(Loss) income from continuing operations before reorganization expense and income taxes	(32,085)	(17,226)	152,551	(46,814)
Reorganization expense	—	3,401	399	403

(Loss) income from continuing operations before income taxes	(32,085)	(20,627)	152,152	(47,217)
Income tax (benefit) provision	(3,370)	(1,297)	279	(590)

(Loss) income from continuing operations	(28,715)	(19,330)	151,873	(46,627)
Discontinued operations Gain on sale from discontinued operations net of income tax provision of $0 in 2001	3,189	—	—	—

Net (loss) income	(25,526)	(19,330)	151,873	(46,627)
Other comprehensive income (loss), net of tax (see Note 18)
Foreign currency translation adjustments	(129)	3,711	(845)	4,547
Minimum pension liability adjustments	(5,172)	(21,573)	—	—

Other comprehensive income (loss) net of tax	(5,301)	(17,862)	(845)	4,547

Comprehensive (loss) income	$(30,827)	$(37,192)	$151,028	$(42,080)

Weighted average common shares — basic and diluted	15,309,616	15,316,183	15,314,553	10,670,053

Per share amounts
(Loss) earnings per share — basic and diluted
Continuing operations	$(1.88)	$(1.26)	$9.91	$(4.37)
Discontinued operations	—	—	—	—
Gain on sale from discontinued operations	0.21	—	—	—

Net (loss) income	$(1.67)	$(1.26)	$9.91	$(4.37)

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

				Accumulated Other
				Comprehensive
				(Loss) Income
						Restricted
				Foreign	Minimum	Stock	Total
				Currency	Pension	Issued for	Stockholders’
	Common	Paid-In	Accumulated	Translation	Liability	Future	Equity
	Stock	Capital	(Deficit)	Adjustments	Adjustments	Service	(Deficit)

	(In thousands)
Predecessor Company
Balance December 31, 2000	$153	$137,967	$(247,048)	$1,840	$—	$(309)	$(107,397)
Net loss	—	—	(25,526)	—	—	—	(25,526)
Issuance of common stock	—	47	—	—	—	124	171
Other comprehensive (loss)	—	—	—	(129)	(5,172)	—	(5,301)

Balance December 31, 2001	153	138,014	(272,574)	1,711	(5,172)	(185)	(138,053)
Net loss	—	—	(19,330)	—	—	—	(19,330)
Issuance of common stock	—	(7)	—	—	—	106	99
Other comprehensive income (loss)	—	—	—	3,711	(21,573)	—	(17,862)

Balance December 31, 2002	153	138,007	(291,904)	5,422	(26,745)	(79)	(175,146)
Net income	—	—	151,873	—	—	—	151,873
Issuance of common stock	—	(3)	—	—	—	26	23
Other comprehensive loss	—	—	—	(845)	—	—	(845)

Balance April 2, 2003	153	138,004	(140,031)	4,577	(26,745)	(53)	(24,095)
Reorganization adjustments	(153)	(138,004)	140,031	(4,577)	26,745	53	24,095

Reorganized Company
Distribution of equity in accordance with plan	106	894	—	—	—	(31)	969

Balance April 3, 2003	106	894	—	—	—	(31)	969
Net loss	—	—	(46,627)	—	—	—	(46,627)
Issuance of common stock	—	—	—	—	—	11	11
Other comprehensive income	—	—	—	4,547	—	—	4,547

Balance December 31, 2003	$106	$894	$(46,627)	$4,547	$—	$(20)	$(41,100)

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor Company
				Reorganized
				Company
	Year Ended		January 1	April 3
	December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

	(In thousands)
Cash flows from operating activities
Net (loss) income	$(25,526)	$(19,330)	$151,873	$(46,627)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization under capital leases	21,125	20,959	4,838	9,258
Amortization of intangibles	2,000	2,000	500	809
Amortization of deferred financing fees and discount	185	18	3	68
Reorganization expense	—	3,401	399	403
Decrease in deferred income taxes	(698)	(718)	(339)	(1,052)
Foreign currency transaction (gain) loss	533	(920)	311	(1,251)
Gain on disposition of assets	(2,807)	(27)	(330)	(195)
Bad debt provision	425	558	113	448
Net property, plant and equipment write-off	4,766	1,029	—	—
Goodwill and intangibles write-off	—	—	—	46,805
Gain on debt extinguishment	(8,137)	—	(153,946)	—
Changes in operating assets and liabilities
Receivables	803	2,746	(1,358)	(179)
Inventories	9,596	507	(1,407)	2,638
Other current assets	6,361	2,860	(2,143)	1,563
Accounts payable and accrued liabilities	(30,111)	4,432	(1,429)	(119)
Other	4,155	749	(404)	4,076

Total adjustments	8,196	37,594	(155,192)	63,272

Net cash provided by (used in) operating activities before reorganization expense	(17,330)	18,264	(3,319)	16,645
Net cash used for reorganization items	—	(1,259)	(386)	(403)
Cash flows from investing activities
Capital expenditures	(5,882)	(3,824)	(527)	(3,764)
Proceeds from disposition of assets	11,156	575	1,302	2,373
Restricted cash	14,480	(1,789)	(4)	2,106

Net cash provided by (used in) investing activities	19,754	(5,038)	771	715
Cash flows from financing activities
Deferred financing costs	(2,047)	—	—	(253)
Repayment of revolving loan, long-term borrowings and capital lease obligations	(29,448)	(8,882)	(15,242)	(4,265)

Net cash (used in) financing activities	(31,495)	(8,882)	(15,242)	(4,518)
Effect of currency exchange rate changes on cash	(739)	(925)	354	843

Net increase (decrease) in cash and equivalents	(29,810)	2,160	(17,822)	13,282
Cash and equivalents at beginning of period	55,350	25,540	27,700	9,878

Cash and equivalents at end of period	$25,540	$27,700	$9,878	$23,160

Supplemental cash flow information and non-cash investing and financing activities
Interest paid less capitalized interest	$11,716	$3,150	$3,311	$1,107
Income taxes paid (refunded)	4,690	(1,210)	843	2,212

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Nature of Operations

      The Company is a producer of non-edible cellulosic and plastic casings used to prepare and package processed meat products, and to provide value-added support services relating to these products, for some of the largest global consumer products companies. The Company operates seven manufacturing facilities and eight distribution centers in North America, Europe and Latin America and, as a result, are able to sell our products in most countries throughout the world.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Viskase Companies, Inc. and its wholly-owned subsidiaries (the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

Reclassification

      Reclassifications have been made to the prior years’ financial statements to conform to the 2003 presentation.

Use of Estimates in the Preparation of Financial Statements

      The preparation of financial statements includes the use of estimates and assumptions that affect a number of amounts included in the Company’s financial statements, including, among other things, pensions and other post-retirement benefits and related disclosures, inventories valued under the last-in-first-out method, reserves for excess and obsolete inventory, restructuring charges and income taxes. Management bases its estimates on historical experience and other assumptions that they believe are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between the Company’s estimates and actual amounts in any year have not had a significant effect on the Company’s consolidated financial statements.

Cash Equivalents (Dollars in Thousands)

      For purposes of the statement of cash flows, the Company considers cash equivalents to consist of all highly liquid debt investments purchased with an initial maturity of approximately three months or less. Due to the short-term nature of these instruments, the carrying values approximate the fair market value. Cash equivalents and restricted cash include $44,172 and $52,193 of short-term investments at December 31, 2003 and December 31, 2002, respectively. The 2003 restricted cash is principally cash held as collateral for outstanding letters of credit with a commercial bank.

Inventories

      Domestic inventories are valued primarily at the lower of last-in, first-out (“LIFO”) cost or market. Remaining inventories, primarily foreign, are valued at the lower of first-in, first-out (“FIFO”) cost or market.

Property, Plant and Equipment

      The Company carries property, plant and equipment at cost less accumulated depreciation. Property and equipment additions include acquisition of property and equipment and costs incurred for computer software purchased for internal use including related external direct costs of materials and services and

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payroll costs for employees directly associated with the project. Upon retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in results of operations. Depreciation is computed on the straight-line method over the estimated useful lives of the assets ranging from (1) building and improvements — 10 to 32 years, (2) machinery and equipment — 4 to 12 years, (3) furniture and fixtures — 3 to 12 years and (4) auto and trucks — 2 to 5 years.

Deferred Financing Costs

      Deferred financing costs are amortized on a straight-line basis over the expected term of the related debt agreement. Amortization of deferred financing costs is classified as interest expense.

Patents

      Patents are amortized on the straight-line method over an estimated average useful life of 10 years.

Goodwill and Intangible Assets (Dollars in Thousands)

      Goodwill and intangible assets that have an indefinite useful life are not amortized and are tested at least annually for impairment. Due to the prepackaged nature of the Bankruptcy Plan, goodwill was tested for impairment by comparing the fair value with its recorded amount. As a result of adopting Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” the Company used a discounted cash flow methodology for determining fair value. This methodology identified an impairment and goodwill in the amount of $44,430 was written off in the fourth quarter of the current year. As part of Fresh-Start Accounting, the Company recognized intangible assets that are being amortized. Non-compete agreements in the amount of $1,236 are being amortized over two years. The intangible backlog in the amount of $2,375 was amortized in its entirety during 2003.

Long-Lived Assets (Dollars in Thousands)

      The Company continues to evaluate the recoverability of long-lived assets including property, plant and equipment, patents and other intangible assets. Impairments are recognized when the expected undiscounted future operating cash flows derived from long-lived assets are less than their carrying value. If impairment is identified, valuation techniques deemed appropriate under the particular circumstances will be used to determine the asset’s fair value. The loss will be measured based on the excess of carrying value over the determined fair value. The review for impairment is performed at least once a year or when circumstances warrant.

Accounts Payable (Dollars in Thousands)

      The Company’s cash management system provides for the daily replenishment of its bank accounts for check-clearing requirements. The outstanding check balances of $79 and $420 at December 31, 2003 and 2002, respectively, are not deducted from cash but are reflected in Accounts Payable in the consolidated balance sheets.

Pensions and Other Post-Retirement Benefits

      The North American operations of the Company and the Company’s operations in Germany have defined benefit retirement plans covering substantially all salaried and full time hourly employees. Pension cost is computed using the projected unit credit method. The discount rate used approximates the average yield for high-quality corporate bonds as of the valuation date. The Company’s funding policy is consistent with funding requirements of the applicable Federal and foreign laws and regulations.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The North American operations of the Company have postretirement health care and life insurance benefits. The Company accrues for the accumulated postretirement benefit obligation that represents the actuarial present value of the anticipated benefits. Measurement is based on assumptions regarding such items as the expected cost of providing future benefits and any cost sharing provisions.

Income Taxes

      Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

Net Loss Per Share

      Net loss per share of common stock is based upon the weighted-average number of shares of common stock outstanding during the year.

Other Comprehensive Income

      Comprehensive income includes all other non-shareholder changes in equity. As of December 31, 2003, changes in other comprehensive income resulted from changes in foreign currency translation adjustments.

Revenue Recognition

      Substantially all of the Company’s revenues are recognized at the time products are shipped to customer under F.O.B. Shipping Point terms or under F.O.B. Port Terms. Revenues are net of any discounts, rebates and allowances. The Company records all labor, raw materials, in-bound freight, plant receiving and purchasing, warehousing, handling and distribution costs as a component of cost of goods sold.

Accounting Standards

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements With Multiple Deliverables.” EITF No. 00-21 provides guidance on how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. EITF No. 00-21 is effective for arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF No. 00-21 did not have a material impact on the Company’s results of operations or financial position.

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities — an Interpretation of Art No. 51.” FIN 46 clarified the application of Accounting Research Bulletin Number 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Qualifying special-purpose entities as defined by FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are excluded from the scope of FIN 46. FIN 46 applied immediately to all variable interest entities created after January 31, 2003, and was originally effective for fiscal periods beginning after July 1, 2003, for

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

existing variable interest entities. In October 2003, the FASB postponed the effective date of FIN 46 to December 31, 2003. The Company does not have any variable interest entities and, therefore, believes that the adoption of the provisions of FIN 46 will not have a material impact on the Company’s results of operations or financial position.

      In December 2003, a revised version of FIN 46 (“Revised FIN 46”) was issued by the FASB. The revisions clarify some requirements, ease some implementation problems, add new scope exceptions, and add applicability judgments. Revised FIN 46 is required to be adopted by most public companies no later than March 31, 2004. The Company believes that the adoption of Revised FIN 46 will not have a material impact on the Company’s results of operations or financial position.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instrument and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company’s results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In November 2003, the FASB issues FASB Staff Position Number 150-3, which deferred indefinitely the effective date of SFAS No. 150 as it relates to certain mandatory redeemable non-controlling interests. SFAS No. 150 was effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s results of operations or financial position.

      In December 2003, the FASB issued SFAS No. 132, “Employers’ Disclosures About Pensions and Other Postretirement Benefits — an Amendment of FASB Statements No. 87, 88, and 106.” The statement was developed in response to concerns expressed by users of financial statements regarding more information about pension plan assets, obligations, benefit payments, contributions and net benefit cost. Disclosures about post-retirement benefits other than pensions are required. All new provisions for domestic plans are effective for fiscal years ending after December 15, 2003. Foreign and non-public entities disclosures are required effective for fiscal years ending after June 15, 2004. The Company is considering the standard and its effect on the Company’s financial statements.

      On December 17, 2003, the Staff of Securities and Exchange Commission (“SEC” or the “Staff”) issued Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition,” which amends SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF No. 00-21. Additionally, SAB 104 rescinds the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” (the “FAQ”) issued with SAB 101 (that had been codified in SEC Topic 13, “Revenue Recognition”). Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF No. 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company’s results of operations or financial position.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The statement is applicable for fiscal years beginning after May  15, 2002 and requires, among other things, that any gain or loss on extinguishment of debt that does not meet criteria in Opinion 30, as amended, no longer be classified as an

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

extraordinary item. The Company adopted SFAS No. 145 in 2003 and accordingly reclassified extraordinary gains as a separate caption in accordance with this statement.

2.	Reorganization Under Chapter 11 and Basis of Presentation (Dollars in Thousands, Except Number of Shares and Per Share and Per Bond Amounts)

      As a result of the Company’s emergence from Chapter 11 bankruptcy on April 3, 2003 and the application of Fresh-Start Accounting (see Note 3 Fresh-Start Accounting), consolidated financial statements for the Company for the periods subsequent to the effective date of the Company’s plan of reorganization in the bankruptcy proceedings are referred to as the “Reorganized Company” and are not comparable to those for the periods prior to this date, which are referred to as the “Predecessor Company.” The March 31, 2003 unaudited consolidated financial statements were used for the predecessor period ended April 2, 2003; subsequent to March 31, 2003 through the end of the period ending April 2, 2003, net income reflects a $153,946 gain representing the gain on debt extinguishment (see Note 3). A black line has been drawn in the audited consolidated financial statements to distinguish, for accounting purposes, the periods associated with the Reorganized Company and the Predecessor Company. Aside from the effects of fresh-start accounting and new accounting pronouncements adopted as of the effective date of the plan of reorganization, the Reorganized Company follows the same accounting policies as the Predecessor Company.

      On April 3, 2003, the Company consummated its prepackaged Chapter 11 bankruptcy plan, as modified (the “Plan”), which had previously been confirmed by order of the Bankruptcy Court. Under the Plan, holders of the Company’s 10.25% Notes due 2001 (“Old Senior Notes”) received just over 90% of the Company’s equity on a fully diluted basis. Suppliers and other trade creditors were not affected by the consummation of the Plan.

Summary of the Plan

      Under the terms of the Plan, the Company’s wholly-owned operating subsidiary, Viskase Corporation, was merged into the Company with the Company being the surviving corporation.

      The holders of the Company’s outstanding $163,060 of Old Senior Notes received a pro rata share of $60,000 face value of 8% Senior Subordinated Notes due December 1, 2008 (“8% Senior Notes”), and 10,340,000 shares of new common stock (“New Common Stock”) issued by the Company on a basis of $367.96271 principal amount of 8% Senior Notes and 63.4122 shares of New Common Stock for each one thousand dollar ($1,000) principal amount of Old Senior Notes.

      The 8% Senior Notes bear interest at a stated rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (paid-in-kind) for the first three years. The first interest payment date on the 8% Senior Notes was June 30, 2003 (paid-in-kind). Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Senior Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes mature on December 1, 2008, with an accreted value of approximately $88,894, assuming interest in the first five years is paid in the form of 8% Senior Notes (paid-in-kind). The 8% Senior Notes are secured by substantially all of the Company’s personal Property other than assets subject to the Company’s capital lease obligations.

      Shares of common stock (“Old Common Stock”), including the stock issued to employees to celebrate the Company’s 75th anniversary, and options of the Company outstanding prior to the Company’s emergence from bankruptcy were canceled pursuant to the Plan. In addition, the Company’s stockholder rights plan was terminated pursuant to the Plan. Holders of the Old Common Stock received a

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pro rata share of 306,291 warrants (“2010 Warrants”) to purchase shares of New Common Stock. The 2010 Warrants have a seven year term expiring on April 2, 2010, and an exercise price of $10.00 per share.

      Under the restructuring, 660,000 shares of Restricted Stock were authorized for Company management and employees under a new Restricted Stock Plan. Any such shares that are issued are subject to a vesting schedule with acceleration upon the occurrence of certain events.

      The Company also entered into a three-year $20,000 working capital facility to provide the Company with additional financial flexibility. The working capital facility is senior to the 8% Senior Notes. The credit facility is a three-year facility. Interest under the credit facility is prime plus 200 basis points. The credit facility contains one financial covenant that requires a minimum level of earnings before depreciation, interest, amortization and taxes calculated on a rolling four-quarter basis.

      Following the approval of the Plan, the Company adopted Statement of Position (“SOP”) 90-7, “Fresh-Start” accounting, resulting in recording all assets and liabilities at fair value. As a result, the effects of the adjustments on reported amounts of individual assets and liabilities resulting from the adoption of fresh-start accounting and the effects of the forgiveness of debt are reflected in the Company’s historical statement of operations. Upon emergence from bankruptcy, the amounts and classifications reported in the consolidated historical financial statements materially changed.

      The conversion of $163,060 of Old Senior Notes to 8% Senior Notes and New Common Stock results in a $103,060 reduction of debt, which represents cancellation of debt income (“COD”) which is governed by Internal Revenue Code Section 108. Under Section 108, the Company will not recognize any taxable income for calendar year 2003 but must reduce tax attributes up to the extent of the COD income. This tax attribute reduction will be used to eliminate the Company’s Net Operating Loss carryforward and reduce the tax basis of assets that the Company had previously written off for book purposes.

      On November 13, 2002, Viskase Companies, Inc., a stand-alone-entity (“VCI”), filed a prepackaged Chapter 11 bankruptcy in the Bankruptcy Court. The Chapter 11 filing was for VCI only and did not include any domestic or foreign subsidiaries.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Condensed financial information of VCI subsequent to November 13, 2002, the date on which VCI filed the prepackaged Chapter 11 bankruptcy, is presented below:

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION BALANCE SHEET
(Unaudited)

December 31, 2002

(Dollars in
thousands)
ASSETS
Current assets
Other current assets	$169

Total current assets	169
Property, plant and equipment, net	0
Deferred financing	39
Intercompany receivables	411,629
Investment in affiliate entities	(348,254)

Total assets	$63,583

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities not subject to compromise
Overdrafts payable	$52
Accounts payable	407
Accrued liabilities	54

Total current liabilities not subject to compromise	513
Current liabilities subject to compromise	188,198
Deferred income taxes	50,018

Total liabilities	238,729
Stockholders’ deficit	(175,146)

Total Liabilities and Stockholders’ Deficit	$63,583

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION STATEMENT OF OPERATIONS
(Unaudited)

November 13, 2002
Through
December 31, 2002

(Dollars in
thousands)
Selling, general and administrative	$49
Other (income) expense, net	30
Intercompany interest income, net	5,049

Income from continuing operations before taxes and reorganization items	4,970
Reorganization expense	452
Income tax provision	—

NET INCOME	$4,518

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)

November 13, 2002
Through
December 31, 2002

(Dollars in
thousands)
Cash flows from operating activities
Net income	$4,518
Adjustments to reconcile net income to net cash
Changes in operating assets and liabilities
Other current assets	(169)
Accrued liabilities	461
(Decrease) in deferred tax	(26)
Intercompany accounts	(4,855)
Other	19

Net cash (used in) operating activities	(52)
Net decrease in cash and equivalents	(52)
Cash and cash equivalents at petition date	—

Cash and cash equivalents at end of period	$(52)

Liquidity

      As discussed above the Company emerged from bankruptcy on April 3, 2003. For the nine months ended December 31, 2003, the company recorded a net loss of $46,627 and positive cash flow from operating activities before reorganization expense of $16,645. In connection with its emergence from bankruptcy, the Company restructured its debt and equity. In addition the amounts due under capital leases were renegotiated with the lessor. As of December 31, 2003, the Company had positive working capital of approximately $52,201 and unrestricted cash of $23,160, with additional amounts available under its revolving credit facility. While the Company could decide to raise additional amounts through the issuance of new debt or equity, management believes that the existing resources available to it will be adequate to satisfy current and planned operations for at least the next twelve months.

3.	Fresh-Start Accounting (Dollars in Thousands)

      As previously discussed, the accompanying consolidated financial statements reflect the use of fresh-start accounting as required by SOP 90-7 because the reorganized value of the Company’s assets immediately before emergence from bankruptcy was less than all post-petition liabilities, and the Predecessor Company’s stockholders received less than 50% of the Reorganized Company’s voting shares upon emergence from bankruptcy. The reorganization value of the Company was based upon the compilation of many factors and various valuation methods, including: (i) discounted cash flow analysis using five-year projected financial information applying discount rates between 16% and 18% and terminal cash flow multiples of 5.0X to 6.0X based upon review of selected publicly traded company market multiples of certain companies operating businesses viewed to be similar to that of the Company; and (ii) other applicable ratios and valuation techniques believed by the Company and its financial advisors to be representative of the Company’s business and industry. Under fresh-start accounting, the Company’s

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets and liabilities were adjusted to fair values and a reorganization value for the entity was determined by the Company based upon the estimated fair value of the enterprise before considering values allocated to debt. The portion of the reorganization value, which could not be attributed to specific tangible or identified intangible assets of the Reorganized Company, totaled $44,430. In accordance with SFAS No. 142, this amount is reported as “Goodwill” in the consolidated financial statements. Fresh-start accounting results in the creation of a new reporting entity with no accumulated deficit as of April 3, 2003.

      The valuation was based upon a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies beyond the control of the Company.

      Upon the adoption of fresh-start accounting, as of April 3, 2003, the Company recorded goodwill of $44,430, which equals the reorganization value in excess of amounts allocable to identifiable net assets recorded in accordance with SOP 90-7. In the fourth quarter of 2003, the Company performed its first annual goodwill impairment analysis under SFAS No. 142. Due to the fact the fair value of the Company’s single reporting unit, as estimated by the Company’s market capitalization, was significantly less than the net book value at December 31, 2003, goodwill was evaluated for impairment. As a result of the Company’s impairment test, the entire $44,430 goodwill balance was written off in the fourth quarter of 2003.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor					Reorganized
	Company	Adjustments				Company
	March 31,					April 3,
	2003	Reorganization		Fresh-Start		2003

Assets
Current assets
Cash and cash equivalents	$9,878	$—		$—		$9,878
Restricted cash	28,351	—		—		28,351
Receivables, net	26,715	—		—		26,715
Inventories	32,235	—		(399	)(10)	31,836
Other current assets	9,376	—		—		9,376

Total current assets	106,555	—		(399)		106,156
Property, plant and equipment, including those under capital leases	246,238	—		(160,696	)(11)	85,542
Less accumulated depreciation and amortization	158,903	—		(158,903	)(11a)	—

Property, plant and equipment, net	87,335	—		(1,793)		85,542
Deferred financing costs, net	36	—		—		36
Other assets	6,375	—		6,371	(12)	12,746
Excess reorganization value/goodwill	—	30,495	(1)	13,935	(13)	44,430

Total assets	$200,301	$30,495		$18,114		$248,910

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities not subject to compromise
Short-term debt, including current portion of long-term debt and obligations under capital leases	$14,894	$—		$—		$14,894
Accounts payable	12,387	—		—		12,387
Accrued liabilities	25,284	40	(2)	3,150	(14)	28,474
Current deferred income taxes	1,597	—		—		1,597

Total current liabilities not subject to compromise	54,162	40		3,150		57,352
Current liabilities subject to compromise	188,198	(188,198	)(3)	—		—
Long-term debt including obligations under capital leases not subject to compromise	34,235	39,643	(4)	—		73,878
Accrued employee benefits	77,581	—		22,662	(15)	100,243
Non-current deferred income taxes	24,166	—		(7,698	)(16)	16,468
Commitments and contingencies
Stockholders’ equity (deficit)
Old Common Stock, $.01 par value; 15,314,562 shares issued and outstanding	153	(153	)(5)	—		—
New Common Stock, $.01 par value; 10,670,053 shares issued and outstanding	—	106	(6)	—		106
Paid-in capital	138,004	(137,110	)(7)	—		894
Accumulated deficit	(293,977)	293,977	(8)	—		—
Accumulated other comprehensive (loss)	(22,168)	22,168	(5)	—		—
Unearned restricted stock issued for future service	(53)	22	(9)	—		(31)

Total stockholders’ equity (deficit)	(178,041)	179,010		—		969

Total liabilities and stockholders’ equity (deficit)	$200,301	$30,495		$18,114		$248,910

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reorganization Adjustments

1.	Excess reorganization value consisted of the following:
	a.	Eliminate the accumulated other comprehensive loss	$22,168
	b.	Eliminate the unearned restricted stock	53
	c.	Eliminate the accumulated deficit	140,031
	d.	Recognize the accreted interest for the period December 1, 2001 through March 31, 2003	6,400
	e.	Eliminate the par value of Old Common Stock	(153)
	f.	Eliminate the paid-in capital for Old Common Stock	(138,004)

			$30,495

2.	To reclassify the pre-petition other current liabilities to accrued liabilities		$40
3.	The adjustment to liabilities subject to compromise consisted of the following:
	a.	Pursuant to the Plan, the Old Senior Notes were exchanged for 8% Senior Notes	$(163,060)
	b.	Pursuant to the Plan, eliminate the accrued interest payable on the Old Senior Notes	(25,098)
	c.	Reclassify the pre-petition other current liabilities	(40)

			$(188,198)

4.	The adjustment to long-term debt consisted of the following:
	a.	Pursuant to the Plan, issuance of 8% Senior Notes at fair market value	$33,243
	b.	Recognize the accreted paid-in-kind (PIK) and effective interest on the 8% Senior Notes for the period December 1, 2001 to March 31, 2003	6,400

			$39,643

5.	Eliminate Old Common Stock of ($153) and the accumulated other comprehensive loss of $22,168
6.	Adjustments to New Common Stock consist of the following:
	a.	Pursuant to the Plan, represents the par value of equity at fair market value exchanged for Old Senior Notes	$103
	b.	Pursuant to the Plan, represents the par value of shares issued to management for the new Restricted Stock Plan	3

			$106

7.	The adjustment to paid-in capital consists of the following:
	a.	Eliminate the paid-in capital for Old Common Stock	$(138,004)
	b.	Recognize the paid-in capital on equity at fair market value exchanged for Old Senior Notes	866
	c.	Recognize the paid-in capital value of shares at fair market value issued to management from the new Restricted Stock Plan	28

			$(137,110)

8.	The adjustment to the accumulated deficit consists of the following:
	a.	Pursuant to the Plan, the issuance of 8% Senior Notes at fair market value	$(33,243)
	b.	Recognize the equity at fair market value exchanged for Old Senior Notes	(969)
	c.	Pursuant to the Plan, the Old Senior Notes were exchanged for 8% Senior Notes	163,060

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	d.	Pursuant to the Plan, eliminate the accrued interest payable on the Old Senior Notes	25,098
	e.	Eliminate accumulated deficit	140,031

			$293,977

9.	a.	Recognize the fair market value of the new Restricted Stock Plan shares issued to management	$(31)
	b.	Eliminate the old unearned restricted stock	53

			$22

10.	Represents adjustment to write down inventories to net realizable value		$(399)
11.	Adjustments to Property, plant and equipment consist of the following:
	a.	Eliminate accumulated depreciation	$(158,903)
	b.	Write up U.S. Property, plant and equipment to fair market value	8,323
	c.	Write up Chicago East Plant to fair market value	1,493
	d.	Write up Europe Property, plant and equipment to fair market value	2,747
	e.	Write off Property, plant and equipment for Brazil	(3,436)
	f.	Write down GECC assets for fair market value	(10,920)

			$(160,696)

12.	Adjustments to other assets consist of the following:
	a.	Adjustment to write up patents to fair market value	$3,098
	b.	Fair market value of non-compete agreements	1,236
	c.	Fair market value of customer backlog	2,375
	d.	Write off intangible pension assets	(338)

			$6,371

13.	The adjustments to reorganization value in excess of amounts allocable to identifiable assets and liabilities:
	a.	Represents adjustment to write down inventories to net realizable value	$399
	b.	Write up U.S. Property, plant and equipment to fair market value	(8,323)
	c.	Adjustment to write up patents to fair market value	(3,098)
	d.	Recognize a liability for the foreign and domestic projected benefit obligation (“PBO”) in excess of plan assets	22,662
	e.	Recognize a liability due to emergence	3,150
	f.	Write up Chicago East Plant to fair market value	(1,493)
	g.	Write up Europe Property, plant and equipment to fair market value	(2,747)
	h.	Write off Property, plant and equipment for Brazil	3,436
	i.	Fair market value of non-compete agreements	(1,236)
	j.	Fair market value of customer backlog	(2,375)
	k.	Write off intangible pension assets	338
	l.	Adjust the deferred tax liability to fair market value	(7,698)
	m.	Write down GECC assets to fair market value	10,920

			$13,935

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Recognize a liability for severance obligation due to former
14.	chief chang of re conti	executive officer and president that was triggered by e of control upon emergence from bankruptcy and recognition serves for legal services related to specific loss ngencies	$3,150
15.	To recognize a liability for the foreign and domestic PBO in excess of plan assets		$22,662
16.	To adjust the deferred tax liability to fair market value		$(7,698)

4.	Receivables (Dollars in Thousands)

      Receivables consisted primarily of trade accounts receivable and were net of allowances for doubtful accounts of $438 and $1,334 at December 31, 2003 and 2002, respectively.

		Balance at	Provision				Balance
		Beginning	Charged to				at End
	Description	of Period	Expense	Write-offs	Recoveries	Other	of Period

Reorganized Company 2003	For the period April 3 through December 31 Allowance for doubtful accounts	$—	$448	$(85)	$44	$31	$438
Predecessor Company 2003	For the period January 1 through April 2 Allowance for doubtful accounts	$1,334	$113	$—	$1	$(8)	$1,440

      The Company has a broad base of customers, with no single customer accounting for more than 6% of sales or 4% of receivables.

5.	Inventories (Dollars in Thousands)

      Inventories consisted of:

	Predecessor	Reorganized
	Company	Company
	2002	2003

Raw materials	$3,872	$4,328
Work in process	13,394	13,679
Finished products	13,321	13,731

	$30,587	$31,738

      Approximately 47% and 52% of the Company’s inventories at December 31, 2003 and 2002, respectively, were valued at LIFO. Remaining inventories, primarily foreign, are valued at the lower of FIFO cost or market. At December 31, 2003 and 2002, the LIFO values exceeded current manufacturing cost by approximately $317 and $687, respectively. During 2002, the Company wrote down $383 of LIFO inventories to its lower of cost or market value. The charge is included in cost of sales. Inventories were net of reserves for obsolete and slow-moving inventory of $0 and $2,725 at December 31, 2003 and 2002, respectively.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Property, Plant and Equipment (Dollars in Thousands)

	Predecessor	Reorganized
	Company	Company
	2002	2003

Property, plant and equipment
Land and improvements	$4,253	$4,733
Buildings and improvements	28,631	24,273
Machinery and equipment	121,185	56,254
Construction in progress	3,428	5,079
Capital leases
Machinery and equipment	88,937	9,500

	$246,434	$99,839

      Capitalized interest for the reorganized period in 2003 and predecessor period in 2002 and 2001 totaled $98, $81 and $290, respectively. Maintenance and repairs charged to costs and expenses for 2003, 2002 and 2001 aggregated $14,548, $13,142, and $12,789 respectively. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Estimated useful lives of land improvements range from 15 to 30 years; building and improvements range from 10 to 32 years; and machinery and equipment, including capital leases, range from 2 to 15 years.

      Land and buildings include property held for sale; these properties have a net book value of $2,293 and $4,162 at December 31, 2003 and December 31, 2002, respectively. During 2003, properties held for sale had a net book value of $4,963, of which property with a net book value of $2,179 was disposed of during the reorganized period.

7.	Other Assets (Dollars in Thousands)

	Predecessor	Reorganized
	Company	Company
	2002	2003

Patents	$20,000	$4,598
Less accumulated amortization	18,000	345

Patents, net	2,000	4,253
Other intangibles	—	1,236
Less accumulated amortization	—	464

Other intangibles, net	—	772
Miscellaneous	4,854	5,599

	$6,854	$10,624

      Patents are amortized on the straight-line method over an estimated average useful life of 10 years. Other intangibles, established in fresh-start, represent the fair market value of non-compete agreements and is being amortized over two years, the term of the non-compete agreement. Miscellaneous other assets include an income tax refund receivable in the amount of $4,969 and $3,870 at December 31, 2003 and 2002, respectively.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Accrued Liabilities Not Subject to Compromise (Dollars in Thousands)

      Accrued liabilities were comprised of:

	Predecessor	Reorganized
	Company	Company
	2002	2003

Compensation and employee benefits	$13,528	$15,990
Taxes	3,911	2,525
Accrued volume and sales rebates	2,285	1,566
Restructuring (see Note 12)	2,773	1,840
Other	5,421	6,355

	$27,918	$28,276

9.	Debt Obligations (Dollars and Shares in Thousands, Except for Number of Shares and Per Share and Per Bond Amounts)

      Outstanding short-term and long-term debt consisted of:

	Predecessor	Reorganized
	Company	Company
	2002	2003

Short-term debt, current maturity of long-term debt and capital lease obligations not subject to compromise
Revolving Credit Facility
Viskase Capital Lease Obligation	$64,106	$21,299
Other	177	4

Total short-term debt not subject to compromise	$64,283	$21,303

Current liabilities subject to compromise 10.25% Senior Notes due 2001	$163,060	$—
Accrued interest	25,098	—
Other current liabilities	40	—

Total current liabilities subject to compromise	$188,198	$—

Long-term debt not subject to compromise 8% Senior Subordinated Secured Notes	$—	$46,248
Viskase Capital Lease Obligation		23,500
Other	85	102

Total long-term debt not subject to compromise	$85	$69,850

Reorganized Company

Revolving Credit Facility

      The Company has a secured revolving credit facility (“Revolving Credit Facility”) with an initial availability of $10,000 with Arnos Corp., an affiliate of Carl C. Icahn. During February 2004, the amount of the Revolving Credit Facility availability increased by $10,000 to an aggregate amount of $20,000. The Revolving Credit Facility expires on April 3, 2006. Borrowings under the Revolving Credit Facility bear interest at a rate per annum at the prime rate plus 200 basis points. The average interest rates for borrowings during 2003 were 6.2%. There were no short-term borrowings during 2002.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Revolving Credit Facility is secured by a collateral pool comprised of (1) all domestic accounts receivables (including intercompany receivables) and inventory, (2) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements), (3) substantially all domestic fixed assets (other than assets subject to the Company’s lease agreement with General Electric Capital Corporation (“GECC”)) and (4) a pledge of 65% of the capital stock of Viskase Europe Limited and Viskase Brasil Embalagens Ltda. The Revolving Credit Facility is also guaranteed by the significant domestic subsidiaries. Such guarantees and substantially all of such collateral are shared by the lender under the Revolving Credit Facility, the holders of the 8% Senior Notes and GECC under the GECC lease pursuant to an intercreditor agreement. Pursuant to such intercreditor agreement, the security interest of Revolving Credit Facility has priority over all other liens on such collateral.

      Under the terms of the Revolving Credit Facility, the Company is required to maintain a minimum annual level of earnings before depreciation, interest, amortization and taxes of $16,000 calculated at the end of each calendar quarter. The Revolving Credit Facility contains covenants with respect to Viskase and its subsidiaries limiting (subject to a number of important qualifications), among other things, (1) the ability to pay dividends or redeem or repurchase common stock, (2) incurrence of indebtedness, (3) creation of liens, (4) certain affiliate transactions, (5) the ability to merge into another entity, (6) the ability to consolidate with or merge with another entity and (7) the ability to dispose of assets. The Company is in compliance with the covenant at December 31, 2003.

8% Senior Notes

      The 8% Senior Notes bear interest at a rate of 8% per year, and will accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (paid-in-kind) for the first three years. Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of New 8% Senior Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes would mature on December 1, 2008, with an accreted value of approximately $88,894, assuming interest in the first five years is paid-in-kind. The 8% Senior Notes were recorded on the books at April 3, 2003, at their discounted value of $33,242. The carrying value of the 8% Senior Notes at December 31, 2003, is $46,248.

      The 8% Senior Notes are secured by a collateral pool comprised of (1) all domestic accounts receivable and inventory, (2) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements), (3) all instruments, investment property and other intangible assets, and (4) substantially all domestic fixed assets, but excluding assets subject to the GECC lease, certain real estate and certain assets subject to prior liens. Pursuant to an intercreditor agreement, the security interest of the holders of the 8% Senior Notes in such collateral is subordinated to the lender under the Revolving Credit Facility and are senior to the security interest of GECC under the GECC lease.

      The 8% Senior Notes were valued at market in Fresh-Start Accounting. The discount to face value is being amortized using the effective-interest rate methodology through maturity with an effective interest rate of 10.46%. The following table summarizes the carrying value of the 8% Senior Notes at December 31:

	2004	2005	2006	2007

8% Senior Subordinated Secured Notes
Accreted value	$76,041	$82,124	$88,894	$88,894
Discount	20,107	15,725	10,863	5,466

Carrying value	$55,934	$66,399	$78,031	$83,428

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Letter of Credit Facility

      Letters of credit in the amount of $25,441 were outstanding under letter of credit facilities with commercial banks, and were cash collateralized at December 31, 2003.

      The Company finances its working capital needs through a combination of internally generated cash from operations, cash on hand, and the Revolving Credit Facility.

GECC

      The Company and GECC amended certain lease documents upon the emergence from bankruptcy. The amendment permanently waived prior non-compliance with the Fixed Charge Coverage Ratio and established a new Fixed Charge Coverage Ratio for the remainder of the lease term. The amendment also changed the February 28, 2004 lease payment, with $11,750 due on February 28, 2004, and $11,749 due on August 28, 2004.

      In April 2004, the Company renegotiated and amended its lease arrangement with GECC. Under terms of the amended lease, six payments of approximately $6,092 are due semi-annually on February 28 and August 28 beginning in February 2005. As part of the renegotiation of the lease, the Company agreed to purchase the assets at their fair market value of $9,501. The Company has the option to terminate the lease early upon payment of $33,000 through February 28, 2005, thereafter the amount of the early termination payment will decrease upon payment of each semi-annual capital lease payment. The equipment will transfer to the Company free and clear of all liens on the earlier of (i) the payment of the early termination amount, plus any accrued interest due and payable at 6% per annum or (ii) the payment of the final installment due August 28, 2007.

      The following is a schedule of minimum future lease payments under the GECC capital lease obligations together with the present value of the net minimum lease payments as of December 31, 2004, 2005, 2006 and 2007. The lease payment maturities conform to contractual payments under the lease:

Year ending December 31,
2004	$23,500
2005	12,183
2006	12,183
2007	12,184

Net minimum lease payments	60,050
Less amount representing interest	5,750

$54,300

Other

      The fair value of the Company’s debt obligations (excluding capital lease obligations) is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for the debt of the same remaining maturities. At December 31, 2003, the carrying amount and estimated fair value of debt obligations (excluding capital lease obligations) were $46,248 and $45,697, respectively.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Aggregate maturities of debt for each of the next five years are:

	2004	2005	2006	2007	2008

8% Senior Notes	—	—	—	—	$88,894
GECC	$21,300	$23,500	—	—	—
Other	3	—	—	—	—

	$21,303	$23,500	$—	$—	$88,894

Predecessor Company

Old Senior Notes

      On November 13, 2002, the Company filed a prepackaged Chapter 11 bankruptcy in the United States Bankruptcy Court for the Northern District of Illinois (“Bankruptcy Court”). The Chapter 11 filing was for the Company only and did not include any of the Company’s domestic or foreign subsidiaries. On December 20, 2002, the Bankruptcy Court confirmed the Plan, as modified. The Company emerged from Chapter 11 bankruptcy on April 3, 2003.

      Cash flows from operations for the Company were insufficient to pay the Old Senior Notes when they matured on December 1, 2001, and, accordingly, the Company did not pay the $163,060 principal and $8,357 interest that became due at that time. In September 2001, certain of the holders of the Old Senior Notes formed an Ad Hoc Committee to participate in the development of a plan to restructure the Company’s capital structure and address its future cash flow needs. On July 15, 2002, the Company executed a restructuring agreement with the Ad Hoc Committee for the restructuring of the Old Senior Notes. Under terms of the restructuring agreement, on or about August 21, 2002, the Company initiated an exchange offer to exchange the Old Senior Notes for New 8% Senior Notes and shares of preferred stock. The proposed exchange offer was subject to acceptance by holders of 100% of the outstanding Old Senior Notes, unless waived by the Company and approved by the Ad Hoc Committee. The exchange offer was conducted simultaneously with a solicitation for the Plan by the Company which required the consent of a majority in number of the holders and at least 66 2/3% in principal amount of Old Senior Notes actually voting in the solicitation. Under the restructuring agreement, if less than 100% of the outstanding Old Senior Notes accepted the exchange offer, but a sufficient number of holders and aggregate amount of Old Senior Notes voted in favor of acceptance of the Plan, the Company agreed to commence a voluntary Chapter 11 petition to seek confirmation of the Plan. The Plan contained substantially the same economic terms as the exchange offer.

      On November 13, 2002, the Company filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court to seek confirmation of the Plan.

      Under the terms of the Plan, the Company’s wholly-owned operating subsidiary, Viskase Corporation, was merged with and into the Company immediately prior to or upon consummation of the Plan, with the Company being the surviving corporation. Holders of Old Senior Notes received 8% Senior Notes and shares of New Common Stock on a basis of $367.96271 principal amount of 8% Senior Notes (i.e., $60,000) and 63.4122 shares of New Common Stock (i.e., 10,340,000 shares or 94% of the New Common Stock) for each one thousand dollar principal amount of Old Senior Notes. The existing shares of Old Common Stock of the Company were canceled. Holders of the Old Common Stock received Warrants with a term of seven years to purchase shares of New Common Stock equal to 2.7% of the Company’s New Common Stock on a fully diluted basis at an exercise price of $10.00 per share. Assuming all Warrants are exercised, holders of the Old Senior Notes received approximately 91.5% of the New Common Stock and approximately 5.8% of the New Common Stock was issued or reserved for issuance to the Company’s management and employees.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the proposed restructuring, 660,000 shares of New Common Stock, initially representing 6% of the New Common Stock, were reserved for Company management and employees. Such shares will be subject to a vesting schedule with acceleration upon the occurrence of certain events.

Current Liabilities Subject to Compromise

      Under Chapter 11, certain claims against the Company (the “Debtor”) in existence prior to the Petition Date (November 13, 2002) were stayed while the Company continued business operations as a debtor-in-possession. These claims are reflected in the December 31, 2002 balance sheet as “Current liabilities subject to compromise.” As of the Petition Date, the Company stopped accruing interest on the Old Senior Notes.

      The principal categories of claims reclassified in the Consolidated Balance Sheets and included in Current liabilities subject to compromise are identified below. At the Petition Date the amounts reflected below are for the Old Senior Notes and accrued interest through the Petition Date. Current liabilities subject to compromise are as follows (in thousands):

Old Senior Notes	$163,060
Accrued interest	25,098
Other current liabilities	40

$188,198

10.	Operating Leases (Dollars in Thousands)

      The Company has operating lease agreements for machinery, equipment and facilities. The majority of the facilities leases require the Company to pay maintenance, insurance and real estate taxes.

      Future minimum lease payments for operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2003, are:

2004	$2,097
2005	1,925
2006	1,830
2007	1,546
2008	1,520
Total thereafter	1,919

Total minimum lease payments	$10,837

      Total rent expense during 2003, 2002 and 2001 amounted to $2,259, $1,971 and $1,682, respectively.

11.	Retirement Plans

      The Company and its subsidiaries have defined contribution and defined benefit plans varying by country and subsidiary.

      At December 31, 2003, the North American operations of the Company maintained several non-contributory defined benefit retirement plans. The plans cover substantially all salaried and full-time hourly employees, and benefits are based on final average compensation and years of credited service. The Company’s policy is to fund the minimum actuarially computed annual contribution required under the Employee Retirement Income Security Act of 1974. The discount rate used approximates the average yield for high-quality corporate bonds as of the valuation date.

      In December of 2002, the Company recognized a minimum pension liability adjustment that is due to changes in plan return assumptions and asset performance (see note 18, Comprehensive Gain (Loss)).

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pensions and Other Postretirement Benefits Plans — North America (Dollars in Thousands)

	Pension Benefits

	Predecessor Company			Reorganized
				Company
			January 1	April 3
			Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Accumulated benefit obligation (ABO)	$93,215	$102,190	$105,878	$113,127
Change in benefit obligation
Projected benefit obligation at beginning of year	$103,641	$107,251	$115,186	$117,453
Service cost	1,806	1,924	545	1,556
Interest cost	7,347	7,521	1,872	5,634
Actuarial losses	1,946	5,711	2,389	6,644
Benefits paid	(7,136)	(7,275)	(1,654)	(5,818)
Effect of special termination benefits	—	—	(1,237)	—
Plan amendment	—	(4)	—	—
Translation	(353)	58	352	618

Estimated benefit obligation at end of period	$107,251	$115,186	$117,453	$126,087

Change in plan assets
Fair value of plan assets at beginning of period	$98,687	$89,058	$75,119	$72,161
Actual return on plan assets	(6,308)	(7,888)	(798)	13,768
Employer contribution	4,162	1,164	345	633
Benefits paid	(7,136)	(7,275)	(2,855)	(5,818)
Translation	(347)	56	350	609

Estimated fair value of plan assets at end of period	$89,058	$75,115	$72,161	$81,353

Reconciliation of accrued benefit cost at end of period Funded status	$(18,193)	$(40,071)	$(45,292)	$(44,734)
Unrecognized net (gain) loss	13,117	33,940	—	(2,683)
Unrecognized prior service cost	499	437	—	—

Accrued benefit cost	$(4,577)	$(5,694)	$(45,292)	$(47,417)

Amounts recognized in statement of financial position
Prepaid benefit cost	$—	$29	$—	$—
Accrued benefit liability	(10,134)	(32,806)	(45,292)	(47,517)
Intangible asset	385	338	—	—
Accumulated other comprehensive loss	5,172	26,745	—	100

Net amount recognized	$(4,577)	$(5,694)	$(45,292)	$(47,417)

Weighted-average assumptions as of end of period
Discount rate	7.22%	6.75%	6.75%	6.50%
Expected return on plan assets	8.81%	8.89%	8.67%	8.67%
Rate of compensation increase	4.25%	3.75%	3.75%	3.50%

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Other Benefits

	Predecessor Company			Reorganized
				Company
			January 1	April 3
			Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Accumulated benefit obligation (ABO)
Change in benefit obligation
Projected benefit obligation at beginning of period	$41,404	$44,615	$50,846	$53,038
Service cost	762	777	227	709
Interest cost	3,021	3,270	837	2,585
Actuarial losses	1,458	4,481	1,502	3,542
Benefits paid	(1,877)	(2,322)	(574)	(2,603)
Translation	(153)	25	200	431

Estimated benefit obligation at end of period	$44,615	$50,846	$53,038	$57,702

Change in plan assets
Fair value of plan assets at beginning of period	$—	$—	$—	$—
Actual return on plan assets	—	—	—	—
Employer contribution	1,877	2,322	574	2,603
Benefits paid	(1,877)	(2,322)	(574)	(2,603)

Estimated fair value of plan assets at end of period	$—	$—	$—	$—

Reconciliation of accrued benefit cost at end of period
Funded status	$(44,615)	$(50,846)	$(53,038)	$(57,702)
Unrecognized net loss	5,118	9,236	—	—
Unrecognized prior service cost	—	—	—	3,401

Accrued benefit cost	$(39,497)	$(41,610)	$(53,038)	$(54,301)

Weighted-average assumptions as of end of period
Discount rate	7.23%	6.73%	6.50%	6.27%

      For measurement purposes, a 7.0% and 9.0% annual rate of increase in the per capita cost of covered health care benefits was assumed in 2003 for the U.S. and Canadian plans, respectively. The rates were assumed to decrease to 6.5% in 2004 for the U.S. plan and gradually decrease to 5% through 2007 for the Canadian plan.

      On December 8, 2003, President Bush signed into law a bill that expands Medicare, primarily by adding a prescription drug benefit for Medicare-eligible retirees starting in 2006. Pursuant to instructions in Financial Accounting Standards Board Staff Position 106-1 and the election by Viskase to defer recognition, the retiree medical obligations and costs reported in this financial statement do not yet reflect the impact of those new Medicare benefits. By 2006, the Company expects to modify its retiree medical plans to coordinate with the new Medicare prescription drug program. As a result, the Company anticipates that its overall obligations and costs will be lower once those modifications are reflected.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension Benefits

	Predecessor Company			Reorganized
				Company
			January 1	April 3
			Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Component of net period benefit cost
Service cost	$1,806	$1,924	$545	$1,556
Interest cost	7,347	7,522	1,872	5,634
Expected return on plan assets	(8,627)	(7,686)	(1,396)	(4,585)
Amortization of net pension obligation	—	—	—	—
Amortization of prior service cost	67	56	14	144
Amortization of actuarial (gain) loss	91	463	532	—

Net periodic benefit cost	684	2,279	1,567	2,749
One-time recognition of unamortized balance	—	—	38,376	—

Total net periodic benefit cost	$684	$2,279	$39,943	$2,749

      Upon emergence from bankruptcy, the liabilities of the plans were remeasured as of April 2, 2003. A one-time charge of $38,376 was recorded to immediately recognize all unrecognized gains and losses.

	Other Benefits

	Predecessor Company			Reorganized
				Company
			January 1	April 3
			Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Component of net period benefit cost
Service cost	$762	$777	$227	$709
Interest cost	3,021	3,270	837	2,585
Expected return on plan assets	—	—	—	—
Amortization of net pension obligation	—	—	—	—
Amortization of prior service cost	—	—	—	141
Amortization of actuarial (gain) loss	136	363	112	—

Net periodic benefit cost	3,919	4,410	1,176	3,435
One-time recognition of unamortized balance	—	—	10,627	—

Total net periodic benefit cost	$3,919	$4,410	$11,803	$3,435

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Assumed health care cost trend rates have a significant effect on the amounts reported for healthcare plans. A one-percentage point change in assumed healthcare cost trend rates would have the following effects:

	Other Benefits

	Predecessor Company			Reorganized
				Company
			January 1	April 3
			Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Effect of 1% change in medical trend cost
Based on a 1% increase
Change in accumulated postretirement benefit obligation	$2,018	$2,272	$2,244	$2,450
Change in service cost and interest	162	179	45	184
Based on a 1% decrease
Change in accumulated postretirement benefit obligation	(2,311)	(2,593)	(2,563)	(2,792)
Change in service cost and interest	(190)	(207)	(51)	(210)

Savings Plans (Dollars in Thousands)

      The Company also has defined contribution savings and similar plans, which vary by subsidiary, and, accordingly, are available to substantially all full-time United States employees not covered by collective bargaining agreements. The defined contribution savings plans allow employees to choose among various investment alternatives. The Company’s aggregate contributions to these plans are based on eligible employee contributions and certain other factors. The Company expense for these plans was $684, $754 and $762 in 2003, 2002 and 2001, respectively.

International Plans (Dollars in Thousands)

      The Company maintains various pension and statutory separation pay plans for its European employees. The expense for these plans in 2003, 2002 and 2001 was $285, $42 and $301, respectively. As of their most recent valuation dates, in plans where vested benefits exceeded plan assets, the actuarially computed value of vested benefits exceeded those plans’ assets by approximately $3,478.

12.	Restructuring Charges (Dollars in Millions)

      During the third and fourth quarters of 2003, the Company committed to a restructuring plan to address the industry’s competitive environment. The plan resulted in a before-tax charge of $2.6 million. Approximately 2% of the Company’s worldwide workforce was laid off due to the 2003 restructuring plan. The Company reversed an excess reserve of $1.6 million, of which $1.3 million was Nucel® technology third-party license fees that had been renegotiated. The Nucel® technology third-party license fees were originally reflected in the 2000 restructuring reserve. The remaining $0.3 million represents an excess reserve for employee costs that were originally reflected in the 2002 restructuring reserve.

      During the second quarter of 2002, the Company committed to a restructuring plan to address the industry’s competitive environment. The plan resulted in a before-tax charge of $3.2 million. Approximately 2% of the Company’s worldwide workforce was laid off due to the 2002 restructuring plan. In connection with the restructuring, the Company wrote off the remaining net book value of the Nucel® equipment and the costs associated with the decommissioning of this equipment. The Company also

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reversed an excess reserve of $9.3 million for Nucel® technology third-party license fees that had been renegotiated during the second quarter of 2002. The Nucel® technology license fees were originally reflected in the 2000 restructuring reserve.

      In the fourth quarter of 2002 and the year-to-date period, the Company paid third-party license fees of approximately $0.6 million and $2.3 million, respectively. The renegotiated Nucel® technology third-party license fee payments remaining are estimated at $0.9 million, $0.4 million, $0.2 million, $0.2 million and $0.5 million for the year periods 2003 to 2007 and are included in the 2000 restructuring reserve.

2003 Restructuring

				2003
				Restructuring
				Reserve as of
	2003		Other	December 31,
	Charge	Payments	Adjustments	2003

Employee costs	$2.6	$(1.0)	$—	$1.6

Total restructuring charge	2.6	$(1.0)	$—	$1.6

Reversal of 2000 and 2002 restructuring	(1.6)

Restructuring expense	$1.0

2002 Restructuring

      The following table provides details of the 2002 restructuring reserve for the year ended December 31, 2003:

	2002			2002
	Restructuring			Restructuring
	Reserve as of			Reserve as of
	December 31,		Other	December 31,
	2002	Payments	Adjustments	2003

Employee costs	$0.5	$(0.2)	$(0.3)	$—
Decommissioning	0.1	(0.1)	—	—

Total restructuring reserve	$0.6	$(0.3)	$(0.3)	$—

      The following table provides details of the 2002 restructuring reserve for the year ended December 31, 2002:

				2002
				Restructuring
				Reserve as of
	2002		Write-	December 31,
	Charge	Payments	Down	2002

Employee costs	$1.4	$(0.9)	$—	$0.5
Nucel® equipment	1.0	—	(1.0)	—
Decommissioning	0.8	(0.7)	—	0.1

Total restructuring charge	3.2	$(1.6)	$(1.0)	$0.6

Reversal of 2000 excess reserve	(9.3)

Restructuring income	$(6.1)

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2000 Restructuring

      The following table provides details of the 2000 restructuring reserve for the year ended December 31, 2003:

	2000			2000
	Restructuring			Restructuring
	Reserve as of			Reserve as of
	December 31,		Other	December 31,
	2002	Payments	Adjustments	2003

Nucel® license fees	$2.2	$(0.8)	$(1.2)	$0.2
Decommissioning	0.1	(0.1)	—	—

Total restructuring reserve	$2.3	$(0.9)	$(1.2)	$0.2

      The following table provides details of the 2000 restructuring reserve for the year ended December 31, 2002:

	2000			2000
	Restructuring			Restructuring
	Reserve as of			Reserve as of
	December 31,		Other	December 31,
	2001	Payments	Adjustments	2002

Employee costs	$1.0	$(1.0)	$—	$—
Nucel® license fees	13.8	(2.3)	(9.3)	2.2
Decommissioning	0.3	(0.2)	—	0.1

Total restructuring reserve	$15.1	$(3.5)	$(9.3)	$2.3

      The following table provides details of the 2000 restructuring reserve for the year ended December 31, 2001:

	2000			2000
	Restructuring			Restructuring
	Reserve as of			Reserve as of
	December 31,		Other	December 31,
	2000	Payments	Adjustments	2001

Employee costs	$11.2	$(9.8)	$(0.4)	$1.0
Nucel® license fees	15.3	(1.6)	0.1	13.8
Decommissioning	0.6	(0.3)	—	0.3

Total restructuring reserve	$27.1	$(11.7)	$(0.3)	$15.1

      During 2001, the Company incurred a restructuring charge of $4.8 million for the write-down of facilities held for sale. These facilities are included in property held for sale (see Note 6).

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table provides details of the 2000 restructuring reserve for the year ended December 31, 2000:

					Year
	2000		Write-	Other	Ended
	Charge	Payments	Down	Adjustments	2000

Employee costs	$13.4	$(2.1)	$—	$(0.1)	$11.2
Write-down of building and equipment	13.4	—	(13.4)	—	—
Nucel® building and equipment	42.4	—	(42.4)	—	—
Nucel® other	24.2	(3.0)	—	(5.9)	15.3
Decommissioning	2.3	(0.1)	—	(1.6)	0.6

Total restructuring charge	95.7	$(5.2)	$(55.8)	$(7.6)	$27.1

Reversal of excess reserve	(0.8)

Restructuring charge	$94.9

      Approximately 15% of the Company’s worldwide workforce was laid off due to the 2000 restructuring plan.

13.	Income Taxes (Dollars in Thousands)

	Predecessor Company			Reorganized
				Company
			January 1	April 3
	Year Ended December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Pretax income (loss) from continuing operations consisted of
Domestic	$(28,353)	$(18,417)	$151,141	$(47,739)
Foreign	(11,869)	(2,210)	1,011	522

Total	$(40,222)	$(20,627)	$152,152	$(47,217)

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The provision (benefit) for income taxes from continuing operations consisted of:

	Predecessor Company
				Reorganized
				Company
	Year Ended		January 1	April 3
	December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Current
Federal	$—	$(2,145)	$—	$—
Foreign	(2,810)	1,530	614	449
State	138	36	4	13

Total current	(2,672)	(579)	618	462
Deferred Federal	—	—	—	—
Foreign	(698)	(718)	(339)	(1,052)
State	—	—	—	—

Total deferred	(698)	(718)	(339)	(1,052)

Total	$(3,370)	$(1,297)	$279	$(590)

      A reconciliation from the statutory Federal tax rate to the effective tax rate for continuing operations follows:

	Predecessor Company
				Reorganized
				Company
	Year Ended		January 1	April 3
	December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Statutory Federal tax rate	35.00%	35.00%	35.00%	35.00%
Increase (decrease) in tax rate due to State and local taxes net of related Federal tax benefit	(0.34)	(0.17)	—	0.03
Net effect of taxes relating to foreign operations	(1.61)	(2.03)	(0.07)	2.28
Reversal of overaccrued taxes
Valuation allowance changes and other	(24.67)	(26.50)	(34.75)	(35.89)
Other	—	—	0.01	(0.06)

Effective tax rate from continuing operations	8.38%	6.30%	0.19%	1.36%

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Temporary differences and carryforwards that give rise to a significant portion of deferred tax assets and liabilities for 2003 and 2002 are as follows:

	Year 2003

	Temporary Difference		Tax Effected

	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities

Depreciation basis differences	$—	$66,358	$—	$25,880
Inventory basis differences	—	4,743	—	1,850
Lease transaction	44,799	—	17,472	—
Pension and health care	73,947	—	28,838	—
Employee benefits accruals	5,084	—	1,983	—
Self insurance accruals and reserves	3,153	—	1,230	—
Other accruals and reserves	15	—	6	—
Foreign exchange and other	—	23,943	—	9,338
Valuation allowances	—	78,670	—	30,680

	$126,998	$173,714	$49,529	$67,748

	Year 2002

	Temporary Difference		Tax Effected

	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities

Depreciation basis differences	$—	$57,415	$—	$22,392
Inventory basis differences	—	4,609	—	1,798
Intangible basis differences	—	2,000	—	780
Lease transaction	64,105	—	25,001	—
Pension and health care	47,955	—	18,702	—
Employee benefits accruals	6,006	—	2,342	—
Loss and other carryforwards	56,875	—	22,181	—
AMT carryover	9,749	—	3,412	—
Restructuring reserve	20,510	—	7,999	—
Self insurance accruals and reserves	3,354	—	1,308	—
Other accruals and reserves	551	—	216	—
Foreign exchange and other	—	23,526	—	9,175
Valuation allowances	—	187,407	—	73,089

	$209,105	$274,957	$81,161	$107,234

      During the calendar year 2003, the Company emerged out of bankruptcy with the conversion of $163 million of Old Senior Notes being converted to 8% Senior Notes and stock. This results in a $103 million reduction of debt, which represents cancellation of debt income (“COD”), which is governed by Internal Revenue Code Section 108. Under Section 108, the Company will not recognize any taxable income for calendar year 2003 but must reduce tax attributes up to the extent of the COD income. This tax attribute reduction will be used to eliminate the Company’s Net Operating Loss carryforward and reduce the tax basis of assets that the Company had previously written off for book purposes.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company joins in filing a United States consolidated Federal income tax return including all of its domestic subsidiaries.

14.	Commitments (Dollars in Thousands)

      As of December 31, 2003 and 2002, the Company had capital expenditure commitments outstanding of approximately $7,373 and $332, respectively.

15.	Contingencies

      In 1988, Viskase Canada Inc. (“Viskase Canada”), a subsidiary of the Company, commenced a lawsuit against Union Carbide Canada Limited and Union Carbide Corporation (“Union Carbide”) in the Ontario Superior Court of Justice, Court File No.: 292270188 seeking damages resulting from Union Carbide’s breach of environmental representations and warranties under the Amended and Restated Purchase and Sale Agreement, dated January 31, 1986 (“Agreement”). Pursuant to the Agreement, Viskase Corporation and various affiliates (including Viskase Canada) purchased from Union Carbide and Union Carbide Films Packaging, Inc., its cellulosic casings business and plastic barrier films business (“Business”), which purchase included a facility in Lindsay, Ontario, Canada (“Site”). Viskase Canada is claiming that Union Carbide breached several representations and warranties and deliberately and/or negligently failed to disclose to Viskase Canada the existence of contamination on the Site.

      In November 2000, the Ontario Ministry of the Environment (“MOE”) notified Viskase Canada that it had evidence to suggest that the Site was a source of polychlorinated biphenyl (“PCB”) contamination. Viskase Canada has been working with the MOE in investigating the PCB contamination and developing and implementing, if appropriate, a remedial plan for the Site and the affected area. Viskase Canada and others have been advised by the MOE that the MOE expects to issue certain Director’s Orders requiring remediation under applicable environmental legislation against Viskase Canada, The Dow Chemical Company (corporate successor to Union Carbide) (“Dow”), and others in the next few months. Dow, which has replaced or soon will replace Union Carbide as the defendant in the lawsuit against Union Carbide, has consented to an amendment to the lawsuit, which Viskase Canada will file with the court as soon as the claim can be adequately quantified, that alleges that any PCB contamination at or around the Site was generated from Union Carbide’s plastics extrusion business, which was operated at the Site by Union Carbide prior to the purchase of the Business. Union Carbide’s plastics extrusion business was not part of the Business purchased by Viskase Corporation and its affiliates. Viskase Canada will be asking the court to require Union Carbide to repurchase the Site from Viskase Canada and award Viskase Canada damages in excess of $2.0 million (Canadian). The Company has reserved $0.75 million (U.S.) for the property remediation. The lawsuit is still pending and is expected to proceed to trial in 2005.

      In 1993, the Illinois Department of Revenue (“IDR”) submitted a proof of claim against Envirodyne Industries, Inc. (our former corporate name) and its subsidiaries in the Bankruptcy Court, Bankruptcy Case Number 93 B 319 for alleged liability with respect to the IDR’s denial of the Company’s allegedly incorrect utilization of certain loss carryforwards of certain of its subsidiaries. In September 2001, the Bankruptcy Court denied the IDR’s claim and determined that the debtors were not responsible for 1998 and 1999 tax liabilities, interest and penalties. The IDR appealed the Bankruptcy Court’s decision to the United States District Court, Northern District of Illinois, Case Number 01 C 7861; and in February 2002, the district court affirmed the Bankruptcy Court’s order. IDR appealed the district court’s order to the United States Court of Appeals for the Seventh Circuit, Case Number 02-1632. On January 6, 2004, the appeals court reversed the judgment of the district court and remanded the case for further proceedings. The matter is now before the Bankruptcy Court for further determination.

      In August 2001, the Department of Revenue of the Province of Quebec, Canada issued an assessment against Viskase Canada in the amount of $2.7 million (Canadian) plus interest and possible penalties. This

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assessment is based upon Viskase Canada’s failure to collect and remit sales tax during the period July 1, 1997 to May 31, 2001. During this period, Viskase Canada did not collect and remit sales tax in Quebec on reliance of the written advice of its outside accounting firm. Viskase Canada filed a Notice of Objection in November 2001 with supplementary submission in October 2002. The Notice of Objection found in favor of the Department of Revenue. The Company has appealed the decision. The ultimate liability for the Quebec sales tax lies with the customers of Viskase Canada during the relevant period. Viskase Canada could be required to pay the amount of the underlying sales tax prior to receiving reimbursement for such tax from its customers. The Company has, however, provided for a reserve of $0.3 million (U.S.) for interest and penalties, if any, but has not provided for a reserve for the underlying sales tax. Viskase Canada is negotiating with the Quebec Department of Ministry to avoid having to collect the sales tax from customers who will then be entitled to credit for such sales tax collected.

      During 1999 and 2000, the Company and certain of its subsidiaries and one other sausage casings manufacturer were named in 10 virtually identical civil complaints filed in the United States District Court for the District of New Jersey. Each complaint brought on behalf of a purported class of sausage casings customers alleges that the defendants unlawfully conspired to fix prices and allocate business in the sausage casings industry. In 2001, all of the consolidated cases were transferred to the United States District Court for the Northern District of Illinois, Eastern Division. The Company strongly denies the allegations set forth in these complaints.

      In May 2004, the Company entered into a settlement agreement, without the admission of any liability (“Settlement Agreement”) with the plaintiffs. Under terms of the Settlement Agreement, the plaintiffs will fully released the Company and its subsidiaries from all liabilities and claims arising from the civil action in exchange for the payment of a $0.3 million settlement amount, which amount was reserved in the December 31, 2003 financial statements.

      The Company and its subsidiaries are involved in these and various other legal proceedings arising out of their business and other environmental matters, none of which is expected to have a material adverse effect upon results of operations, cash flows or financial condition.

16.	Capital Stock and Paid-In Capital

      Authorized shares of preferred stock ($0.01 par value per share) and common stock ($0.01 par value per share) for the Company are 50,000,000 shares and 50,000,000 shares, respectively. A total of 10,670,053 shares of common stock were issued and outstanding as of December 31, 2003.

      Under terms of the restructuring, 660,000 shares of common stock were reserved for grant to management and employees under the Viskase Companies, Inc. Restricted Stock Plan. On April 3, 2003, the Company granted 330,070 shares of restricted common stock (“Restricted Stock”) under the Restricted Stock Plan. Shares granted under the Restricted Stock Plan vested 12.5% on grant date; 17.5% on the first anniversary of grant date; 20% on the second anniversary of grant date; 20% on the third anniversary; and, 30% on the fourth anniversary of the grant date, subject to acceleration upon the occurrence of certain events. The Restricted Stock expense for the nine-month period ended December 31, 2003, for the Reorganized Company is $11 thousand. The value of the Restricted Stock was calculated based on the fair market value of the new common stock upon emergence from bankruptcy using a multiple of cash flow calculation to determine enterprise value and the related equity value.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Earnings Per Share

      Following are the reconciliations of the numerators and denominators of the basic and diluted EPS (in thousands, except for number of shares and per share amounts):

	Predecessor Company			Reorganized
				Company
			January 1	April 3
	Year Ended December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Numerator
(Loss) income available to common stockholders
From continuing operations	$(28,715)	$(19,330)	$151,873	$(46,627)
Discontinued operations net of income taxes Gain on disposal	3,189	—	—	—

Net loss available to common stockholders for basic and diluted EPS	$(25,526)	$(19,330)	$151,873	$(46,627)

Denominator
Weighted-average shares outstanding for basic EPS	15,309,616	15,316,183	15,313,737	10,670,053
Effect of dilutive securities	—	—	—	—

Weighted-average shares outstanding for diluted EPS	15,309,616	15,316,183	15,313,737	10,670,053

      Common stock equivalents, consisting of common stock options (all of which were cancelled upon emergence from bankruptcy), are excluded from the weighted-average shares outstanding as the effect is antidilutive on the Predecessor Company.

      A total of 330,070 issued shares of Restricted Stock are included in the weighted-average shares outstanding for basic earnings per share for the Reorganized Company. The 2010 Warrants issued by the Reorganized Company, exercisable for a total of 304,127 shares of common stock, have been excluded as their effect is antidilutive.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Comprehensive Gain (Loss)

      The following sets forth the changes in the components of other comprehensive income (loss) and the related income tax (benefit) provision (in thousands):

	Predecessor Company			Reorganized
				Company
			January 1	April 3
	Year Ended December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Other comprehensive income (loss)
Foreign currency translation adjustment(1)	$(129)	$3,711	$(845)	$4,547
Minimum pension liability adjustment(2)	(5,172)	(21,573)	—	—

Other comprehensive gain (loss), net of tax	$(5,301)	$(17,862)	$(845)	$4,547

(1)	Foreign currency translation adjustments, net of related tax provision of $0 for the predecessor period ended April 3, 2003, and $0 for the predecessor periods ended December 31, 2002 and 2001. Foreign currency translation adjustment, net of related tax of $0, for the Reorganized Company.

(2)	Minimum pension liability adjustment, net of a related tax provision of $0 in 2002 and 2001. The minimum pension liability adjustment is due to changes in plan return assumptions and asset performance.

19.	Fair Value of Financial Instruments

      The following table presents the carrying value and estimated fair value for the Reorganized Company as of December 31, 2003, of the Company’s financial instruments (refer to Note 9) (dollars in thousands):

	Carrying	Estimated
	Value	Fair Value

Assets
Cash and cash equivalents	$23,160	$23,160
Restricted cash	26,245	26,245
Liabilities
8% Senior Subordinated Secured Notes	46,248	45,697

20.	Research and Development Costs (Dollars in Thousands)

      Research and development costs from continuing operations for the Predecessor Company are expensed as incurred and totaled $970, $4,837 and $5,474 for 2003, 2002 and 2001, respectively. Research and development costs from continuing operations for the Reorganized Company are expensed as incurred and totaled $2,628 for the nine-month period.

21.	Related-Party Transactions (Dollars in Thousands)

      During the period from April to December 2003, Mr. Weber, the President and Chief Executive Officer of the Company, received a salary of $170,000 and other benefits (including 401(k) contributions and medical and life insurance) of approximately $10,000 from a wholly-owned subsidiary of Icahn Associates Corp. as compensation for Mr. Weber’s services to the Company and to other companies affiliated with Icahn Associates Corp.

      Arnos Corp., an affiliate of Mr. Icahn, is the lender under the Company’s existing revolving credit facility. We paid Arnos Corp. origination fees, interest and unused commitment fees of $175 during the period from April 3 through December 31, 2003.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Gregory R. Page, the President and Chief Operating Officer of Cargill, Inc., resigned as a director of the Company as of the date the Company emerged from bankruptcy in April 2003. During 2003, the Company had sales in the ordinary course of business of $613 to Cargill, Inc. and its affiliates, $200 of which occurred prior to Mr. Page’s resignation in April 2003.

22.	Business Segment Information and Geographic Area Information (Dollars in Thousands)

      The Company primarily manufactures and sells cellulosic food casings. The Company’s operations are primarily in North America, South America and Europe. Intercompany sales and charges (including royalties) have been reflected as appropriate in the following information. Certain items are maintained at the Company’s corporate headquarters and are not allocated to the segments. They include most of the Company’s debt and related interest expense and income tax benefits. Other expenses for 2003 (for Reorganized Company and Predecessor Company), 2002 and 2001 includes net foreign exchange transaction gains (losses) of approximately $3,280, $1,474, $1,659 and $(2,309), respectively.

Geographic Area Information

	Predecessor Company			Reorganized
				Company
			January 1	April 3
	Year Ended December 31,		Through	Through
			April 2,	December 31,
	2001	2002	2003	2003

Net sales
United States	$120,300	$115,798	$29,470	$97,832
Canada	8,188	6,850	0	0
South America	7,861	7,424	1,606	5,857
Europe	70,058	66,458	17,939	60,705
Other and eliminations	(17,092)	(12,953)	(3,613)	(11,986)

Total	$189,315	$183,577	$45,402	$152,408

Operating (loss) income
United States	$(10,237)	$4,040	$(1,433)	$(37,063)
Canada	(520)	(449)	(98)	(376)
South America	(633)	(1,435)	(190)	(900)
Europe	(2,346)	186	(298)	(2,474)
Other and eliminations	—	—	—	—

Total	$(13,736)	$2,342	$(2,019)	$(40,813)

Identifiable assets
United States	$138,240	$131,447	$114,997	$115,711
Canada	6,762	1,466	770	745
South America	9,487	8,849	8,937	7,870
Europe	79,539	76,919	75,597	87,767
Other and eliminations	—	—	—	—

Total	$234,028	$218,681	$200,301	$212,093

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

23.	Quarterly Data (Unaudited)

      Quarterly financial information for 2003 and 2002 is as follows (in thousands, except for per share amounts):

	Predecessor	Reorganized Company
	Company
	January 1				April 3
	Through	Second	Third	Fourth	Through
2003	April 2	Quarter	Quarter	Quarter	December 31

Net sales	$45,402	$49,636	$51,458	$51,314	$152,408
Gross margin	7,371	10,762	11,684	9,973	32,419
Operating (loss) income	(2,019)	2,498	1,602	(44,913)	(40,813)
Net income (loss)	151,873	830	(1,295)	(46,162)	(46,627)
Net income (loss) per share — basic and diluted	9.91	0.08	(0.12)	(4.33)	(4.37)

	Predecessor Company

	First	Second	Third	Fourth
2002	Quarter	Quarter	Quarter	Quarter	Annual

Net sales	$43,387	$46,291	$48,673	$45,226	$183,577
Gross margin	8,676	10,003	9,972	8,085	36,736
Operating (loss) income	(2,435)	6,053	(2,920)	1,644	2,342
Net (loss) income	(7,883)	1,131	(8,683)	(3,895)	(19,330)
Net (loss) income per share — basic and diluted	(0.51)	0.07	(0.57)	(0.25)	(1.26)

      During the period January 1 through April 2, 2003, the Predecessor Company recognized the cancellation of debt and interest as income in the amount of $153,946 as a result of the Plan.

      During the second quarter of 2003, the Company recognized a reversal of $333 for an excess reserve related to the 2002 restructuring reserve. The restructuring income is the result of a revised estimate for employee costs.

      During the third quarter of 2003, the Company recognized restructuring expense of $1,500. The restructuring expense is a result of addressing the industry’s competitive environment and is composed of U.S. employee costs.

      During the fourth quarter of 2003, the Company recognized a write-off of goodwill of $44,430 and intangibles of $2,375. In addition, the Company recognized a European restructuring charge of $1,002 addressing the industry’s competitive environment. This amount was offset by a reversal of an excess reserve of $1,200 for the renegotiated Nucel® license fee, originally recognized in the 2000 restructuring reserve.

      During the second quarter of 2002, the Company recognized a net restructuring income of $6,132. The restructuring income is the result of a reversal of $9,289 of excess reserve from the year 2000 for the reduction of the Nucel® technology third party license fees, offset by a year 2002 restructuring charge of $3,157 (see Note 12).

24.	Discontinued Operations (Dollars in Thousands)

      On January 17, 2000, the Company’s Board of Directors announced its intent to sell the Company’s plastic barrier and non-barrier shrink films business. The sale of the films business was completed on August 31, 2000. The aggregate proceeds of approximately $255,000, including a Working Capital

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Adjustment of $10,300, were used to retire debt, pay GECC and for general corporate purposes. The Company recognized a net gain in the amount of $3,189 in 2001.

      The operating results of the films business have been segregated from continuing operations and reported as a separate line item on the income statement under the heading Discontinued Operations.

25.	Subsequent Event

      In April 2004, the Company renegotiated and amended its lease arrangement with GECC. Under terms of the amended lease, six payments of approximately $6.1 million are due semi-annually on February 28 and August 28 beginning in February 2005. As part of the renegotiation of the lease, the Company agreed to purchase the assets at their fair market value of $9.5 million, which amount was reflected in Fresh-Start Accounting. The Company has the option to terminate the lease early upon payment of $33.0 million through February 28, 2005, thereafter the amount of the early termination payment will decrease upon payment of each semi-annual capital lease payment. The equipment will transfer to the Company free and clear of all liens on the earlier of (i) the payment of the early termination amount, plus any accrued interest due and payable at 6% per annum or (ii) the payment of the final installment due August 28, 2007.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Balance at	Provision				Balance
		Beginning	Charged to				at End
	Description	of Period	Expense	Write-offs	Recoveries	Other(1)	of Period

2004	For the period January 1 to September 30 Allowance for doubtful accounts	$523	$144	$—	$81	$9	$757
2003	For the period April 3 to December 31 Allowance for doubtful accounts	$—	$448	$—	$44	$31	$523
2003	For the period January 1 to April 2 Allowance for doubtful accounts	1,334	113	—	1	(8)	1,440
2002	For the year ended December 31 Allowance for doubtful accounts	1,470	477	(711)	22	76	1,334
2001	For the year ended December 31 Allowance for doubtful accounts	1,675	425	(554)	54	(130)	1,470

2004	For the period January 1 to September 30 Reserve for obsolete and slow-moving inventories	1,722	314	—	—	7	2,043
2003	For the period April 3 to December 31 Reserve for obsolete and slow-moving inventories	—	1,605	—	—	117	1,722
2003	For the period January 1 to April 2 Reserve for obsolete and slow-moving inventories	2,725	171	(79)	—	6	2,823
2002	For the year ended December 31 Reserve for obsolete and slow-moving inventories	2,816	1,670	(1,877)	—	116	2,725
2001	For the year ended December 31 Reserve for obsolete and slow-moving inventories	5,029	1,150	(2,029)	—	(1,334)	2,816

(1)	Foreign currency translation

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$30,539	$23,160
Restricted cash	2,710	26,245
Receivables, net	30,769	29,065
Inventories	30,535	31,738
Other current assets	9,343	8,309

Total current assets	$103,896	$118,517
Property, plant and equipment, including those under capital leases	107,701	99,839
Less accumulated depreciation and amortization	21,441	17,109

Property, plant and equipment, net	86,620	82,730
Deferred financing costs, net	3,754	222
Other assets	9,635	10,624

Total Assets	$203,545	$212,093

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Short-term debt including current portion of long-term debt and obligations under capital leases	$351	$21,303
Accounts payable	12,807	14,893
Accrued liabilities	25,270	28,276
Current deferred income taxes	1,844	1,844

Total current liabilities	40,272	66,316
Long-term debt including obligations under capital leases	100,368	69,850
Accrued employee benefits	103,422	100,652
Noncurrent deferred income taxes	15,309	16,375
Commitments and contingencies Stockholders’ deficit
Preferred stock, $.01 par value; none outstanding
Common stock, $.01 par value 10,670,053 shares issued and 9,864,783 outstanding at September 30, 2004 and 10,670,053 shares issued and outstanding at December 31, 2003	106	106
Paid in capital	1,895	894
Accumulated (deficit)	(61,729)
Accumulated (deficit) from April 3, 2003 to December 31, 2003		(46,627)
Less 805,270 treasury shares, at cost	(298)
Accumulated other comprehensive income	4,215	4,547
Unearned restricted stock issued for future service	(15)	(20)

Total stockholders’ (deficit)	(55,826)	(41,100)

Total Liabilities and Stockholders’ Deficit	$203,545	$212,093

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Reorganized Company
					Predecessor
	3 Months	3 Months	9 Months	April 3	Company
	Ended	Ended	Ended	Through	January 1
	September 30,	September 30,	September 30,	September 30,	Through
	2004	2003	2004	2003	April 2, 2003

NET SALES	$52,954	$51,458	$154,366	$101,094	$45,402
COSTS AND EXPENSES
Cost of sales	42,048	39,774	121,690	78,648	38,031
Selling, general and administrative	7,373	8,313	22,779	16,645	8,890
Amortization of intangibles	269	269	808	539	500
Restructuring expense	—	1,500	668	1,162

OPERATING INCOME (LOSS)	3,264	1,602	8,421	4,100	(2,019)
Interest income	131	145	349	354	323
Interest expense	3,409	3,496	9,747	6,821	1,204
Other (income) expense, net	(1,860)	(335)	1,436	(2,292)	(1,505)
Loss (gain) on early extinguishment of debt, net of income tax provision of $0 in 2004 and 2003	—	—	13,083	—	(153,946)

INCOME (LOSS) BEFORE REORGANIZATION EXPENSES AND INCOME TAXES	1,846	(1,414)	(15,496)	(75)	152,551
Reorganization expense	—	17	—	403	399

INCOME (LOSS) BEFORE INCOME TAXES	1,846	(1,431)	(15,496)	(478)	152,152
Income tax (benefit) provision	(154)	136	(393)	(13)	279

NET INCOME (LOSS)	2,000	(1,295)	(15,103)	(465)	151,873
Other comprehensive (loss) income:
Foreign currency translation adjustments	(659)	(1,596)	(332)	1,239	(845)

COMPREHENSIVE INCOME (LOSS)	$1,341	$(2,891)	$(15,435)	$774	$151,028

WEIGHTED AVERAGE COMMON SHARES — BASIC	9,864,783	10,670,053	10,393,792	10,670,053	15,314,553

PER SHARE AMOUNTS:
INCOME (LOSS) EARNINGS PER SHARE — basic
Net income (loss)	$.20	$(.12)	$(1.45)	$(.04)	$9.91

WEIGHTED AVERAGE COMMON SHARES — DILUTED	10,663,857	10,670,053	10,393,792	10,670,053	15,314,553

PER SHARE AMOUNTS:
INCOME (LOSS) EARNINGS PER SHARE — diluted
Net income (loss)	$.19	$(.12)	$(1.45)	$(.04)	$9.91

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Reorganized Company		Predecessor
			Company
	9 Months	April 3	January 1
	Ended	Through	Through
	September 30,	September 30,	April 2,
	2004	2003	2003

	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(15,103)	$(465)	$151,873
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization under capital lease	8,011	6,183	4,838
Amortization of intangibles	808	539	500
Amortization of deferred financing fees	223	41	3
Reorganization item		403	399
(Decrease) increase in deferred income taxes	(707)	1,362	(339)
Foreign currency translation (gain) loss	(17)	(236)	311
Loss (gain) in disposition of assets	144	(154)	(330)
Bad debt provision	122	259	113
Loss (gain) on debt extinguishment	13,083		(153,946)
Non-cash interest on 8% Senior Notes	5,263
Payment of interest on 8% Senior Notes	(2,196)
Changes in operating assets and liabilities:
Receivables	(2,255)	(2,540)	(1,358)
Inventories	770	1,422	(1,407)
Other current assets	(1,151)	1,114	(2,143)
Accounts payable and accrued liabilities	(4,606)	(3,405)	(1,429)
Other	11,888	5,489	(404)

Total adjustments	29,380	10,477	(155,192)

Net cash provided by (used in) operating activities before reorganization expense	14,277	10,012	(3,319)
Net cash used for reorganization		(403)	(386)
Cash flows from investing activities:
Capital expenditures	(3,898)	(1,349)	(527)
Reacquisition of leased assets	(9,500)	—
Proceeds from disposition of assets	(298)	2,341	1,302
Restricted cash	1,349	2,142	(4)

Net cash provided by investing activities	23,535	3,134	771
Cash flows from financing activities:
Deferred financing costs	11,188	(228)
Proceeds from issuance of long-term debt	(4,015)
Treasury stock purchase	89,348
Proceeds from issuance of warrants	1,001
Repayment of long-term borrowings and capital obligation	(104,273)	(4,253)	(15,242)

Net cash (used in) financing activities	(17,939)	(4,481)	(15,242)
Effect of currency exchange rate changes on cash	(147)	621	354

Net increase (decrease) in cash and equivalents	7,379	8,883	(17,822)
Cash and equivalents at beginning of period	23,160	9,878	27,700

Cash and equivalents at end of period	$30,534	$18,761	$9,878

Supplemental cash flow information:
Interest paid less capitalized interest	$3,218	$1,015	$3,311
Income taxes paid	$34	$295	$843

The accompanying notes are an integral part of the consolidated financial statements.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1.	Reorganization Under Chapter 11 and Basis of Presentation In Thousands, Except Number of Shares and Per Share and Per Bond Amounts)

      Viskase Companies, Inc., a stand-alone-entity (“VCI”), filed a prepackaged Chapter 11 bankruptcy plan in the United States Bankruptcy Court for the Northern District of Illinois (“Bankruptcy Court”) on November 13, 2002. The Chapter 11 filing was for VCI only and did not include any domestic or foreign subsidiaries.

      On April 3, 2003, VCI consummated its prepackaged Chapter 11 bankruptcy plan, as modified (“Plan”), which had previously been confirmed by order of the Bankruptcy Court. Under the Plan, holders of the Company’s 10.25% Senior Notes due 2001 (“Old Senior Notes”) received just over 90% of the VCI’s equity on a fully diluted basis. Suppliers and other trade creditors were not affected by the consummation of the Plan.

      As a result of VCI’s emergence from Chapter 11 bankruptcy on April 3, 2003 and the application of fresh-start accounting (see Note 2 — Fresh-Start Accounting), consolidated financial statements for VCI and its domestic and foreign subsidiaries (collectively, the “Company”) for the periods subsequent to the effective date of VCI’s plan of reorganization in the bankruptcy proceedings are referred to as the “Reorganized Company” and are not comparable to those for the periods prior to this date, which are referred to as the “Predecessor Company.” The March 31, 2003 unaudited consolidated financial statements were used for the predecessor period ended April 2, 2003; subsequent to March 31, 2003 and through the period ending April 2, 2003, net income reflects a $153,946 gain representing the gain on debt extinguishment (refer to Item 2 Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 2). A black line has been drawn in the consolidated financial statements to distinguish, for accounting purposes, the periods associated with the Reorganized Company and the Predecessor Company. Aside from the effects of fresh-start accounting and new accounting pronouncements adopted as of the effective date of the plan of reorganization, the Reorganized Company follows the same accounting policies as the Predecessor Company.

      Condensed financial information of VCI subsequent to the Petition Date is presented below:

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION STATEMENT OF OPERATIONS
(Unaudited)

	January 1, 2003	November 13, 2002
	to	to
	March 31, 2003	December 31, 2002

	(Dollars in thousands)
Selling, general and administrative	$76	$49
Other expense, net	34	30
Intercompany (expense) income, net	(2,386)	5,049

Income (loss) before taxes and reorganization items	(2,496)	4,970
Reorganization expense	399	452
Income tax provision	—	—

NET INCOME (LOSS)	$(2,895)	$4,518

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)

	January 1, 2003	November 13, 2002
	to	to
	March 31, 2003	December 31, 2002

	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(2,895)	$4,518
Adjustments to reconcile net income to net cash:
Changes in operating assets and liabilities
Other current assets	(1)	(169)
Accrued liabilities	1	513
Decrease in deferred tax	(12)	(26)
Intercompany accounts	2,904	(4,855)
Other	3	19

Net cash (used in) operating activities	—	—
Net decrease in cash and equivalents	—	—
Cash and equivalents at beginning of period	—	—

Cash and equivalents at end of period	$—	$—

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

VISKASE COMPANIES, INC.

CHAPTER 11 FILING ENTITY
DEBTOR-IN-POSSESSION BALANCE SHEET
(Unaudited)

	March 31, 2003	December 31, 2002

	(Dollars in thousands)
ASSETS
Current assets
Other current assets	$170	$169

Total current assets	170	169
Deferred financing	36	39
Intercompany receivables	418,647	411,629
Investment in affiliate entities	(358,176)	(348,254)

Total assets	$60,677	$63,583

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities not subject to compromise:
Overdrafts payable	$52	$52
Accounts payable	364	407
Accrued liabilities	98	54

Total current liabilities not subject to compromise	514	513
Current liabilities subject to compromise	188,198	188,198
Deferred income taxes	50,006	50,018

Total liabilities	238,718	238,729
Stockholders’ deficit	(178,041)	(175,146)

Total Liabilities and Stockholders’ Deficit	$60,677	$63,583

Liquidity

      As discussed above, VCI emerged from bankruptcy on April 3, 2003. For the nine months ended September 30, 2004, the Company recorded a net loss of $(15,103) and cash flow provided by operating activities of $14,277. In connection with its emergence from bankruptcy, the Company restructured its debt and equity, and the amount due under its capital lease was renegotiated with the lessor. As of September 30, 2004, the Company had positive working capital of approximately $63,624 including restricted cash of $2,710, with additional amounts available under its revolving credit facility. While the Company could decide to raise additional amounts through the issuance of new debt or equity, management believes that the existing resources available to it will be adequate to satisfy current and planned operations for at least the next twelve months.

Summary of the Plan

      Under the terms of the Plan, the Company’s wholly owned operating subsidiary, Viskase Corporation, was merged into the Company with the Company being the surviving corporation.

      The holders of the Company’s outstanding $163,060 of Old Senior Notes received a pro rata share of $60,000 face value of new 8% Senior Subordinated Secured Notes due December 1, 2008 (“8% Senior

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Notes”) and 10,340,000 shares of new common stock (“New Common Stock”) issued by the Company on a basis of $367.96271 principal amount of 8% Senior Notes and 63.4122 shares of New Common Stock for each one thousand dollar ($1,000) principal amount of Old Senior Notes.

      The 8% Senior Notes bear interest at a stated rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (paid-in-kind) for the first three years. The first interest payment date on the 8% Senior Notes was June 30, 2003. Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Senior Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes mature on December 1, 2008.

      The 8% Senior Notes were originally secured by a collateral pool consisting of substantially all of the Company’s personal property other than assets that were subject to the Company’s capital lease obligations. On June 29, 2004, in accordance with the indenture for the 8% Senior Notes, holders of at least 66 2/3% of the 8% Senior Notes consented to the release of all of the collateral and the related liens. As of June 29, 2004, the 8% Senior Notes are no longer secured by the collateral pool nor are the 8% Senior Notes senior to the other existing senior secured debt of the Company.

      Shares of common stock (“Old Common Stock”), including the stock issued to employees to celebrate the Company’s 75th Anniversary, and options of the Company outstanding prior to the Company’s emergence from bankruptcy were canceled pursuant to the Plan. In addition, the Company’s Stockholder Rights Plan was terminated pursuant to the Plan. Holders of the Old Common Stock received a pro rata share of 306,291 warrants (“2010 Warrants”) to purchase shares of New Common Stock. The 2010 Warrants have a seven-year term expiring on April 2, 2010, and have an exercise price of $10.00 per share.

      Under the restructuring, 660,000 shares of Restricted Stock were authorized for Company management and employees under a new Restricted Stock Plan. Any such shares that are issued are subject to a vesting schedule with acceleration upon the occurrence of certain events.

      The Company also entered into a three year $20,000 revolving credit facility (“Old Revolving Credit Facility”) to provide the Company with additional financial flexibility. The Old Revolving Credit Facility, which was subsequently terminated and replaced with a new revolving credit facility, was senior to the 8% Senior Notes. The Old Revolving Credit Facility was a three-year facility. Interest under the Old Revolving Credit Facility was prime plus 200 basis points. The Old Revolving Credit Facility contained one financial covenant that required a $16.0 million minimum level of earnings before depreciation, interest, amortization and taxes (“EBITDA”) calculated on a rolling four-quarter basis.

      Following the approval of the Plan, the Company adopted Statement of Position (“SOP”) 90-7, “Fresh Start” accounting, resulting in recording all assets and liabilities at fair value. As a result, the effects of the adjustments on reported amounts of individual assets and liabilities resulting from the adoption of fresh-start accounting and the effects of the forgiveness of debt are reflected in the Company’s historical statement of operations. Upon emergence from bankruptcy, the amounts and classifications reported in the consolidated historical financial statements materially changed.

      The conversion of $163,060 of Old Senior Notes to 8% Senior Notes and New Common Stock resulted in a $103,060 reduction of debt, which represented cancellation of debt income (“COD”), which is governed by Internal Revenue Code Section 108. Under Section 108, the Company did not recognize any taxable income for calendar year 2003, but must reduce tax attributes up to the extent of the COD income. This tax attribute reduction was used to eliminate the Company’s Net Operating Loss carryforward and reduce the tax basis of assets that the Company had previously written off for book purposes.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Fresh-Start Accounting (Dollars in Thousands)

      As previously discussed, the accompanying consolidated financial statements reflect the use of fresh-start accounting as required by SOP 90-7, because the reorganized value of the Company’s assets immediately before emergence from bankruptcy was less than all post-petition liabilities, and the Predecessor Company’s stockholders received less than 50% of the Reorganized Company’s voting shares upon emergence from bankruptcy. Under fresh-start accounting, the Company’s assets and liabilities were adjusted to fair values and a reorganization value for the entity was determined by the Company based upon the estimated fair value of the enterprise before considering values allocated to debt. The portion of the reorganization value, which could not be attributed to specific tangible or identified intangible assets of the Reorganized Company, totaled $44,430. In accordance with SFAS No. 142, this amount is reported as “Goodwill” in the consolidated financial statements. Fresh-start accounting resulted in the creation of a new reporting entity with no accumulated deficit as of April 3, 2003. The reorganization value of the Company was based upon the compilation of many factors and various valuation methods, including: (i) discounted cash flow analysis using five-year projected financial information applying discount rates between 16% and 18% and terminal cash flow multiples of 5.0X to 6.0X based upon review of selected publicly traded company market multiples of certain companies operating businesses viewed to be similar to that of the Company; and (ii) other applicable ratios and valuation techniques believed by the Company and its financial advisors to be representative of the Company’s business and industry.

      The valuation was based upon a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies beyond the control of the Company.

      Upon the adoption of fresh-start accounting, as of April 3, 2003, the Company recorded goodwill of $44,430, which equals the reorganization value in excess of amounts allocable to identifiable net assets recorded in accordance with SOP 90-7. In the fourth quarter of 2003, the Company performed its first annual goodwill impairment analysis under SFAS No. 142. Due to the fact the fair value of the Company’s single reporting unit, as estimated by the Company’s market capitalization, was significantly

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

less than the net book value at December 31, 2003, the Company wrote off the entire $44,430 goodwill balance in the fourth quarter of 2003.

	Predecessor					Reorganized
	Company	Adjustments				Company
	March 31,					April 3,
	2003	Reorganization		Fresh-Start		2003

ASSETS
Current assets:
Cash and cash equivalents	$9,878					$9,878
Restricted cash	28,351					28,351
Receivables, net	26,715					26,715
Inventories	32,235			(399	)(10)	31,836
Other current assets	9,376					9,376

Total current assets	106,555	—		(399)		106,156
Property, plant and equipment, including those under capital leases	246,238			(160,696	)(11)	85,542
Less accumulated depreciation and amortization	158,903			(158,903	)(11a)	—

Property, plant and equipment, net	87,335	—		(1,793)		85,542
Deferred financing costs, net	36					36
Other assets	6,375			6,371	(12)	12,746
Excess reorganization value/goodwill		30,495	(1)	13,935	(13)	44,430

Total Assets	$200,301	$30,495		$18,114		$248,910

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor					Reorganized
	Company	Adjustments				Company
	March 31,					April 3,
	2003	Reorganization		Fresh-Start		2003

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities not subject to compromise:
Short-term debt including current portion of long-term debt and obligations under capital leases	$14,894					14,894
Accounts payable	12,387					12,387
Accrued liabilities	25,284	40	(2)	3,150	(14)	28,474
Current deferred income taxes	1,597					1,597

Total current liabilities not subject to compromise	54,162	40		3,150		57,352
Current liabilities subject to compromise	188,198	(188,198	)(3)			0
Long-term debt including obligations under capital leases not subject to compromise	34,235	39,643	(4)			73,878
Accrued employee benefits	77,581			22,662	(15)	100,243
Noncurrent deferred income taxes	24,166			(7,698	)(16)	16,468
Commitments and contingencies Stockholders’ (deficit) equity:
Old common stock, $.01 par value; 15,314,562 shares issued and outstanding	153	(153	)(5)			0
New common stock, $.01 par value; 10,670,053 shares issued and outstanding		106	(6)			106
Paid in capital	138,004	(137,110	)(7)			894
Accumulated (deficit)	(293,977)	293,977	(8)			0
Accumulated other comprehensive (loss)	(22,168)	22,168	(5)			0
Unearned restricted stock issued for future service	(53)	22	(9)			(31)

Total stockholders’ (deficit) equity	(178,041)	179,010		0		969

Total Liabilities and Stockholders’ (Deficit) Equity	$200,301	$30,495		$18,114		$248,910

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reorganization Adjustments:

(1)	Excess reorganization value consisted of the following:
	a.	Eliminate the accumulated other comprehensive loss	$22,168
	b.	Eliminate the unearned restricted stock	53
	c.	Eliminate the accumulated deficit	140,031
	d.	Recognize the accreted interest for the period December 1, 2001 through March 31, 2003	6,400
	e.	Eliminate the par value of Old Common Stock	(153)
	f.	Eliminate the paid in capital for Old Common Stock	(138,004)

			$30,495

(2)	To reclassify the pre-petition other current liabilities to accrued liabilities		$40
(3)	The adjustment to liabilities subject to compromise consisted of the following:
	a.	Pursuant to the Plan, the Old Senior Notes were exchanged for 8% Senior Notes	$(163,060)
	b.	Pursuant to the Plan, eliminate the accrued interest payable on the Old Senior Notes	(25,098)
	c.	Reclassify the pre-petition other current liabilities	(40)

			$(188,198)

(4)	The adjustment to long-term debt consisted of the following:
	a.	Pursuant to the Plan, issuance of 8% Senior Notes at fair market value	$33,243
	b.	Recognize the accreted paid-in-kind (PIK) and effective interest on the 8% Senior Notes for the period December 1, 2001 to March 31, 2003	6,400

			$39,643

(5)	Eliminate Old Common Stock of ($153) and the accumulated other comprehensive loss of $22,168
(6)	Adjustments to New Common Stock consist of the following:
	a.	Pursuant to the Plan, represents the par value of equity at fair market value exchanged for Old Senior Notes	$103
	b.	Pursuant to the Plan, represents the par value of shares issued to management for the new Restricted Stock Plan	3

			$106

(7)	The adjustment to paid in capital consists of the following:
	a.	Eliminate the paid in capital for Old Common Stock	$(138,004)
	b.	Recognize the paid in capital on equity at fair market value exchanged for Old Senior Notes	866
	c.	Recognize the paid in capital value of shares at fair market value issued to management from the new Restricted Stock Plan	28

			$(137,110)

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(8)	The adjustment to the accumulated deficit consists of the following:
	a.	Pursuant to the Plan, the issuance of New 8% Senior Notes at fair market value	$(33,243)
	b.	Recognize the equity at fair market value exchanged for Old Senior Notes	(969)
	c.	Pursuant to the Plan, the Old Senior Notes were exchanged for New 8% Senior Notes	163,060
	d.	Pursuant to the Plan, eliminate the accrued interest payable on the Old Senior Notes	25,098
	e.	Eliminate accumulated deficit	140,031

			$293,977

(9)	a.	Recognize the fair market value of the new Restricted Stock Plan shares issued to management	$(31)
	b.	Eliminate the old unearned restricted stock	53

			$22

Fresh-Start Adjustments:

(10)	Represents adjustment to write down inventories to net realizable value		$(399)

(11)	Adjustments to property, plant and equipment consist of the following:
	a.	Eliminate accumulated depreciation	$(158,903)
	b.	Write-up U.S. property, plant and equipment to fair market value	8,323
	c.	Write-up Chicago East Plant to fair market value	1,493
	d.	Write-up Europe property, plant and equipment to fair market value	2,747
	e.	Write-off property, plant and equipment for Brazil	(3,436)
	f.	Write-down GECC assets for fair market value	(10,920)

			$(160,696)

(12)	Adjustments to other assets consist of the following:
	a.	Adjustment to write-up patents to fair market value	$3,098
	b.	Fair market value of non-compete agreements	1,236
	c.	Fair market value of customer backlog	2,375
	d.	Write-off intangible pension assets	(338)

			$6,371

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(13)	The adjustments to reorganization value in excess of amounts allocable to identifiable assets and liabilities:
	a.	Represents adjustment to write down inventories to net realizable value	$399
	b.	Write-up U.S. property, plant and equipment to fair market value	(8,323)
	c.	Adjustment to write-up patents to fair market value	(3,098)
	d.	Recognize a liability for the foreign and domestic projected benefit obligation (PBO) in excess of plan assets	22,662
	e.	Recognize a liability due to emergence	3,150
	f.	Write-up Chicago East Plant to fair market value	(1,493)
	g.	Write-up Europe property, plant and equipment to fair market value	(2,747)
	h.	Write-off property, plant and equipment for Brazil	3,436
	i.	Fair market value of non-compete agreements	(1,236)
	j.	Fair market value of customer backlog	(2,375)
	k.	Write-off intangible pension assets	338
	l.	Adjust the deferred tax liability to fair market value	(7,698)
	m.	Write-down GECC assets to fair market value	10,920

			$13,935

(14)	Recognize a liability for severance obligation due to former chief executive officer and president that was triggered by change of control upon emergence from bankruptcy and recognition of reserves for legal services related to specific loss contingencies		$3,150

(15)	To recognize a liability for the foreign and domestic PBO in excess of plan assets		$22,662

(16)	To adjust the deferred tax liability to fair market value		$(7,698)

3.	Cash and Cash Equivalents (Dollars in Thousands)

	September 30, 2004	December 31, 2003

Cash and cash equivalents	$30,539	$23,160
Restricted cash	2,710	26,245

	$33,249	$49,405

As of September 30, 2004, cash equivalents and restricted cash of $27,422 are invested in short-term investments.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Inventories (Dollars in Thousands)

      Inventories consisted of:

	September 30, 2004	December 31, 2003

Raw materials	$4,598	$4,328
Work in process	11,920	13,679
Finished products	14,017	13,731

	$30,535	$31,738

      Approximately 47% of the Company’s inventories at September 30, 2004 are valued at LIFO. Remaining inventories, primarily foreign, are valued at the lower of first-in, first-out (“FIFO”) cost or market.

5.	Debt Obligations (Dollars in Thousands, Except for Number of Shares and Warrants and Per Share, Per Warrant and Per Bond Amounts)

      On June 29, 2004, the Company issued $90,000 of new 11.5% Senior Secured Notes due 2011 (“11.5% Senior Secured Notes”) and 90,000 warrants (“New Warrants”) to purchase an aggregate of 805,230 shares of common stock of the Company. The proceeds of the 11.5% Senior Secured Notes and the 90,000 New Warrants totaled $90,000. The 11.5% Senior Secured Notes have a maturity date of, and the New Warrants expire on June 15, 2011. The $90,000 proceeds were used for the (i) repurchase $55,527 principal amount of the 8% Senior Notes at a price of 90% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon; (ii) early termination of the General Electric Capital Corporation (“GECC”) capital lease and repurchase of the operating assets subject thereto for a purchase price of $33,000; and (iii) payment of fees and expenses associated with the refinancing and repurchase of existing debt. In addition, the Company entered into a new $20,000 revolving credit facility with a financial institution. The revolving credit facility is a five-year facility with a June 29, 2009 maturity date.

      Each of the 90,000 New Warrants entitles the holder to purchase 8.947 shares of the Company’s common stock at an exercise price of $.01 per share. The New Warrants were valued for accounting purposes using the Black-Scholes model. Using the Black-Scholes model, each of the 90,000 New Warrants was valued at $11.117 for an aggregate fair value of the warrant issuance of $1,001. The remaining $88,899 of aggregate proceeds were allocated to the carrying value of the 11.5% Senior Secured Notes as of June 29, 2004.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Outstanding short-term and long-term debt consisted of:

	September 30, 2004	December 31, 2003

Short-term debt, current maturity of long-term debt, and capital lease obligation:
Capital Lease Obligation		$21,299
Other	$351	4

Total short-term debt	$351	$21,303

Long-term debt:
11.5% Senior Secured Notes	$89,035
8% Senior Notes	11,234	$46,248
Capital Lease Obligation		23,500
Other	99	102

Total long-term debt	$100,368	$69,850

New Revolving Credit Facility

      On June 29, 2004, the Company entered into a new $20,000 secured revolving credit facility (“New Revolving Credit Facility”). The New Revolving Credit Facility includes a letter of credit subfacility of up to $10,000 of the total $20,000 maximum facility amount. The New Revolving Credit Facility expires on June 29, 2009. Borrowings under the loan and security agreement governing this New Revolving Credit Facility are subject to a borrowing base formula based on percentages of eligible domestic receivables and eligible domestic inventory. Under the New Revolving Credit Facility, we will be able to choose between two per annum interest rate options: (i) the lender’s prime rate and (ii) LIBOR plus a margin of 2.50% (which margin will be subject to performance based increases up to 2.50% and decreases down to 2.00%); provided that the minimum interest rate shall be at least equal to 3.00%. Letter of credit fees will be charged a per annum rate equal to the then applicable LIBOR rate margin less 50 basis points. The New Revolving Credit Facility also provides for an unused line fee of 0.375% per annum.

      Indebtedness under the New Revolving Credit Facility is secured by liens on substantially all of the Company and the Company’s domestic subsidiaries’ assets, with liens (i) on inventory, account receivables, lockboxes, deposit accounts into which payments are deposited and proceeds thereof, will be contractually senior to the liens securing the 11.5% Senior Secured Notes and the related guarantees pursuant to an intercreditor agreement, (ii) on real property, fixtures and improvements thereon, equipment and proceeds thereof, will be contractually subordinate to the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement, (iii) on all other assets, will be contractually pari passu with the liens securing the 11.5% Senior Secured Notes and such guarantees pursuant to such intercreditor agreement.

      The New Revolving Credit Facility contains various covenants which will restrict the Company’s ability to, among other things, incur indebtedness, enter into mergers or consolidation transactions, dispose of assets (other than in the ordinary course of business), acquire assets, make certain restricted payments, prepay any of the 8% Senior Notes at a purchase price in excess of 90% of the aggregate principal amount thereof (together with accrued and unpaid interest to the date of such prepayment), create liens on our assets, make investments, create guarantee obligations and enter into sale and leaseback transactions and transactions with affiliates, in each case subject to permitted exceptions. The New Revolving Credit Facility also requires that we comply with various financial covenants, including meeting a minimum EBITDA requirement and limitations on capital expenditures in the event our usage of the New Revolving

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Credit Facility exceeds 30% of the facility amount. The New Revolving Credit Facility also requires payment of a prepayment premium in the event that it is terminated prior to maturity. The prepayment premium, as a percentage of the $20,000 facility amount, is 3% through June 29, 2005, 2% through June 29, 2006, and 1% through June 29, 2007.

Old Revolving Credit Facility

      The Company had a secured revolving credit facility (“Old Revolving Credit Facility”) with an initial availability of $10,000 with Arnos Corp., an affiliate of Carl C. Icahn. During February 2004, the amount of the Old Revolving Credit Facility availability increased by $10,000 to an aggregate amount of $20,000. The Old Revolving Credit Facility was terminated on June 29, 2004 in connection with the issuance of the 11.5% Senior Secured Notes discussed below. Borrowings under the Old Revolving Credit Facility bore interest at a rate per annum at the prime rate plus 200 basis points.

      The Old Revolving Credit Facility was secured by a collateral pool (“Collateral Pool”) comprised of (i) all domestic accounts receivable (including intercompany receivables) and inventory; (ii) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements); (iii) substantially all domestic fixed assets (other than assets subject to the Company’s lease agreement with GECC); and (iv) a pledge of 65% of the capital stock of Viskase Europe Limited and Viskase Brasil Embalagens Ltda. The Old Revolving Credit Facility was also guaranteed by the Company’s significant domestic subsidiaries. Such guarantees and substantially all of such collateral were shared by the lender under the Old Revolving Credit Facility, the holders of the 8% Senior Notes and GECC under the GECC lease pursuant to intercreditor agreements. Pursuant to such intercreditor agreements, the security interest of the Old Revolving Credit Facility had priority over all other liens on such Collateral Pool.

      Under the terms of the Old Revolving Credit Facility, the Company was required to maintain a minimum annual level of EBITDA of $16,000 calculated at the end of each calendar quarter. The Old Revolving Credit Facility contained covenants with respect to the Company limiting (subject to a number of important qualifications), among other things, (i) the ability to pay dividends or redeem or repurchase common stock, (ii) incurrence of indebtedness, (iii) creation of liens, (iv) certain affiliate transactions, (v) the ability to merge into another entity, (vi) the ability to consolidate with or merge with another entity and (vi) the ability to dispose of assets.

      The average interest rate for borrowings during 2003 under the Old Revolving Credit Facility was 6.2%.

      There were no short-term borrowings under either of the revolving credit facilities during the first nine months of 2004.

11.5% Senior Secured Notes

      On June 29, 2004, the Company issued $90,000 of 11.5% Senior Secured Notes that bear interest at a rate of 11.5% per annum, payable semi-annually in cash on June 15 and December 15, commencing on December 15, 2004. The 11.5% Senior Secured Notes mature on June 15, 2011.

      The 11.5% Senior Secured Notes will be guaranteed on a senior secured basis by all of our future domestic restricted subsidiaries that are not immaterial subsidiaries (as defined). The 11.5% Senior Secured Notes and the related guarantees (if any) are secured by substantially all of the tangible and intangible assets of the Company and guarantor subsidiaries (if any); and includes the pledge of the capital stock directly owned by the Company or the guarantors; provided that no such pledge will include more than 65% of any foreign subsidiary directly owned by the Company or the guarantor. The Indenture and the security documents related thereto provide that, to the extent that any rule is adopted, amended or interpreted that would require the filing with the SEC (or any other governmental agency) of separate

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financial statements for any of our subsidiaries due to the fact that such subsidiary’s capital stock secures the Notes, then such capital stock will automatically be deemed not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended, without the consent of any holder of Notes, to the extent necessary to release the liens on such capital stock.

      With limited exceptions, the 11.5% Senior Secured Notes require that the Company maintain a minimum annual level of EBITDA calculated at the end of each fiscal quarter as follows:

Fiscal quarter ending	Amount

September 30, 2004 through September 30, 2006	$16,000
December 31, 2006 through September 30, 2008	$18,000
December 31, 2008 and thereafter	$20,000

unless the sum of (i) unrestricted cash of the Company and its restricted subsidiaries as of such day and (ii) the aggregate amount of advances that the Company is actually able to borrow under the New Revolving Credit Facility on such day (after giving effect to any borrowings thereunder on such day) is at least $15.0 million. The minimum annual level of EBITDA covenant is not currently in effect as the Company’s unrestricted cash and the amount of available credit under the New Revolving Credit Facility exceeds $15.0 million.

      The 11.5% Senior Secured Notes limit the ability of the Company to (i) incur additional indebtedness; (ii) pay dividends, redeem subordinated debt, or make other restricted payments, (iii) make certain investments or acquisitions; (iv) issue stock of subsidiaries; (v) grant or permit to exist certain liens; (vi) enter into certain transactions with affiliates; (vii) merge, consolidate, or transfer substantially all of our assets; (viii) incur dividend or other payment restrictions affecting certain subsidiaries; (ix) transfer, sell or acquire assets, including capital stock of subsidiaries; and, (x) change the nature of our business. At any time prior to June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at a make-whole redemption price equal to the greater of (i) 100% of the aggregate principal amount of the 11.5% Senior Secured Notes being redeemed and (ii) the sum of the present values of 105 3/4% of the aggregate principal amount of such 11.5% Senior Secured Notes and scheduled payments of interest on such 11.5% Senior Secured Notes to and including June 15, 2008, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together with, in each case, accrued and unpaid interest and additional interest, if any, to the date of redemption. The make-whole redemption price as of September 30, 2004 is approximately 133%.

      On or after June 15, 2008, the Company may redeem, at its option, some or all of the 11.5% Senior Secured Notes at the following redemption prices, plus accrued and unpaid interest to the date of redemption:

For the periods below	Percentage

On or after June 15, 2008	105 3/4%
On or after June 15, 2009	102 7/8%
On or after June 15, 2010	100%

      Prior to June 15, 2007, the Company may redeem, at its option, up to 35% of the aggregate principal amount of the 11.5% Senior Secured Notes with the net proceeds of any equity offering at 111 1/2% of their principal amount, plus accrued and unpaid interest to the date of redemption, provided that at least 65% of the aggregate principal amount of the 11.5% Senior Secured Notes remains outstanding immediately following the redemption.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Within 90 days after the end of each fiscal year ending in 2006 and thereafter, for which the Company’s Excess Cash Flow (as defined) was greater than or equal to $2.0 million, the Company must offer to purchase a portion of the 11.5% Senior Secured Notes at 101% of principal amount, together with accrued and unpaid interest to the date of purchase, with 50% of our Excess Cash Flow from such fiscal year (“Excess Cash Flow Offer Amount”); except that no such offer shall be required if the New Revolving Credit Facility prohibits such offer from being made because, among other things, a default or an event of default is then outstanding thereunder. The Excess Cash Flow Offer Amount shall be reduced by the aggregate principal amount of 11.5% Senior Secured Notes purchased in eligible open market purchases as provided in the indenture.

      If the Company undergoes a change of control (as defined), the holders of the 11.5% Senior Secured Notes will have the right to require the Company to repurchase their 11.5% Senior Secured Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

      If the Company engages in asset sales, it must either invest the net cash proceeds from such sales in its business within a certain period of time (subject to certain exceptions), prepay indebtedness under the New Revolving Credit Facility (unless the assets that are the subject of such sales are comprised of real property, fixtures or improvements thereon or equipment) or make an offer to purchase a principal amount of the 11.5% Senior Secured Notes equal to the excess net cash proceeds. The purchase price of each 11.5% Senior Secured Note so purchased will be 100% of its principal amount, plus accrued and unpaid interest to the date of purchase.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      8% Senior Notes

      The 8% Senior Notes bear interest at a rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (pay-in-kind) for the first three years. Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Senior Notes (pay-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes mature on December 1, 2008.

      On June 29, 2004, the Company repurchased $55,527 aggregate principal amount of its 8% Notes, and the holders (i) released the liens on the collateral that secured the 8% Notes, (ii) contractually subordinated the Company’s obligations under the 8% Senior Notes to obligations under certain indebtedness, including the new 11.5% Senior Secured Notes and the New Revolving Credit Facility; and (iii) eliminated substantially all of the restrictive covenants contained in the indenture governing the 8% Senior Notes. The carrying amount of the remaining 8% Senior Notes outstanding at September 30, 2004 is $11,234.

      Prior to June 29, 2004, the 8% Senior Notes were secured by a collateral pool comprised of (1) all domestic accounts receivable and inventory; (2) all patents, trademarks and other intellectual property (subject to non-exclusive licensing agreements); (3) all instruments, investment property and other intangible assets, (4) substantially all domestic fixed assets and (5) a pledge of 100% of the capital stock of two of the Company’s domestic subsidiaries, but excluding assets subject to the GECC lease, certain real estate and certain assets subject to prior liens. Pursuant to an intercreditor agreement, the prior security interest of the holders of the 8% Senior Notes in such collateral was subordinated to the lender under the Old Revolving Credit Facility and was senior to the security interest of GECC under the GECC lease. As of June 29, 2004, the 8% Senior Notes are no longer secured by the collateral pool and accordingly, are effectively subordinated to the 11.5% Senior Secured Notes.

      The 8% Senior Notes were valued at market in fresh-start accounting. The discount to face value is being amortized using the effective-interest rate methodology through maturity with an effective interest rate of 10.46%. The principal amount and the carrying amount of the remaining 8% Senior Notes outstanding at September 30, 2004 are $15,675 and $11,234, respectively.

      The following table summarizes the carrying value of the 8% Senior Notes at December 31 assuming interest through 2006 is paid in the form of 8% Senior Notes (paid-in-kind):

	2004	2005	2006	2007

8% Senior Notes
Principal	$15,983	$17,261	$18,684	$18,684
Discount	4,226	3,305	2,283	1,148

Carrying value	$11,757	$13,956	$16,401	$17,536

Letter of Credit Facility

      Letters of credit in the amount of $1,902 were outstanding under letter of credit facilities with commercial banks, and were cash collateralized at September 30, 2004.

      The Company finances its working capital needs through a combination of internally generated cash from operations and cash on hand. The New Revolving Credit Facility provides additional financial flexibility.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GECC

      In April 2004, the Company renegotiated and amended its lease arrangement with GECC. Under terms of the amended lease, six payments of approximately $6,092 were due semi-annually on February 28 and August 28 beginning in February 2005. As part of the renegotiation of the lease, the Company agreed to purchase the assets at their fair market value of $9,500. The Company obtained the option to terminate the lease early upon payment of $33,000 through February 28, 2005; thereafter the amount of the early termination payment would decrease upon payment of each semi-annual capital lease payment. The equipment would transfer to the Company free and clear of all liens on the earlier of (i) the payment of the early termination amount, plus any accrued interest due and payable at 6% per annum or (ii) the payment of the final installment due August 28, 2007.

      On June 29, 2004, the Company exercised its $33,000 early termination payment option, terminated the lease and acquired title to the leased equipment. The leased equipment was transferred to the Company free and clear of all liens.

6.	Contingencies

      In 1988, Viskase Canada Inc. (“Viskase Canada”), a subsidiary of the Company, commenced a lawsuit against Union Carbide Canada Limited and Union Carbide Corporation (“Union Carbide”) in the Ontario Superior Court of Justice, Court File No.: 292270188 seeking damages resulting from Union Carbide’s breach of environmental representations and warranties under the Amended and Restated Purchase and Sale Agreement, dated January 31, 1986 (“Agreement”). Pursuant to the Agreement, Viskase Corporation and various affiliates (including Viskase Canada) purchased from Union Carbide and Union Carbide Films Packaging, Inc., its cellulosic casings business and plastic barrier films business (“Business”), which purchase included a facility in Lindsay, Ontario, Canada (“Site”). Viskase Canada is claiming that Union Carbide breached several representations and warranties and deliberately and/or negligently failed to disclose to Viskase Canada the existence of contamination on the Site.

      In November 2000, the Ontario Ministry of the Environment (“MOE”) notified Viskase Canada that it had evidence to suggest that the Site was a source of polychlorinated biphenyl (“PCB”) contamination. Viskase Canada has been working with the MOE in investigating the PCB contamination and developing and implementing, if appropriate, a remedial plan for the Site and the affected area. Viskase Canada and others have been advised by the MOE that the MOE expects to issue certain Director’s Orders requiring remediation under applicable environmental legislation against Viskase Canada, The Dow Chemical Company, corporate successor to Union Carbide (“Dow”), and others in the next few months. Dow, which has replaced or soon will replace Union Carbide as the defendant in the lawsuit against Union Carbide, has consented to an amendment to the lawsuit, which Viskase Canada will file with the court as soon as the claim can be adequately quantified, that alleges that any PCB contamination at or around the Site was generated from Union Carbide’s plastics extrusion business, which was operated at the Site by Union Carbide prior to the purchase of the Business. Union Carbide’s plastics extrusion business was not part of the Business purchased by Viskase Corporation and its affiliates. Viskase Canada will be asking the court to require Union Carbide to repurchase the Site from Viskase Canada and award Viskase Canada damages in excess of $2.0 million (Canadian). The Company has reserved $0.75 million (U.S.) for the property remediation. The lawsuit is still pending and is expected to proceed to trial in 2005.

      In 1993, the Illinois Department of Revenue (“IDR”) submitted a proof of claim against Envirodyne Industries, Inc. (now known as Viskase Companies, Inc.) and its subsidiaries in Bankruptcy Court, Bankruptcy Case Number 93 B 319 for alleged liability with respect to the IDR’s denial of the Company’s allegedly incorrect utilization of certain loss carry-forwards of certain of its subsidiaries. In September 2001, the Bankruptcy Court denied the IDR’s claim and determined the debtors were not responsible for 1998 and 1999 tax liabilities, interest and penalties. The IDR appealed the Bankruptcy Court’s decision to

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the United States District Court, Northern District of Illinois, Case Number 01 C 7861; and in February 2002 the district court affirmed the Bankruptcy Court’s order. IDR appealed the district court’s order to United States Court of Appeals for the Seventh Circuit, Case Number 02-1632. On January 6, 2004, the appeals court reversed the judgment of the district court and remanded the case for further proceedings. The matter is now before the Bankruptcy Court for further determination.

      In August 2001, the Department of Revenue of the Province of Quebec, Canada issued an assessment against Viskase Canada in the amount of $2.7 million (Canadian) plus interest and possible penalties. This assessment is based upon Viskase Canada’s failure to collect and remit sales tax during the period July 1, 1997 to May 31, 2001. During this period, Viskase Canada did not collect and remit sales tax in Quebec on reliance of the written advice of its outside accounting firm. Viskase Canada filed a Notice of Objection in November 2001 with supplementary submission in October 2002. The Notice of Objection found in favor of the Department of Revenue. The Company has appealed the decision. The ultimate liability for the Quebec sales tax lies with the customers of Viskase Canada during the relevant period. Viskase Canada could be required to pay the amount of the underlying sales tax prior to receiving reimbursement for such tax from its customers. The Company has, however, provided for a reserve of $0.3 million (U.S.) for interest and penalties, if any, but has not provided for a reserve for the underlying sales tax. Viskase Canada is negotiating with the Quebec Department of Ministry to avoid having to collect the sales tax from customers who will then be entitled to credit for such sales tax collected.

      During 1999 and 2000, the Company and certain of its subsidiaries and one other sausage casings manufacturer were named in ten virtually identical civil complaints filed in the United States District Court for the District of New Jersey. The District Circuit ordered all of these cases consolidated in Civil Action No. 99-5195-MLC (D.N.J.). Each complaint brought on behalf of a purported class of sausage casings customers alleges that the defendants unlawfully conspired to fix prices and allocate business in the sausage casings industry. In 2001, all of the consolidated cases were transferred to the United States District Court for the Northern District of Illinois, Eastern Division. The Company strongly denies the allegations set forth in these complaints.

      In May 2004, the Company entered into settlement agreement, without the admission of any liability (“Settlement Agreement”) with the plaintiffs. Under terms of the Settlement Agreement, the plaintiffs fully released the Company and its subsidiaries from all liabilities and claims arising from the civil action in exchange for the payment of a $0.3 million settlement amount, which amount was reserved in the December 31, 2003 financial statements.

      Under the Clean Air Act Amendments of 1990, various industries, including casings manufacturers, will be required to meet maximum achievable control technology (“MACT”) air emissions standards for certain chemicals. MACT standards applicable to all U.S. cellulosic casing manufacturers were promulgated June 11, 2002. The Company submitted extensive comments to the EPA during the public comment period. Compliance with these new rules is required by June 13, 2005, although the Company has obtained a one-year extension for both of its facilities. To date, the Company has over $2.9 million in capital expenditures, and expects to spend over $7.4 million over the next 12 months, to become compliant with MACT rules at our two U.S. extrusion facilities. Although the Company is in the process of installing the technology necessary to meet these emissions standards at our two extrusion facilities, our failure to do so, or our failure to receive a compliance extension from the regulatory agencies, could result in substantial penalties, including civil fines of up to $50,000 per facility per day or a shutdown of our U.S. extrusion operations.

      The Company is involved in these and various other legal proceedings arising out of their business and other environmental matters, none of which is expected to have a material adverse effect upon results of operations, cash flows or financial condition.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Restructuring Charge (Dollars in Millions)

      During the first quarter of 2004, the Company committed to a restructuring plan to continue to address the Company’s competitive environment. The plan resulted in a before tax charge of $0.8 million. Approximately 13% of the home office personnel were laid off due to the restructuring plan. The 2004 restructuring charge is offset by a reversal of an excess reserve of $0.1 million relating to the 2003 restructuring reserve.

      During the third and fourth quarters of 2003, the Company committed to a restructuring plan to address the industry’s competitive environment. The plan resulted in a before tax charge of $2.6 million. Approximately 2% of the Company’s worldwide workforce was laid off due to the 2003 restructuring plan. The Company reversed an excess reserve of $1.6 million of which $1.3 was Nucel® technology third party license fees that had been renegotiated. The Nucel® technology third party license fees were originally reflected in the 2000 restructuring reserve. The remaining $0.3 million represents an excess reserve for employee costs that were originally reflected in the 2002 restructuring reserve.

Restructuring Reserves

      The following table provides details of the 2004, 2003 and 2000 restructuring reserves for the period ended September 30, 2004:

	Restructuring
	Reserve as of				Restructuring
	December 31,	2004		Other	Reserve as of
	2003	Charge	Payments	Adjustments	September 30, 2004

2004 employee costs		$.8	$(.6)		$.2
2003 employee costs	$1.6		(1.3)		.3
2000 Nucel® license fees	.2				.2

Total restructuring charge	$1.8	$.8	$(1.9)		$.7

8.	New Warrants (Dollars in Thousands, Except Per Share and Per Warrant Amounts)

      On June 29, 2004, the Company issued $90,000 of 11.5% Senior Secured Notes together with the 90,000 New Warrants to purchase an aggregate of 805,230 shares of common stock of the Company. The aggregate purchase price of the 11.5% Senior Secured Notes and the 90,000 of New Warrants was $90,000. Each of the New Warrants entitles the holder to purchase 8.947 shares of the Company’s common stock at an exercise price of $.01 per share through the June 15, 2011 expiration date.

      The New Warrants were valued for accounting purposes using the Black-Scholes model. Using the Black-Scholes model, each of the New Warrants was valued at $11.117 for an aggregate fair value of the warrant issuance of $1,001.

9.	Treasury Stock (Dollars in Thousands)

      In connection with the June 29, 2004 refinancing transaction, the Company purchased 805,270 shares of its common stock from the underwriter for a purchase price of $298. The common stock has been accounted for as treasury stock. The treasury shares are being held for use in connection with any exercise of the New Warrants.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Earnings Per Share (“EPS”) (In Thousands, Except for Weighted Average Shares Outstanding)

      Following are the reconciliations of the numerators and denominators of the basic and diluted EPS.

	Reorganized Company
					Predecessor
	3 Months	3 Months	9 Months	April 3	Company
	Ended	Ended	Ended	through	January 1
	September 30,	September 30,	September 30,	September 30,	through
	2004	2003	2004	2003	April 2, 2003

NUMERATOR:
Income (loss) available to common stockholders:
Net income (loss)	$2,000	$(1,295)	$(15,103)	$(465)	$151,873

Net income (loss) available to common stockholders for basic and diluted EPS	$2,000	$(1,295)	$(15,103)	$(465)	$151,873

DENOMINATOR:
Weighted average shares outstanding for basic EPS	9,864,783	10,670,053	10,393,792	10,670,053	15,314,553

Effect of dilutive securities	799,074

Weighted average shares outstanding for diluted EPS	10,663,857	10,670,053	10,393,792	10,670,053	15,314,553

      For the 9 months ended September 30, 2004 and for the predecessor company, common stock equivalents are excluded from the loss per share calculations as the result is antidilutive.

11.	Retirement Plans (Dollars in Thousands)

Pension contributions

      The Company paid $5,032 during the third quarter of 2004 bringing the total to $6,724 for the year; and expects to contribute an additional $237 during the remainder of the year.

Pension expense

      The Company has expensed $210 in the third quarter of 2004 and expects its pension expense to be $2,324 for the year.

Postretirement benefits

      The Company has paid $963 of net contributions during the third quarter of 2004 and expects to pay approximately $947 for the remainder of the year, totaling $3,518 for the year.

Postretirement expense

      The Company has expensed $1,399 in the third quarter of 2004 and expects its postretirement benefits expense to be $5,075 for the year.

12.	Recent Accounting Pronouncements

      In December 2003, a revised version of FIN 46 (“Revised FIN 46”) was issued by the FASB. The revisions clarify some requirements, ease some implementation problems, add new scope exceptions, and add applicability judgments. Revised FIN 46 is required to be adopted by most public companies no later

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

than March 31, 2004. The Company believes that the adoption of Revised FIN 46 will not have a material impact on the Company’s results of operations or financial position.

      In December 2003, The FASB issued SFAS No. 132, “Employers’ Disclosures About Pensions and Other Postretirement Benefits — an Amendment of FASB Statements No. 87, 88, and 106.” The statement was developed in response to concerns expressed by users of financial statements regarding more information about pension plan assets, obligations, benefit payments, contributions and net benefit cost. Disclosures about postretirement benefits other than pensions are required. All new provisions for domestic plans are effective for fiscal years ending after December 15, 2003. Foreign and non-public entities disclosures are required effective for fiscal years ending after June 15, 2004. The Company has adopted the standard for the year 2004.

      On December 17, 2003, the Staff of Securities and Exchange Commission (“SEC” or the “Staff”) issued Staff Accounting Bulletin (“SAB”) 104, “Revenue Recognition,” which amends SAB 101, “Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF No. 00-21. Additionally, SAB 104 rescinds the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” (the “FAQ”) issued with SAB 101 (that had been codified in SEC Topic 13, “Revenue Recognition”). Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF No. 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company’s results of operations or financial position.

13.	Business Segment Information and Geographic Area Information (Dollars in Thousands)

      The Company primarily manufactures and sells cellulosic food casings. The Company’s operations are primarily in North America, South America and Europe. Intercompany sales and charges (including royalties) have been reflected as appropriate in the following information. Certain items are maintained at the Company’s corporate headquarters and are not allocated to the segments. They include most of the Company’s debt and related interest expense and income tax benefits.

VISKASE COMPANIES, INC. AND SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table shows our net sales, operating (loss) income, identifiable assets and U.S. export sales by geographic region for the third quarter of 2004 and for the comparable prior year period (in millions):

	Predecessor
	Company
		Reorganized Company
	January 1
	Through	April 3 Through	January 1 Through
	April 2, 2003	September 30, 2003	September 30, 2004

Net Sales
United States	$29.5	$64.8	$98.4
Canada	—	—	—
South America	1.6	4.0	5.8
Europe	17.9	42.3	63.6
Other and eliminations	(3.6)	(8.0)	(13.4)

Total	$45.4	$101.1	$154.4

Operating (loss) income
United States	$(1.4)	$5.3	$10.3
Canada	(0.1)	(0.4)	(0.5)
South America	(0.2)	(0.4)	(0.7)
Europe	(0.3)	(0.4)	(0.7)
Other and eliminations	—	—	—

Total	$(2.0)	$4.1	$8.4

Identifiable Assets
United States	$115.0	$162.7	$111.6
Canada	0.8	0.8	0.6
South America	8.9	7.5	7.5
Europe	75.6	82.5	83.8
Other and eliminations	—	—	—

Total	$200.3	$253.5	$203.5

14.	Subsequent Events

      The Company will terminate postretirement medical benefits as of December 31, 2004 for all active employees and retirees in the United States who are not covered by a collective bargaining agreement. It is estimated that said termination will result in a projected $35 million reduction in the unfunded postretirement liability included in “Accrued Employee Benefits” on the Consolidated Balance Sheets.

3,673,235 Shares of Common Stock

PROSPECTUS

          ●          , 2004

        Until        ●       (90 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the registrant. The table does not include any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in disposing of the securities. All amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount

SEC Registration Fee	$1,400
Printing and Engraving Expenses	20,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	10,000
Transfer Agent and Registrar Fees	3,600
Miscellaneous Expenses	5,000

Total Expenses	90,000

Item 14.	Indemnification of Directors and Officers.

General Corporation Law

      The Company is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, a Delaware corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Certificate of Incorporation and Bylaws

      The Company’s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

Liability Insurance

      The Company’s directors and officers are covered under directors’ and officers’ liability insurance policies maintained by us with coverage up to $5.0 million.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

      During the three years preceding the filing of this registration statement, we have issued and sold the following securities without registration under the Securities Act:

      On April 3, 2003, the Company consummated its prepackaged Chapter 11 bankruptcy plan, which had previously been confirmed by order of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. The holders of the Company’s outstanding $163,060,000 of 10.25% Notes due 2001 (“Old Senior Notes”) received a pro rata share of $60,000,000 face value of 8% Senior Subordinated Notes due December 1, 2008 (“8% Senior Notes”), and 10,340,000 shares of new common stock (“New Common Stock”) issued by the Company on a basis of $367.96271 principal amount of 8% Senior Notes and 63.4122 shares of New Common Stock for each one thousand dollar ($1,000) principal amount of Old Senior Notes. The New Common Stock was issued under Section 1145 of the Bankruptcy Code, which exempts the original issuance of securities, as well as the other securities described below, under a plan of reorganization (as well as subsequent distributions by the distribution agent) from registration under the Securities Act and state securities laws.

      The 8% Senior Notes bear interest at a stated rate of 8% per year, and accrue interest from December 1, 2001, payable semi-annually (except annually with respect to year four and quarterly with respect to year five), with interest payable in the form of 8% Senior Notes (paid-in-kind) for the first three years. The first interest payment date on the 8% Senior Notes was June 30, 2003 (paid-in-kind). Interest for years four and five will be payable in cash to the extent of available cash flow, as defined, and the balance in the form of 8% Senior Notes (paid-in-kind). Thereafter, interest will be payable in cash. The 8% Senior Notes mature on December 1, 2008, with an accreted value of approximately $88,894,000, assuming interest in the first five years is paid in the form of 8% Senior Notes (paid-in-kind). On June 29, 2004, we purchased $55.5 million aggregate principal amount of the outstanding 8% Senior Notes. Following our repurchase of $55.5 million principal amount 8% Senior Notes at a price of 90% of the aggregate principal amount thereof, the accreted value of the 8% Senior Notes at their maturity will be approximately $18.7 million.

      Shares of the Company’s old common stock (“Old Common Stock”) were canceled pursuant to the Plan. In addition, the Company’s stockholder rights plan was terminated pursuant to the prepackaged plan. Holders of the Old Common Stock received a pro rata share of 306,291 warrants (“2010 Warrants”) to purchase shares of New Common Stock. The 2010 Warrants have a seven year term expiring on April 2, 2010, and an exercise price of $10.00 per share. Under the restructuring, 660,000 shares of Restricted Stock were authorized for Company management and employees under a new Restricted Stock Plan. Any such shares that are issued are subject to a vesting schedule with acceleration upon the occurrence of certain events.

      On June 29, 2004, the Company completed the private offering of 90,000 units (the “Units”) consisting of $90,000,000 aggregate principal amount of 11.5% Senior Secured Notes due 2011 and 90,000 common stock purchase warrants to purchase 8.947 shares of New Common Stock (the “Warrants”). The Company originally sold the Units to Jefferies & Company, Inc., the initial purchaser, under the terms of a purchase agreement dated June 17, 2004. The initial purchaser subsequently resold the Units to qualified institutional buyers in reliance on Rule 144A and Regulation S under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

      The exhibits listed below in the “Index to Exhibits” are part of this Registration Statement on Form S-1 and are numbered in accordance with Item 601 of Regulation S-K.

      All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17.	Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by section 10(a)(3) of the Securities Act;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Viskase Companies, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willowbrook, State of Illinois on December 27, 2004.

VISKASE COMPANIES, INC.

By:	/s/ GORDON S. DONOVAN

Gordon S. Donovan
Vice President and Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert L. Weisman and Gordon S. Donovan as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * *

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

Signature	Title

/s/ ROBERT L. WEISMAN Robert L. Weisman	President and Chief Executive Officer (principal executive officer)

/s/ GORDON S. DONOVAN Gordon S. Donovan	Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ VINCENT J. INTRIERI Vincent J. Intrieri	Chairman of the Board, Director

/s/ EUGENE I. DAVIS Eugene I. Davis	Director

/s/ THOMAS S. HYLAND Thomas S. Hyland	Director

Signature	Title

/s/ JAMES L. NELSON James L. Nelson	Director

/s/ JON F. WEBER Jon F. Weber	Director

INDEX TO EXHIBITS

Exhibit No	Document

3.1	Amended and Restated Certificate of Incorporation of Viskase Companies, Inc. (the “Company”), dated April 3, 2003 (1)
3.2	Amended and Restated Bylaws of the Company(1)
4.1	Indenture, dated as of June 29, 2004, among the Company, as issuer, and LaSalle Bank National Association, as trustee and collateral agent(2)
4.2	Form of 11 1/2% Senior Secured Notes due 2011(1)
4.3	Equity Registration Rights Agreement, dated as of June 29, 2004, by and between the Company and Jefferies & Company, Inc.
4.4	Purchase Agreement, dated as of June 17, 2004, by and between the Company and Jefferies & Company, Inc.(1)
4.5	Warrant Agreement, dated as of June 29, 2004, by and between the Company and Wells Fargo Bank, National Association, as warrant agent
4.6	Registration Rights Agreement, dated as of April 15, 2003, by and among Company, High River Limited Partnership, Debt Strategies Fund, Inc. and Northeast Investors Trust
4.7	Warrant Agreement, dated as of April 3, 2003 by and between the Company and Wells Fargo Bank, National Association, as warrant agent
5.1	Opinion of Jenner & Block LLP regarding the legality of securities being offered, dated as of December 23, 2004
10.1	Loan and Security Agreement, dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc.(2)
10.2	Intellectual Property Security Agreement, dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc.(2)
10.3	Pledge Agreement (domestic), dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc.(2)
10.4	Pledge Agreement (foreign), dated as of June 29, 2004, by and between the Company and Wells Fargo Foothill, Inc.(2)
10.5	Intercreditor Agreement, dated as of June 29, 2004, by and among the Company, the Company’s subsidiaries, Wells Fargo Foothill, Inc. and LaSalle Bank National Association(1)
10.6	Indenture, dated as of April 3, 2003, among the Company, as issuer, and Wells Fargo Minnesota National Association as trustee for $60,000,000 of 8% Senior Subordinated Secured Notes due 2008(1)
10.7	First Supplemental Indenture, dated as of June 29, 2004, among the Company and Wells Fargo Bank National Association(2)
10.8	Restricted Stock Plan of the Company(1)
10.9	Management Incentive Plan of the Company for Fiscal Year 2004(2)
10.10	Parallel Envirodyne Nonqualified Thrift Plan, dated as of January 1, 1987(1)
10.11	Amendment to the Company Parallel Nonqualified Savings Plan, dated as of July 29, 1999(1)
10.12	Employment Agreement, dated as of October 4, 2004, by and between the Company and Robert L. Weisman(1)
10.13	Employment Agreement, dated November 29, 2001, by and among the Company, Viskase Corporation and Gordon S. Donovan(1)
10.14	Severance Plan of the Company, dated as of July 22, 2003(2)
10.15	Restructuring Agreement, dated as of July 15, 2002, by and among the Company, High River Limited Partnership, Debt Strategies Fund, Inc. and Northeast Investors Trust(2)
10.16	Security Agreement, dated as of June 29, 2004, by and among the Company, the Company’s Restricted Domestic Subsidiaries and LaSalle Bank National Association(2)
10.17	Intellectual Property Security Agreement, dated as of June 29, 2004, by and between the Company and LaSalle Bank National Association(2)
10.18	Pledge Agreement, dated as of June 29, 2004, by and among the Company, the Company’s Restricted Domestic Subsidiaries, and LaSalle Bank National Association(2)
16.1	Letter re: Change in Certifying Accountant, dated as of December 22, 2004
21.1	List of Subsidiaries of the Company(2)

Exhibit No	Document

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Company, dated as of December 23, 2004
23.2	Consent of Grant Thonton LLP, independent registered public accounting firm for the Company, dated as of December 22, 2004
23.3	Consent of Jenner & Block LLP, legal counsel for the Company, dated as of December 23, 2004 (included with Exhibit 5.1 filed herewith)
24.1	Powers of attorney (included on signature page)

(1)	Incorporated herein by reference to the Company’s Registration Statement on Form S-4, as filed with the Commission on October 27, 2004 (No. 333-10002).

(2)	Incorporated herein by reference to the Company’s Amendment No. 1 to the Registration Statement on Form S-4, as filed with the Commission on December 22, 2004 (No. 333-10002).